Filed Pursuant to Rule 424(b)(5)
Registration No. 333-100461

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 28, 2004

PROSPECTUS SUPPLEMENT

(To Prospectus Dated October 18, 2002)

$600,000,000

% Senior Notes due 2012

The notes will bear interest at the rate of     % per year. Interest on the notes is payable on              and              of each year, beginning on             , 2004. The notes will mature on             , 2012. We may redeem some or all of the notes at any time on or after             , 2008. The redemption prices are discussed under the caption “Description of the Notes—Redemption—Optional Redemption.” Prior to             , 2008, we may redeem the notes by paying a make-whole premium. On or before             , 2007, we may, at our option, use the net proceeds from one or more qualified equity offerings to redeem up to 35% of the aggregate principal amount of the notes originally issued at     % of their principal amount, plus accrued and unpaid interest to the redemption date. The notes will be senior obligations of our company and rank equally with all of our other unsecured senior indebtedness.

The notes will be issued only in registered form in denominations of $1,000.

Investing in the notes involves risks. See “ Risk Factors” beginning on page S-10 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public Offering Price
Underwriting Discount
Proceeds to Trial Hospitals, Inc. (before expenses)

Interest on the notes will accrue from             , 2004 to date of delivery.

The underwriters expect to deliver the notes to purchasers on or about             , 2004.

Joint Book-Running Managers

Citigroup	Credit Suisse First Boston	Goldman, Sachs & Co.

Banc of America Securities LLC	Merrill Lynch & Co.

JPMorgan	Wachovia Securities

Morgan Stanley	Scotia Capital	SunTrust Robinson Humphrey

Bear, Stearns & Co. Inc.	Lehman Brothers

Credit Lyonnais Securities (USA)	BOSC, Inc.

            , 2004

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor any underwriter or agent has authorized any other person to provide you with different or additional information or to make any representation not contained in this prospectus supplement. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor any underwriter or agent is making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should not assume the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate after the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

Prospectus Supplement

Prospectus

Forward-Looking Statements	3
Risk Factors	4
Our Company	4
Use of Proceeds	5
Ratio of Earnings to Fixed Charges	5
Adoption of Recent Accounting Pronouncement	6
Unaudited Pro Forma Condensed Combined Statements of Operations	7
General Description of Securities that We May Sell	11
Description of Common Stock	11
Description of Preferred Stock	13
Description of Depositary Shares	16
Description of Debt Securities	19
Description of Warrants	29
Description of Purchase Contracts	30
Description of Units	31
Plan of Distribution	31
Where You Can Find More Information	33
Legal Matters	34
Experts	34

S-i

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of the notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the notes. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference, on the other hand, the information in this prospectus supplement shall control.

S-ii

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, as well as information included in oral statements or other written statements made, or to be made, by us, contain, or will contain, disclosures which are “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan” or “continue.” See “Summary,” “Risk Factors,” “Business—Our Business Strategy” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These forward-looking statements are based on our current plans and expectations and are subject to a number of uncertainties and risks that could significantly affect our current plans and expectations and our future financial condition and results. These factors include, but are not limited to:

•	the highly competitive nature of the healthcare business;

•	the efforts of insurers and other payers, healthcare providers, and others to contain healthcare costs;

•	possible changes in Medicare, Medicaid and other government programs that may further limit reimbursements to healthcare providers and insurers;

•	changes in federal, state or local regulation affecting the healthcare industry;

•	the possible enactment of federal or state healthcare reform;

•	the ability to attract and retain qualified management and personnel, including physicians and nurses;

•	the departure of key executive officers from our company;

•	claims and legal actions relating to professional liabilities and other matters;

•	fluctuations in the market value of our common stock;

•	changes in accounting standards;

•	changes in general economic conditions or geo-political events;

•	future acquisitions, joint venture developments or divestitures which may result in additional charges;

•	the ability to enter into managed care provider arrangements on acceptable terms;

•	the availability and terms of capital to fund the expansion of our business;

•	changes in business strategy or development plans;

•	our ability to obtain adequate levels of general and professional liability insurance;

•	potential adverse impact of known and unknown government investigations; and

•	timeliness of reimbursement payments received under government programs.

As a consequence, current plans, anticipated actions and our future financial condition and results may differ from those expressed in any forward-looking statements made by or on behalf of our company. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein. We do not undertake any obligation to update publicly or revise any forward-looking statements.

S-iii

SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus supplement and the accompanying prospectus and may not contain all of the information that is important to you. You should carefully read this entire prospectus supplement, the accompanying prospectus and the other documents we refer to or incorporate by reference before making an investment decision. In this prospectus supplement and the accompanying prospectus, the terms “we,” “us,” “our,” “our company” and “Triad” refer to Triad Hospitals, Inc. and its subsidiaries, except where it is clear from the context that such term means only Triad Hospitals, Inc. Information regarding HCA Inc. that is included in this prospectus supplement and the accompanying prospectus is derived from reports and other information filed by HCA with the Securities and Exchange Commission.

Our Company

Who We Are

We are one of the largest publicly owned hospital companies in the United States and provide healthcare services through hospitals and ambulatory surgery centers that we own and operate in small cities and selected urban markets primarily in the southern, midwestern and western United States. Our hospital facilities include 54 general acute care hospitals and 14 ambulatory surgery centers located in the states of Alabama, Alaska, Arizona, Arkansas, California, Indiana, Louisiana, Mississippi, Nevada, New Mexico, Ohio, Oklahoma, Oregon, South Carolina, Texas and West Virginia. Included among these facilities is one hospital operated through a 50/50 joint venture that is not consolidated for financial reporting purposes, two hospitals under construction and two hospitals designated as held for sale. We are also a minority investor in three joint ventures that own seven general acute care hospitals in Georgia and Nevada. Through our wholly-owned subsidiary, Quorum Health Resources, LLC, referred to as QHR, we also provide management and consulting services to independent general acute care hospitals located throughout the United States. For the year ended December 31, 2003, we had revenues, EBITDA and net income of $3,865.9 million, $512.4 million and $95.2 million, respectively.

What We Do

Our general acute care hospitals typically provide a full range of services commonly available in hospitals, such as internal medicine, general surgery, cardiology, oncology, neurosurgery, orthopedics, obstetrics, diagnostic and emergency services. Our hospitals also generally provide outpatient and ancillary healthcare services such as outpatient surgery, laboratory, radiology, respiratory therapy, cardiology and physical therapy. Outpatient services also are provided by ambulatory surgery centers that we operate. In addition, some of our general acute care hospitals have a limited number of licensed psychiatric beds and provide psychiatric skilled nursing services.

In addition to providing capital resources and general management, we make available a variety of management services to our healthcare facilities. These services include ethics and compliance programs, national supply and equipment purchasing and leasing contracts, accounting, financial and clinical systems, governmental reimbursement assistance, information systems, legal support, personnel management, internal audit, access to regional managed care networks, resource management, and strategic and business planning.

Our Mission

Our mission is to continuously improve the quality of healthcare services provided to the communities we serve by creating an environment that fosters physician participation, recognizes the value and contributions of our employees and strives to meet the unique healthcare needs of our local communities. Our objective is to provide quality healthcare services to our communities, while simultaneously generating strong financial performance and appropriate returns to our investors, through disciplined and balanced execution of a comprehensive business strategy that reinforces both quality of care and financial strength.

Our Business Strategy

Our business strategy combines an operating strategy devoted to working with providers, employees and communities and a capital strategy devoted to investing capital in a disciplined manner into internal and external development projects that enhance patient care and provide appropriate returns to our investors. We believe our business strategy differentiates us from many peers and competitors.

Our Operating Strategy

The foundation of our operating strategy is to work cooperatively and collaboratively with physicians, communities and employees in a manner that benefits all constituents. We actively involve local providers, local community leaders and our own employees in our critical decision making in order to enhance the quality of physicians’ practices, the quality of the healthcare environment in each community and the professional satisfaction of our employees. We believe this strategy results in increased volumes, rates and operating margins and in external development opportunities with not-for-profit hospitals attracted to our operating strategy. Our collaborative operating strategy has several components:

•	Actively involve healthcare providers in decision making. We believe that working cooperatively and collaboratively with physicians to develop and maintain strong, mutually beneficial relationships with them leads to improved physician satisfaction, resource management and quality of care. We believe that this results in higher volumes, rates and operating margins and in external development opportunities. To reinforce the collaboration, we have established in each market a Physician Leadership Group, or PLG, consisting of leading physicians who practice at our local hospitals. Each PLG meets monthly with corporate and hospital management to establish local priorities and address physician concerns. A national Physician Leadership Group, consisting of representatives from the local PLGs, meets regularly with members of our corporate management to address broader corporate and national objectives. Our corporate management includes a team of experienced physicians who focus entirely on maintaining our physician relations. We also believe the PLGs generate and facilitate external development opportunities as more physicians and not-for-profit-hospitals are able to learn through physician word-of-mouth about our operating strategy of working collaboratively with providers.

Similarly, we believe that working cooperatively and collaboratively with our nurses and other employees to develop and maintain strong, mutually beneficial relationships with them leads to improved satisfaction, morale and retention of our employees, as well as better quality of care for our patients. We believe that this leads to higher patient satisfaction, volumes, rates and operating margins. In each of our markets, we have a Nursing Leadership Group, or NLG, chaired by the facility Chief Nursing Officer and comprising facility nurses who work with corporate and hospital management to establish local priorities and company-wide “best practices” for nursing care. A national Nursing Leadership Group, consisting of representatives from the local NLGs, addresses broader corporate and national objectives with members of our corporate management team. We have also created Departmental Operations Committees that address key clinical and support functions represented by specific hospital departments, including radiology, dietary and plant operations. Members, chosen for their leadership qualities demonstrated at our facilities, meet regularly to share “best practices” and other initiatives, both locally and nationally.

•

Actively involve communities in decision making.    Our community philosophy is a simple one: our stockholders own the bricks and mortar, but the hospitals effectively “belong” to the communities we serve. We seek to have each community embrace its hospital as an important local asset in order to make the facility successful. To that end, we have local Boards of Trustees consisting solely of local physicians and community leaders. We empower each local Board of Trustees with responsibilities related to strategic and capital planning and overall supervision of the quality of care provided to the community. By involving local communities in key decisions affecting their hospitals, we believe we can achieve higher volumes, rates and operating margins.

•	Actively partner with not-for-profit hospitals. An integral part of our operating strategy is to be a preferred partner for the not-for-profit hospitals that comprise approximately 85% of the nation’s acute care hospitals. For not-for-profit hospitals, we offer three alternatives for potentially improving their performance: contract management, consulting services and capital partnership. We believe that these relationships can result in attractive growth opportunities that are consistent with, and that reinforce, the other components of our business strategy.

We provide management and consulting services through our QHR subsidiary to over 200 not-for-profit hospitals in the United States. These are typically independent hospitals in rural communities which we believe benefit from the management infrastructure QHR provides, infrastructure that they might not otherwise afford on their own.

We also provide an attractive alternative to any not-for-profit hospital that needs capital. We can either buy its hospital or partner with it in a joint venture, often for the purpose of developing a new or replacement hospital for the community. We believe we often have a competitive advantage over some of our peers and competitors in buying or partnering with not-for-profit hospitals as a result of:

•	our operating strategy of working cooperatively and collaboratively with physicians, employees and communities, which appeals to many not-for-profits;

•	our QHR management subsidiary’s relationship and reputation with leading not-for-profits nationwide; and

•	our flexibility regarding shared governance and ownership with not-for-profits through joint ventures with those who prefer to retain some ownership rather than sell.

Our Capital Strategy

Our capital strategy consists of the disciplined investment of capital for routine maintenance projects as well as internal and external development projects intended to grow volumes, rates and operating margins. Except for routine maintenance projects, our capital projects are typically projected to generate a return greater than the weighted average cost of capital for that project. We are, however, willing to trade short-term returns for longer-term returns that we believe will be superior.

For existing facilities, we currently expect to spend approximately $115 to $150 million annually on routine maintenance capital expenditures for structural and cosmetic repairs at our facilities. We also identify and invest in expansion opportunities where we perceive that demand is not being adequately met due to population growth or insufficient existing healthcare services. Expansion opportunities may include adding beds, adding operating rooms or introducing specialty services in order to meet demand and decrease outmigration.

For external development, we pursue acquisition opportunities, but only selectively and opportunistically. In situations where sellers are concerned solely with obtaining the highest price, especially in an auction, we generally do not have a competitive advantage over others and thus generally do not prevail. However, in situations where sellers also place value on our collaborative culture and strategy, we believe we often have a competitive advantage and sometimes can prevail, even in an auction, and even when we may not submit the highest financial offer. We also build new hospitals, either on our own or in partnership with not-for-profit hospitals, especially in small-city markets with populations of 50,000 to 200,000 and in other markets that tend to be most receptive to our strategy of working collaboratively with providers and communities. We also build replacement facilities for existing facilities, usually by becoming a capital partner with a not-for-profit hospital that lacks capital to rebuild an old or aging facility but has a favorable clinical reputation and market position.

Our principal executive offices are located at 5800 Tennyson Parkway, Plano, Texas 75024, and our phone number is (214) 473-7000. Our corporate website address is http://www.triadhospitals.com. Information contained on our website is not part of this prospectus supplement or accompanying prospectus.

Recent Developments

Tender Offer and Consent Solicitation

On April 20, 2004, we commenced a cash tender offer to purchase any and all of the $600 million principal amount outstanding of our 8¾% Senior Notes due 2009. We also commenced a solicitation of consents to amend or eliminate substantially all of the restrictive covenants contained in the related indenture and to reduce the notice period required by the related indenture for us to redeem any 8¾% notes that remain outstanding after consummation of our tender offer. Prior to the expiration of our consent solicitation on April 28, 2004, holders of approximately 99.6% of the outstanding principal amount of our 8 3/4% notes had tendered their notes and consented to the proposed amendments to the related indenture. This offering is conditioned upon our acceptance of 8¾% notes for purchase in our tender offer. Our obligation to purchase 8¾% notes that are validly tendered pursuant to our tender offer is conditioned upon, among other things, the consummation of this offering.

Recent Operating Results

On April 20, 2004, we announced our unaudited consolidated financial results for the three months ended March 31, 2004. We reported revenues of $1.13 billion, compared to $914.1 million for the prior year three month period, EBITDA of $158.1 million, compared to $150.4 million for the prior year three month period and net income of $97.8 million, compared to $47.3 million for the prior year three month period.

On a same facility basis for the three months ended March 31, 2004 compared to the prior year period, patient revenue per adjusted admission increased 4.5%, inpatient admissions increased 5.9%, adjusted admissions increased 7.1% and inpatient surgeries increased 6.9%.

For the three months ended March 31, 2004, cash flows from operating activities were $56.2 million, we spent $103.9 million on capital expenditures and paid debt principal on our term loans of $33.2 million. At March 31, 2004, cash and cash equivalents were $92.2 million, and we had $222 million available under our $250 million revolving credit facility (which was reduced by $28 million of outstanding letters of credit). Long term debt outstanding was $1.73 billion and stockholders’ equity totaled $2.18 billion at March 31, 2004. Our allowance for doubtful accounts includes an amount beyond what our historical experience would require, in order to reflect growth in uninsured patient receivables and potential further deteriorations in the collectibility of those receivables.

A reconciliation of EBITDA to cash provided by operating activities follows (in millions). See “Selected Historical Financial Information” for more information regarding the uses of EBITDA.

	For the Three Months Ended March 31,
	2003	2004
EBITDA	$150.4	$158.1
Interest expense	(33.1)	(32.7)
Interest income	0.6	0.5
Non-cash interest expense	2.0	2.7
Deferred income tax benefit (provision)	29.4	(5.9)
Income tax provision	(30.2)	(31.2)
Provision for doubtful accounts	72.3	114.4
ESOP expense	2.1	2.4
Minority interests	2.3	2.2
Equity in earnings of affiliates	(7.2)	(5.6)
Gain on sales of assets	(1.3)	(1.0)
Non-cash stock option expense	0.1	0.2
Increase (decrease) in cash from operating assets and liabilities:
Accounts receivable	(104.3)	(163.1)
Inventories and other assets	(11.5)	2.5
Accounts payable and other current liabilities	(25.0)	2.3
Other	10.2	10.4

Cash provided by operating activities	$56.8	$56.2

For a more complete description of the terms of the notes, see “Description of the Notes.”

The Offering

Issuer	Triad Hospitals, Inc.

Notes Offered	$600,000,000 aggregate principal amount of % Senior Notes due 2012.

Maturity	, 2012.

Interest Payment Dates	and , commencing on , 2004.

Ranking	The notes will be unsecured senior indebtedness. The notes will rank senior in right of payment to any of our subordinated indebtedness and equal in right of payment with any of our existing and future senior indebtedness. In addition, the notes will be effectively subordinated to our current and future secured indebtedness, to the extent of the value of the assets securing such indebtedness, and all existing and future indebtedness and other liabilities of our subsidiaries.

As of December 31, 2003, after giving effect to the offering of the notes and the use of proceeds therefrom, we would have had approximately $1,155.3 million of senior indebtedness including $600.0 million of notes, approximately $550.7 million of secured indebtedness and approximately $4.6 million of indebtedness of our subsidiaries, excluding approximately $4.2 million of guarantees of other indebtedness of ours.

Optional Redemption	Prior to , 2008, we may redeem all or any portion of the notes at a redemption price equal to 100% of principal amount plus the Applicable Redemption Premium described in this prospectus supplement, plus accrued and unpaid interest to the redemption date. We may redeem the notes, in whole or in part, at any time on or after , 2008, at our option at the redemption prices set forth herein under the heading “Description of the Notes—Redemption—Optional Redemption,” plus accrued and unpaid interest to the redemption date.

Optional Redemption Upon Equity Offerings	On or before , 2007, we may redeem up to 35% of the notes with the net proceeds of certain equity offerings at % of the principal amount thereof, plus accrued and unpaid interest to the redemption date, if at least 65% of the aggregate principal amount of the originally issued notes remain outstanding. See “Description of the Notes—Redemption—Optional Redemption Upon Qualified Equity Offerings.”

Certain Covenants	The indenture governing the notes will contain certain covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to:

• incur additional indebtedness;

• sell assets;

• enter into certain transactions with affiliates;

• make certain restricted payments such as investments and dividends on or purchases of our capital stock; or

• merge or consolidate with or transfer all or substantially all of our assets to another entity.

Change in Control	Upon a change in control of our company, we will be required to offer to repurchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase. Our ability to repurchase the notes upon a change in control will be limited by the terms of our debt agreements. In addition, we cannot assure you that we will have the financial resources to repurchase the notes. See “Description of the Notes—Certain Covenants—Purchase of Notes upon a Change in Control.”

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $585.0 million. We intend to use all of the proceeds, together with cash on hand, to repurchase our 8 3/4% notes (including payments of accrued interest) and make related payments in connection with the amendment of the indenture governing those notes. The completion of our tender offer for our 8¾% notes is conditioned, among other things, upon the completion of this offering.

Risk Factors

An investment in the notes involves certain risks that you should carefully evaluate prior to making an investment in the notes. In particular, you should evaluate the specific risk factors under “Risk Factors” beginning on page S-10 of this prospectus supplement for a discussion of certain risks involved with an investment in the notes.

SUMMARY HISTORICAL FINANCIAL INFORMATION

We derived our summary historical financial information presented below from our historical financial statements incorporated by reference in this prospectus supplement. Historical results are not necessarily indicative of the results to be expected in the future.

The information included in this section should be read in conjunction with our selected historical financial data included elsewhere in this prospectus supplement and the historical consolidated financial statements and related notes contained in the annual reports and other information that we have filed with the Securities and Exchange Commission and that are incorporated by reference in this prospectus supplement. See “Available Information” for information on where you can obtain copies of information we have filed with the Securities and Exchange Commission. Prior years selected financial data has been restated to reflect the reclassification of two hospitals and one non-hospital entity as discontinued operations.

	As of and for the Years Ended December 31,
	1999	2000		2001		2002		2003
	(in millions, except per share and statistical data)
Summary of Operations:
Revenues	$1,255.3	$1,147.2		$2,579.1		$3,440.9		$3,865.9
Income (loss) from continuing operations (a)	(99.4)	(0.6)		3.1		140.6		99.4
Net income (loss) (a)	(95.6)	4.4		2.8		141.5		95.2

Financial Position:
Assets	$1,341.1	$1,400.5		$4,165.3		$4,381.6		$4,735.4
Long-term debt, including amounts due within one year	554.0	589.5		1,772.8		1,691.2		1,759.5
Working capital	223.9	234.4		424.3		440.5		420.1
Capital expenditures	132.7	94.4		200.6		296.6		281.1
Stockholders’ equity	559.9	573.7		1,731.5		1,954.5		2,076.3

Operating Data:
Cash flows from operating activities	$155.2	$71.6		$318.3		$358.3		$363.8
Cash flows from investing activities	$(57.7)	$(171.4)		$(1,453.1)		$(261.8)		$(436.5)
Cash flows from financing activities	$(26.6)	$35.6		$1,144.4		$(44.5)		$19.6
Number of hospitals at end of period (b)	27	26		44		46		53
Number of licensed beds at end of period (c)	3,426	3,224		7,266		7,531		8,246
Weighted average licensed beds (d)	4,449	3,336		6,086		7,388		7,652
Number of available beds at end of period (e)	2,988	2,870		6,483		6,827		7,378
Admissions (f)	136,779	117,853		223,139		273,389		286,416
Adjusted admissions (g)	226,460	202,458		379,818		467,399		491,417
Average length of stay (days) (h)	4.5	4.3		4.8		4.9		4.9

Other Data:
EBITDA (i)	$32.2	$144.3		$341.4		$533.0		$512.4

Selected Ratios:
Ratio of earnings to fixed charges (j)	—	1.2	x	1.3	x	2.5	x	2.1	x
Ratio of EBITDA to interest expense (k)	0.5	2.3		2.7		3.9		3.8
Ratio of long-term debt to EBITDA (k)	17.2	4.1		5.2		3.2		3.4

(a)	Includes charges related to impairment of long-lived assets of $69.2 million ($55.8 million after tax benefit), $8.0 million ($4.7 million after tax benefit), $23.1 million ($21.1 million after tax benefit) and $16.3 million ($10.2 million after tax benefit) for the years ended December 31, 1999, 2000, 2001 and 2003, respectively.

(b)	Number of hospitals excludes facilities designated as discontinued operations and facilities under construction. This table does not include any operating statistics for facilities designated as discontinued operations, non-consolidating joint ventures and facilities leased to others.

(c)	Licensed beds are those beds for which a facility has been granted approval to operate from the applicable state licensing agency.

(d)	Represents the average number of licensed beds, weighted based on periods owned.

(e)	Available beds are those beds that a facility actually has in use.

(f)	Represents the total number of patients admitted (in the facility for a period in excess of 23 hours) to our hospitals and is used by management and certain investors as a general measure of inpatient volume.

(g)	Adjusted admissions are used by management and certain investors as a general measure of combined inpatient and outpatient volume. Adjusted admissions are computed by multiplying admissions (inpatient volume) by the sum of gross inpatient revenue and gross outpatient revenue and then dividing the resulting amount by gross inpatient revenue. The adjusted admissions computation “adjusts” outpatient revenue to the volume measure (admissions) used to measure inpatient volume resulting in a general measure of combined inpatient and outpatient volume.

(h)	Represents the average number of days admitted patients stay in our hospitals.

(i)	EBITDA is defined as earnings before depreciation, amortization, interest expense, interest income, refinancing transaction costs, income tax provision (benefit) and loss from discontinued operations. EBITDA is commonly used by our lenders and investors to assess our leverage capacity, debt service ability and liquidity. Many of our debt agreements use EBITDA, or a modification of EBITDA, in financial covenant calculations. EBITDA is used by management to evaluate financial performance and resource allocation for each facility and for us as a whole. EBITDA should not be considered as a measure of financial performance under generally accepted accounting principles, and the items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies.

A reconciliation of EBITDA to cash provided by operating activities follows (in millions):

	For the Years Ended December 31
	1999	2000	2001	2002	2003
EBITDA	$32.2	$144.3	$341.4	$533.0	$512.4
Interest expense allocated from HCA	(22.5)	—	—		—
Interest expense	(45.1)	(62.1)	(127.6)	(136.6)	(133.8)
Interest income	2.5	4.9	1.6	1.7	2.7
Non-cash interest expense	3.3	1.0	10.3	9.0	9.4
Deferred income tax provision (benefit)	(27.3)	11.8	37.6	83.7	48.3
Income tax benefit (provision)	28.5	(8.1)	(40.5)	(93.6)	(65.6)
Provision for doubtful accounts	123.2	96.5	233.1	266.9	397.2
ESOP expense	3.7	7.1	9.3	10.8	8.5
Minority interests	8.7	9.0	7.2	14.8	8.1
Equity in (earnings) loss of affiliates	3.1	1.4	(14.5)	(21.7)	(25.4)
Gain on sales of assets	(8.6)	(7.9)	(23.1)	(4.5)	(1.4)
Impairment of long-lived assets	69.2	8.0	23.1	—	16.3
Non-cash stock option expense	—	0.9	5.6	0.4	0.4
Increase (decrease) in cash from operating assets and liabilities:
Accounts receivable	(88.3)	(109.8)	(186.4)	(326.8)	(463.9)
Inventories and other assets	14.4	(22.0)	13.3	(23.1)	(19.5)
Accounts payable and other current liabilities	56.3	(19.9)	25.0	18.2	43.9
Other	1.9	16.5	2.9	26.1	26.2

Cash provided by operating activities	$155.2	$71.6	$318.3	$358.3	$363.8

(j)	Our earnings were insufficient to cover fixed charges for the year ended December 31, 1999 by $119.2 million.

(k)	For periods in 1999 prior to our spin-off from HCA, debt and interest expense consisted primarily of intercompany debt and interest expense allocated by HCA.

RISK FACTORS

You should carefully consider the risks described in this prospectus supplement and the accompanying prospectus, in addition to the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. These risks are not the only ones facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially and adversely affect our business operations. Any of these risks could materially and adversely affect our business, financial condition or results of operations. In such cases, you may lose all or part of your investment.

Risks Relating to Our Company

Our substantial leverage could have a significant effect on our operations.

We are a highly leveraged company. At December 31, 2003, our consolidated long-term debt equaled approximately $1.8 billion. We also may draw upon a revolving line of credit in an aggregate principal amount of up to $250.0 million, and, as of December 31, 2003, there were no amounts outstanding thereunder. There were $28.7 million of letters of credit issued at December 31, 2003 that reduce amounts available under the line of credit. As of December 31, 2003, after giving effect to this offering and the use of the net proceeds therefrom, our long-term debt would have been approximately $1.8 billion. We also have the ability to incur significant amounts of additional debt, subject to the conditions imposed by the terms of our credit facility and the indentures governing our outstanding debt securities and the notes offered hereby.

Although we believe that our future operating cash flow, together with available financing arrangements, will be sufficient to fund our operating requirements, our leverage and debt service obligations could have important consequences to you, including the following:

•	The terms of our existing debt obligations contain numerous financial and other restrictive covenants which, among other things, restrict our ability to pay dividends, incur additional debt and sell assets. If we do not comply with these obligations, it may cause an event of default, which, if not cured or waived, could require us to repay the indebtedness immediately.

•	We may be more vulnerable in the event of downturns in our businesses, in our industries, in the economy generally or if the government implements further limitations on reimbursement under Medicare and Medicaid.

•	We may have difficulty obtaining additional financing at favorable interest rates to meet our requirements for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes.

•	We may be required to dedicate a substantial portion of our cash flow to the payment of principal and interest on our indebtedness, which could reduce the amount of funds available for operations.

•	Any borrowings we may make at variable interest rates leave us vulnerable to increases in interest rates generally.

A significant portion of our revenues is dependent on Medicare and Medicaid payments, and possible reductions in Medicare or Medicaid payments or the implementation of other measures to reduce reimbursements may reduce our revenues.

A significant portion of our revenues is derived from the Medicare and Medicaid programs, which are highly regulated and subject to frequent and substantial changes. We derived approximately 36.4% of our revenues from the Medicare and Medicaid programs for the year ended December 31, 2003. Legislative changes, including those enacted as part of the Balanced Budget Act of 1997, have resulted in limitations on, and reduced levels of payment and reimbursement for, a substantial portion of hospital procedures and costs.

The Balanced Budget Act of 1997, also referred to as BBA, included significant reductions in spending levels for the Medicare and Medicaid programs by:

•	adopting rate reductions for inpatient and outpatient hospital services;

•	establishing a prospective payment system, or PPS, for hospital outpatient services, skilled nursing facilities and home health agencies under Medicare; and

•	repealing the federal payment standard, referred to as the Boren Amendment, for hospitals and nursing facilities under Medicaid.

Certain rate reductions resulting from BBA are being mitigated by the Balanced Budget Refinement Act of 1999 and the Benefits Improvement Protection Act of 2000, or BIPA. Nonetheless, BBA significantly changed the method and amounts of payment under the Medicare and Medicaid programs. A number of states have adopted or are considering legislation designed to reduce their Medicaid expenditures and to provide universal coverage and additional care, including enrolling Medicaid recipients in managed care programs and imposing additional taxes on hospitals to help finance or expand the states’ Medicaid systems. We believe that hospital operating margins have been, and may continue to be, under significant pressure because of deterioration in pricing flexibility and payer mix, and growth in operating expenses in excess of the increase in prospective payments under the Medicare program.

Future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs may have a material adverse effect on our business, financial condition, results of operations or prospects.

Our revenue and profitability may be constrained by future cost containment initiatives undertaken by purchasers of healthcare services.

The competitive position of our hospitals is also affected by the increasing number of initiatives undertaken during the past several years by major purchasers of healthcare, including federal and state governments, insurance companies and employers, to revise payment methodologies and monitor healthcare expenditures in order to contain healthcare costs. As a result of these initiatives, managed care organizations offering prepaid and discounted medical services packages represent an increasing portion of our admissions, which may result in reduced hospital revenue growth. In addition, private payers increasingly are attempting to control healthcare costs through direct contracting with hospitals to provide services on a discounted basis, increased utilization review and greater enrollment in managed care programs such as health maintenance organizations and preferred provider organizations, referred to as HMOs and PPOs, respectively. If we are unable to contain costs through increased operational efficiencies and the trend among purchasers of healthcare toward containing reimbursements and payments continues, our results of operations and cash flow will be adversely affected.

We conduct business in a heavily regulated industry; changes in or violations of regulations may result in increased costs or sanctions that could reduce our revenue and profitability.

General

The healthcare industry is subject to extensive federal, state and local laws and regulations relating to:

•	licensure;

•	conduct of operations;

•	ownership of facilities;

•	addition of facilities and services;

•	confidentiality, maintenance and security issues associated with medical records;

•	billing for services; and

•	prices for services.

These laws and regulations are extremely complex. In many instances, the industry does not have the benefit of significant regulatory or judicial interpretation of these laws and regulations, in particular, Medicare and Medicaid anti-fraud and abuse amendments, codified under section 1128B(b) of the Social Security Act and known as the “Anti-Kickback Statute.” This law prohibits providers and others from soliciting, receiving, offering or paying, directly or indirectly, any remuneration intended to induce referrals of patients to receive goods or services reimbursable under Medicare, Medicaid and other federal healthcare programs.

As authorized by Congress, the United States Department of Health and Human Services, or HHS, has issued regulations that outline categories of activities that are deemed protected from prosecution under the Anti-Kickback Statute. The fact that a given business arrangement does not fall within one of these “safe harbor” provisions does not render the arrangement illegal under the Anti-Kickback Statute. However, business arrangements of healthcare service providers that fail to satisfy the applicable safe harbor criteria risk increased scrutiny by enforcement authorities.

We have a variety of financial relationships with physicians who refer patients to our hospitals. We have contracts with physicians providing services under a variety of financial arrangements such as employment contracts, leases and professional service agreements. We also provide financial incentives, including loans and minimum revenue guarantees, to recruit physicians into the communities served by our hospitals. Several of the freestanding surgery centers affiliated with us have physician investors. In several of our locations, physicians have acquired ownership interests in hospitals and other healthcare providers in which we own a majority interest. Some of our arrangements with our physicians do not expressly meet the requirements for safe harbor protection. We cannot assure you that regulatory authorities that enforce the Anti-Kickback Statute will not determine that any of these arrangements violate the Anti-Kickback Statute or other federal or state laws. A determination that we have violated the Anti-Kickback laws or other federal laws could subject us to liability under the Social Security Act, including:

•	criminal penalties;

•	civil sanctions, including civil monetary penalties; and

•	exclusion from participation in government programs such as Medicare and Medicaid or other federal healthcare programs.

Fraud and Abuse; Self-Referral Legislation

The Health Insurance Portability and Accountability Act of 1996, known as HIPAA, broadens the scope of the fraud and abuse laws to include all healthcare services, whether or not they are reimbursed under a federal program, and creates new enforcement mechanisms to combat fraud and abuse, including an incentive program under which individuals can receive up to $1,000 for providing information on Medicare fraud and abuse that leads to the recovery of at least $100 of Medicare funds.

In addition, the portion of the Social Security Act commonly known as the “Stark Law” prohibits physicians from referring Medicare and Medicaid patients to providers of designated health services if the physician or a member of his or her immediate family has an ownership interest in or compensation arrangements with that provider. There are exceptions to the Stark Law for physicians maintaining an ownership interest in an entire hospital or surgery center, employment agreements, leases, physician recruitment and certain other physician arrangements. On January 4, 2001, the Centers for Medicare and Medicaid Services, referred to as CMS, formerly known as the Healthcare Financing Administration, issued final regulations subject to comment intended to clarify parts of the Stark Law and some of the exceptions to it. These regulations are considered Phase I of a two-phase process. Phase I of the regulations became effective on January 4, 2002, or in the case of some of the provisions relating to home health agencies, became effective on April 5, 2001. Phase II of the regulations was published on March 25, 2004, CMS will take comments through June 24, 2004 and the regulations will become effective on July 26, 2004. We cannot predict the final form that these regulations will take or the effect that the final regulations will have on us. Therefore, our physician arrangements may ultimately be found not to be in compliance with the Stark Law.

Many of the states in which we operate have adopted Anti-Kickback and physician self-referral legislation, some of which extends beyond the scope of the federal law to prohibit the payment or receipt of remuneration for the referral of patients and physician self-referrals, regardless of the source of payment for the care. These statutes typically provide criminal and civil penalties as well as loss of licensure. Little precedent exists for the interpretation or enforcement of these laws. Both federal and state government agencies have announced heightened and coordinated civil and criminal enforcement efforts. In addition, the Office of the Inspector General of HHS and the Department of Justice regularly identify suspected areas of abuse for enforcement focus.

HIPAA

Another set of laws that may impact our operations concern the Administrative Simplification Provisions of HIPAA, which require the use of uniform electronic data transmission standards for healthcare claims and payment transactions submitted or received electronically. On August 17, 2000, CMS published final regulations establishing electronic data transmission standards that all healthcare providers must use when submitting or receiving certain healthcare transactions electronically. We obtained an extension for compliance with these regulations and, as of October 16, 2003, the date set for compliance, we are in compliance.

In December 2000, CMS acting under HIPAA released final regulations, which required compliance by April 2003, relating to the adoption of standards to protect the privacy of health-related information. These privacy regulations extensively regulate the use and disclosure of individually identifiable health-related information. CMS has also promulgated final regulations under HIPAA establishing standards to protect the security of health-related information. These regulations were published in February 2003 and require compliance by April 2005. They require health care providers to implement organizational and technical practices to protect the security of electronically maintained or transmitted health-related information. The privacy regulations and the security regulations, when they become effective, could impose significant costs on us in order to comply with these standards. Violations of the regulations could result in civil penalties of up to $25,000 per type of violation in each calendar year and criminal penalties of up to $250,000 per violation. In addition, our facilities will continue to remain subject to any state laws that are more restrictive than the regulations issued under HIPAA, which vary by state and could impose additional penalties.

Federal and state governmental agencies have recently undertaken enforcement initiatives in the areas of cost reporting and billing practices including, in particular, a focus on Medicare outlier payments.

Government officials responsible for enforcing healthcare laws could assert that we, or any of the transactions in which we are involved, are in violation of these laws. It is also possible that the courts could ultimately interpret these laws in a manner that is different from our interpretations. A determination that we have violated these laws, or the public announcement that we are being investigated for possible violations of these laws, could have a material adverse effect on our business, financial condition, results of operations or prospects and our business reputation could suffer significantly.

Certificate of Need Laws

Some states require prior approval for the purchase of major medical equipment or the purchase, construction, expansion, sale or closure of healthcare facilities, based upon a determination of need for additional or expanded healthcare facilities or services. The governmental determinations, embodied in Certificates of Need, known as CONs, may be required for capital expenditures exceeding a prescribed amount, changes in bed capacity or services and certain other matters. Seven states in which we currently own hospitals, Alabama, Alaska, Mississippi, Ohio, Oregon, South Carolina and West Virginia, have CON laws affecting acute care hospital services. We cannot predict whether we will be able to obtain required CONs in the future. Any failure to obtain any required CONs may impair our ability to expand our operations or operate profitably.

The laws, rules and regulations described above are complex and subject to interpretation. In the event of a determination that we are in violation of any of these laws, rules or regulations, or if further changes in the regulatory framework occur, our results of operations could be significantly harmed.

We have experienced a deterioration in the collectibility of our uninsured accounts receivable, resulting in an increase in our allowance for doubtful accounts, and we may continue to experience such deterioration in the future.

We record our accounts receivable at the estimated net realizable amount, and maintain allowances for doubtful accounts for estimated losses resulting from payers’ inability to make payments on accounts. We estimate these allowances based on historical net write offs of uncollectible accounts and other factors. Our operating results for the year ended December 31, 2003 reflect a $63.9 million pre-tax increase in our allowance for doubtful accounts. This increase reflects growth in our uninsured receivables and deterioration in the collectibility of those uninsured receivables. We believe that these trends have resulted from weak economic conditions and rising health care costs, and we may continue to have greater amounts of uninsured receivables in the future. If the collectibility of our uninsured receivables continues to deteriorate, further increases in our allowance for doubtful accounts may be required, which could materially adversely impact our operating results and financial condition.

Our future success depends on our ability to maintain good relationships with the physicians at our hospitals.

Because physicians generally direct the majority of hospital admissions, our success has been, in part, dependent upon the number and quality of physicians on our hospitals’ medical staff, the admissions practices of the physicians at our hospitals and our ability to maintain good relations with our physicians. Physicians are generally not employees of the hospitals at which they practice and, in many of the markets that we serve, most physicians have admitting privileges at other hospitals in addition to our hospitals. If we are unable to successfully maintain good relationships with physicians, our hospitals’ admissions may decrease and our operating performance may decline.

Our revenues are heavily concentrated in Texas, Indiana, Alabama and Arkansas, which makes us particularly sensitive to economic and other changes in these states.

For the year ended December 31, 2003, our:

•	Texas facilities generated approximately 21.3% of revenues, 16.0% of EBITDA and (6.7)% of income before income tax provision;

•	Indiana facilities generated approximately 14.5% of revenues, 28.0% of EBITDA and 38.7% of income before income tax provision; and

•	Alabama facilities generated approximately 11.2% of revenues, 13.6% of EBITDA and 5.2% of income before income tax provision.

After giving pro forma effect to our acquisition of four hospitals in Arkansas in December 2003, approximately 11.6% of our revenues, 1.6% of our EBITDA and (17.8)% of our income before income tax provision for the year ended December 31, 2003 would have been generated by our Arkansas facilities.

Accordingly, any change in the current demographic, economic, competitive or regulatory conditions in Texas, Indiana, Alabama or Arkansas could have a material adverse effect on our business, financial condition, results of operations or prospects.

We depend heavily on our senior and local management personnel, and the loss of the services of one or more of our key senior management personnel or key local management personnel could weaken our management team and our ability to deliver healthcare services efficiently.

We are dependent upon the services and management experience of James D. Shelton and other of our executive officers. If Mr. Shelton or any of our other executive officers were to resign their positions or otherwise be unable to serve, our management could be weakened and our operating results could be adversely affected. In addition, our success depends on our ability to attract and retain local managers at our hospitals and related facilities, the ability of our officers and key employees to manage growth successfully and our ability to attract and retain skilled employees. If we are unable to attract and retain local management, our operating performance could decline.

Our success depends on our ability to attract and retain qualified healthcare professionals, and a shortage of qualified healthcare professionals in certain markets could weaken our ability to deliver healthcare services efficiently.

In addition to the physicians and management personnel whom we employ, our operations are dependent on the efforts, ability and experience of our other healthcare professionals, such as nurses, pharmacists and lab technicians. Nurses, pharmacists, lab technicians and other healthcare professionals are generally employees of our company. Our future success will be influenced by our ability to attract and retain these skilled employees. A shortage of healthcare professionals in certain markets, the loss of some or all of our key employees, or the inability to attract and retain sufficient numbers of qualified healthcare professionals could cause our operating performance to decline.

We rely on the information systems provided to us by HCA and our operations could suffer if our access to these systems is interrupted.

Since our spin-off from HCA, HCA continues to provide various information systems support services to us on a contractual basis. Our business depends significantly on effective information systems to process clinical and financial information. Under a contract with a term that expires in May 2008, HCA’s wholly-owned subsidiary, Columbia Information Services, Inc., provides financial, clinical, patient accounting and network information services to us. The contract can be terminated prior to May 2008 in the event of bankruptcy or if either party fails to cure a breach within a specified notice period. If our access to these systems is limited or we fail to develop independent systems in the future, our operations could suffer. Moreover, as new information systems are developed, we must integrate them into our existing system. Our inability to successfully integrate new information systems could cause our operations to suffer.

We face intense competition from other hospitals and healthcare providers which may result in a decline in our revenues, profitability and market share.

The healthcare business is highly competitive and competition among hospitals and other healthcare providers for patients has intensified in recent years. In some cases, competing hospitals are more established than our hospitals. Certain of these competing facilities, particularly in urban markets, offer services, including extensive medical research and medical education programs, which are not offered by our facilities. Some of the hospitals that compete with ours are owned or operated by tax-supported governmental bodies or by private not-for-profit entities supported by endowments and charitable contributions which can finance capital expenditures on a tax-exempt basis and are exempt from sales, property and income taxes. In some of these markets, we also face competition from other providers such as outpatient surgery, orthopedic, oncology and diagnostic centers.

Although some of our hospitals operate in geographic areas where they are currently the sole provider of general acute care hospital services in their communities, these hospitals also face competition from other hospitals, including larger tertiary care centers. Despite the fact that these competing hospitals may be as far as 30 to 50 miles away, patients in these markets increasingly may migrate to these competing facilities as a result of local physician referrals, managed care plan incentives or personal choice.

Our healthcare consulting business competes in a fragmented industry for the small percentage of hospitals managed by hospital management companies. Competitors include large, national firms such as the national accounting firms, specialized healthcare firms, and numerous independent practitioners. Furthermore, some hospitals choose to obtain management services from the many large, tertiary care facilities that create referral networks with smaller surrounding hospitals. As a result, hospitals have various alternatives to the management services currently offered by us.

The intense competition we face from other healthcare providers and other firms may result in a decline in our revenues, profitability and market share.

We may have difficulty in implementing our business strategy of growth through acquisitions and joint ventures and we may have difficulty effectively integrating future acquisitions and joint ventures into our ongoing operations. We also may have difficulty acquiring hospitals from not-for-profit entities due to increased regulatory scrutiny.

One element of our business strategy is expansion through the acquisition of acute care hospitals or the formation of joint ventures in selected markets. The competition to acquire hospitals and form joint ventures in the markets that we target is significant, and we may not be able to consummate suitable transactions on terms favorable to us if other healthcare companies, including those with greater financial resources than ours, are competing for the same target businesses. In order to consummate future acquisitions or joint ventures, we may be required to incur or assume additional indebtedness. We may not be able to obtain financing, if necessary, for any acquisitions or joint ventures that we might make or we may be required to borrow at higher rates and on less favorable terms. Additionally, we may not be able to effectively integrate the facilities that we acquire with our ongoing operations.

Acquired businesses may have unknown or contingent liabilities, including liabilities for failure to comply with healthcare laws and regulations. Although we have policies to conform the practices of acquired facilities to our standards, and generally will seek indemnification from prospective sellers covering these matters, we may become liable for past activities of acquired businesses.

Many states have enacted or are considering enacting laws affecting sales, leases or other transactions in which control of not-for-profit hospitals is acquired by for-profit entities. These laws, in general, include provisions relating to state attorney general approval, advance notification and community involvement. In addition, state attorneys general in states without specific legislation governing these transactions may exercise authority based upon charitable trust and other existing law. The increased legal and regulatory review of these transactions involving the change of control of not-for-profit entities may increase the costs required, or limit our ability, to acquire not-for-profit hospitals and may affect our ability to exercise existing purchase options for hospitals under hospital lease arrangements.

We may be subject to liabilities because of litigation and investigations that could have a material adverse effect on our operations.

HCA Litigation and Investigations

HCA was the subject of governmental investigations and litigation relating to the business practices of HCA and its subsidiaries, including subsidiaries that, prior to our spin-off from HCA, owned facilities now owned by

us. These investigations were concluded through a series of agreements executed in 2000 and 2003. HCA remains a defendant in qui tam actions on behalf of the United States alleging, in general, submission of improper claims to the government for reimbursement. The lawsuits seek three times the amount of damages caused to the United States by the submission of any Medicare or Medicaid false claims presented by the defendants to the federal government, civil damages of not less than $5,500 nor more than $11,000 for each such Medicare or Medicaid claim, attorneys’ fees and costs. HCA has disclosed that of the original 30 qui tam actions, the U.S. Department of Justice, or DOJ, intervened in eight actions that were settled in June 2003. The settlement agreement does not affect qui tam cases in which the government has not intervened. HCA also has previously disclosed that it is aware of additional qui tam actions that remain under seal and believes that there may be other sealed qui tam cases of which it is unaware. HCA also is the subject of a formal order of investigation by the Commission. HCA understands that the Commission’s investigation includes the anti-fraud, insider trading, periodic reporting and internal accounting control provisions of the federal securities laws.

We are unable to predict the effect or outcome of the ongoing Commission investigation or qui tam actions, or whether any additional investigations or litigation will be commenced. In connection with our spin-off from HCA on May 11, 1999, we entered into a distribution agreement with HCA. The terms of the distribution agreement provide that HCA will indemnify us for any losses (other than consequential damages) which we may incur as a result of the proceedings described above. HCA has also agreed to indemnify us for any losses (other than consequential damages) which we may incur as a result of proceedings which may be commenced by government authorities or by private parties in the future that arise from acts, practices or omissions engaged in prior to the date of the spin-off and that relate to the proceedings described above. HCA has also agreed that, in the event that any hospital owned by us at the time of the spin-off is permanently excluded from participation in the Medicare and Medicaid programs as a result of the proceedings described above, then HCA will make a cash payment to us, in an amount (if positive) equal to five times the excluded hospital’s 1998 income from continuing operations before depreciation and amortization, interest expense, management fees, impairment of long-lived assets, minority interests and income taxes, as set forth on a schedule to the distribution agreement, less the net proceeds of the sale or other disposition of the excluded hospital.

HCA will not indemnify us under the spin-off distribution agreement for losses relating to any acts, practices and omissions engaged in by us after the spin-off date, whether or not we are indemnified for similar acts, practices and omissions occurring prior to the spin-off date. HCA also will not indemnify us under the spin-off distribution agreement for similar qui tam litigation, governmental investigations and other actions to which Quorum Health Group, Inc. was subject, some of which are described below. If indemnified matters were asserted successfully against us or any of our facilities, and HCA failed to meet its indemnification obligations, then this event could have a material adverse effect on our business, financial condition, results of operations or prospects. The extent to which we may or may not continue to be affected by the investigations of HCA and the initiation of additional investigations, if any, cannot be predicted. These matters could have a material adverse effect on our business, financial condition, results of operations or prospects.

Quorum Litigation and Investigations

Prior to our merger with Quorum, Quorum and its subsidiaries were named as defendants in several qui tam lawsuits by or on behalf of the United States alleging submission of false claims for reimbursement and improper allocation of costs within the company. These lawsuits were settled in exchange for monetary payments and execution of a corporate integrity agreement, which has been replaced by the corporate integrity agreement we entered into in November 2001.

As a result of its ongoing discussions with the government prior to the merger, Quorum learned of two additional unrelated qui tam complaints against it alleging violations of the False Claims Act for claims allegedly submitted to the government involving one owned and two managed hospitals. Quorum accrued the estimated liability for these items prior to the merger. The matter involving the owned hospital has been settled and the matter involving the two managed hospitals remains under seal. With respect to the matter involving the two managed hospitals, the government requested that Quorum conduct a self audit with respect to one Medicare cost report for one managed hospital and three other specific issues. The government has stated that it intends to investigate certain other allegations.

On September 9, 2003, we were served with a qui tam complaint alleging, among other things, the submission of false claims for reimbursement and improper allocation of costs at a hospital in Mississippi managed by QHR, which is named as an additional defendant. The federal government has apparently elected not to intervene in the case and the complaint was recently unsealed. While we intend to vigorously defend this matter, we are not yet able to form a view as to any probable liability for any of the claims alleged in the complaint.

Neither our merger agreement with Quorum nor the distribution agreement entered into with HCA in connection with our spin-off will provide indemnification to us in respect of the Quorum litigation and investigations described above. If we incur material liabilities as a result of other qui tam litigation or governmental investigation, these matters could have a material adverse effect on our business, financial condition, results of operations or prospects.

At this time we cannot predict the final effect or outcome of the ongoing investigations or qui tam action. If violations of federal or state laws relating to Medicare, Medicaid or other government programs are found, then we may be required to pay substantial fines and civil and criminal damages and also may be excluded from participation in the Medicare and Medicaid programs and other government programs. Similarly, the amount of damages sought in the qui tam actions or in the future may be substantial. We could be subject to substantial costs resulting from defending, or from an adverse outcome in, any current or future investigations, administrative proceedings or litigation. In an effort to resolve one or more of these matters, we may choose to negotiate a settlement. Amounts paid to settle any of these matters may be material. Agreements entered into as a apart of any settlement could also materially adversely affect us. Any current or future investigations or actions could have a material adverse effect on our results of operations or financial position.

We from time to time may be the subject of additional investigations or a party to additional litigation which alleges violations of law. We may not know about those investigations, or about qui tam actions filed against us unless and to the extent such are unsealed. If any of those matters were successfully asserted against us, there could be a material adverse effect on our business, financial position, results of operations or prospects.

If we fail to comply with our corporate integrity agreement, we could be required to pay significant monetary penalties.

On November 1, 2001, we entered into a five-year corporate integrity agreement with the Office of the Inspector General and agreed to maintain our compliance program in accordance with the corporate integrity agreement. This obligation could result in greater scrutiny by regulatory authorities. Violations of the integrity agreement could subject our hospitals to substantial monetary penalties. Complying with the corporate integrity agreement may impose expensive and burdensome requirements on certain operations which could have a material adverse impact on us.

We may be subject to liabilities because of claims arising from our hospital management activities.

We may be subject to liabilities from the activities or omissions of the employees of hospitals we manage or our employees in connection with the management of such hospitals. Recently, we and other hospital management companies have been subject to complaints alleging that these companies violated laws on behalf of hospitals they managed. In some cases, plaintiffs brought actions against the management company instead of, or in addition to, their individually managed hospital clients for these violations. Our hospital management contracts generally require the hospitals we manage to indemnify us against certain claims and maintain specified amounts of insurance. However, our managed hospitals or other third parties may not indemnify us against losses we incur arising out of the activities or omissions of the employees of the hospitals we manage. If we are held liable for amounts exceeding the limits of insurance coverage or for claims outside the scope of that coverage or any indemnity, or if any indemnity agreement is determined to be unenforceable, then any such liability could adversely affect our business, results of operations and financial condition.

We may be subject to general liabilities or liabilities because of claims brought against our owned and leased hospitals, and we are experiencing rising malpractice insurance premiums.

In recent years, plaintiffs have brought actions against hospitals and other healthcare providers, alleging malpractice, product liability or other legal theories. Many of these actions involved large claims and significant defense costs. We maintain professional malpractice liability and general liability insurance coverage to cover claims arising out of the operations of our owned and leased hospitals. Some of the claims, however, could exceed the scope of the coverage in effect or coverage of particular claims could be denied. While our professional and other liability insurance has been adequate in the past to provide for liability claims, such insurance may not be available for us to maintain adequate levels of insurance. Moreover, healthcare providers in our industry are experiencing significant increases in the premiums for malpractice insurance, and it is anticipated that such costs may continue to rise. Malpractice insurance coverage may not continue to be available at a cost allowing us to maintain adequate levels of insurance with acceptable deductible amounts. In addition, because of the significant increase in medical malpractice insurance premiums in certain states, we may encounter difficulty recruiting and retaining physicians.

In addition, we self-insure portions of our workers compensation, health insurance, and general and professional liability insurance coverage and maintain excess loss policies. The liabilities estimated for these self-insured portions are based on actuarially determined estimates which are determined based on a number of factors including amount and timing of historical payments, severity of individual cases and anticipated volume of services provided. The amounts of any ultimate actual payments for workers compensation and general and professional liability risks may not become known for several years after incurrence. Moreover, any factors changing the underlying data used in determining these estimates would result in revisions to the liabilities which could result in a decrease in income.

We could incur substantial liability if our spin-off from HCA was found to be taxable.

On March 30, 1999, HCA received a private letter ruling from the IRS concerning the United States federal income tax consequences of the spin-off of our company and LifePoint Hospitals, Inc. by HCA and the restructuring transactions that preceded the spin-off. The private letter ruling provided that the spin-off generally was tax-free to HCA and HCA’s stockholders, except for any cash received instead of fractional shares. The IRS has issued additional private letter rulings that supplement its March 30, 1999 ruling, including supplemental rulings stating that the Quorum merger and certain other transactions occurring subsequent to the spin-off do not adversely affect the private letter rulings previously issued by the IRS. The March 30, 1999 ruling and the supplemental rulings are based upon the accuracy of representations as to numerous factual matters and as to certain intentions of HCA, our company and LifePoint. The inaccuracy of any of those representations could cause the IRS to revoke all or part of any of the rulings retroactively.

If the spin-off were to fail to qualify for tax-free treatment, then, in general, additional corporate tax, which would be substantial, would be payable by the consolidated group of which HCA is the common parent. Each member of HCA’s consolidated group at the time of the spin-off, including our company, would be jointly and severally liable for this tax liability. In addition, we entered into a tax sharing and indemnification agreement with HCA and LifePoint, which prohibits us from taking actions that could jeopardize the tax treatment of either the spin-off or the restructuring transactions that preceded the spin-off, and requires us to indemnify HCA and LifePoint for any taxes or other losses that result from our actions, which amounts could be substantial. If we are required to make any indemnity payments or otherwise are liable for additional taxes relating to the spin-off, our results of operations could be materially adversely affected.

Risks Relating to This Offering

The notes are not guaranteed by any of our subsidiaries and, as a result, will be structurally subordinated to all indebtedness of our subsidiaries. Creditors of our subsidiaries will have priority as to our subsidiaries’ assets.

You will not have any claims as a creditor against our subsidiaries. All indebtedness and other liabilities of our subsidiaries, including, without limitation, guarantees of other indebtedness of ours and trade payables, whether senior, subordinated, secured or unsecured, will effectively be senior to your claims against the assets of our subsidiaries. All obligations owed by our subsidiaries would have to be satisfied before any of the assets of our subsidiaries would be available for distribution, upon a liquidation or otherwise, to us. In addition, any future indebtedness that we are permitted to incur under the terms of our credit agreement and the indenture may be incurred by our subsidiaries. As of December 31, 2003, after giving effect to this offering and the use of proceeds therefrom, the aggregate amount of debt and other obligations of our subsidiaries, including guarantees of other indebtedness of ours and trade payables, would have been approximately $1.9 billion.

We conduct most of our operations through, and depend on funds from, our subsidiaries.

We are a holding company and hold most of our assets at, and conduct most of our operations through, direct and indirect subsidiaries. As a holding company, our results of operations depend on the results of operations of our subsidiaries. Moreover, we are dependent on dividends or other intercompany transfers of funds from our subsidiaries to meet our debt service and other obligations, including payment of principal and interest on the notes. The ability of our subsidiaries to pay dividends or make other payments or advances to us will depend on their operating results and will be subject to applicable laws and restrictions contained in agreements governing the debt of such subsidiaries. Substantially all of our revenues and net income were generated by our subsidiaries in the year ended December 31, 2003.

Restrictions imposed by our credit agreement may lead to acceleration of secured debt.

Our existing credit agreement includes covenants that will require us to meet certain financial ratios and financial conditions that may require that we take action to reduce debt or to act in a manner contrary to our business objectives and restricts, among other things, our ability to incur additional indebtedness and make acquisitions and capital expenditures beyond a certain level. If we fail to comply with the restrictions contained in the credit agreement, the lenders can declare the entire amount owed thereunder immediately due and payable, and prohibit us from making payments of interest and principal on the notes until the default is cured or all such debt is paid or otherwise satisfied in full. If we were unable to repay such borrowings, such lenders could proceed against the collateral securing the credit agreement. In addition, in accordance with the terms of the indentures governing the notes, we may incur certain additional amounts of secured indebtedness. If any secured debt is accelerated, our assets may not be sufficient to repay in full such indebtedness and our other indebtedness, including the notes, in which event the interests of the secured debt lenders may conflict with the interests of the holders of the notes.

The notes will be effectively subordinated to any future secured debt to the extent of the assets securing such debt.

The indenture governing the notes allows us to incur a substantial amount of additional secured indebtedness. Any secured indebtedness, if incurred, would have priority over the notes as to the assets securing such debt notwithstanding, to the extent applicable, the subordinated ranking thereof. In the event of insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of our business, our assets will be available to pay obligations of the notes only after the holders of secured debt have been paid the value of the assets securing such debt. Accordingly, there may not be sufficient funds remaining to pay amounts due on all or any of the notes offered hereby. We currently have in place senior secured credit facilities of up to approximately $0.8 billion and, as of December 31, 2003, had approximately $550.7 million of secured indebtedness outstanding under these facilities.

You may not receive a change in control payment.

In the event of a change in control, we are required to make an offer for cash to repurchase the notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereof to the repurchase date. However, our credit agreement prohibits the purchase of outstanding notes prior to repayment of the borrowings under the credit agreement and any exercise by the holders of the notes of their right to require us to repurchase the notes may cause an event of default under the credit agreement. In the event a change of control occurs at a time when we are prohibited from repurchasing the notes, we could seek consent of the lenders under the credit agreement to repurchase the notes or could attempt to refinance the borrowings thereunder. If we do not obtain such consent or refinance such borrowings, we will remain prohibited from repurchasing the notes, which would constitute an event of default under the indenture. In addition, we may not have the financial resources necessary to repurchase the notes upon a change in control. See “Description of the Notes—Certain Covenants—Purchase of Notes upon a Change in Control” for a more detailed description of the change in control provision.

Lack of public market for the notes.

There has not been an established trading market for the notes and no such market may develop. Although the underwriters have informed us that they currently intend to make a market in the notes, they have no obligation to do so and may discontinue making a market at any time without notice. The absence of such market adversely affects the liquidity of an investment in the notes. If a market for the notes does develop, future trading prices will depend on many factors including, among other things, prevailing interest rates and the market for similar securities, general economic conditions and our financial condition, performance and prospects. We do not intend to apply for listing of the notes on any securities exchange or for quotation through any over-the-counter market.

USE OF PROCEEDS

The net proceeds from the sale of the notes are estimated to be approximately $585.0 million after deducting the underwriters’ discount and estimated offering expenses. We intend to use all of the proceeds, together with cash on hand, to repurchase any and all of the $600.0 million principal amount outstanding of our 8 3/4% senior notes due May 1, 2009 (including payments of accrued interest) and make related payments in connection with the amendment of the indenture governing those notes.

On April 20, 2004, we commenced a cash tender offer to purchase any and all of our 8 3/4% notes. We also commenced a solicitation of consents to amend or eliminate substantially all of the restrictive covenants contained in the related indenture and to reduce the notice period required by the related indenture for us to redeem any 8 3/4% notes that remain outstanding after consummation of our tender offer. Prior to the expiration of our consent solicitation on April 28, 2004, holders of approximately 99.6% of the outstanding principal amount of our 8 3/4% notes had tendered their notes and consented to the proposed amendments to the related indenture. This offering is conditioned upon our acceptance of 8 3/4% notes for purchase in our tender offer. Our obligation to purchase 8 3/4% notes that are validly tendered pursuant to our tender offer is conditioned upon, among other things, the consummation of this offering. See “Description of Certain Other Indebtedness—8 3/4% Senior Notes due 2009.”

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2003 and as adjusted to reflect this offering and the use of proceeds therefrom and assuming we purchased 100% of our 8 3/4% notes in our tender offer. This table should be read together with our historical financial statements and the related notes incorporated by reference in this prospectus supplement.

	Historical	As Adjusted
	(Dollars in millions)
Cash and cash equivalents (a)	$15.2	$—

Long-term debt, including amounts due in one year:
Term Loan A (b)	126.6	126.6
Term Loan B (c)	424.1	424.1
Revolver (a)(d)	—	—
8 3/4% Senior Notes due 2009	600.0	—
Notes offered hereby	—	600.0
Other debt	4.6	4.6

Total senior debt	1,155.3	1,155.3
7% Senior Subordinated Notes due 2013	600.0	600.0
11% Senior Subordinated Notes due 2009	4.2	4.2

Total long-term debt, including amounts due in one year	1,759.5	1,759.5
Stockholders’ Equity:
Common stock	0.8	0.8
Additional paid-in capital	1,904.6	1,904.6
Unearned ESOP compensation	(17.2)	(17.2)
Accumulated other comprehensive loss	(2.1)	(2.1)
Accumulated earnings	190.2	143.0

Total stockholders’ equity	2,076.3	2,029.1

Total Capitalization	$3,835.8	$3,788.6

(a)	As of March 31, 2004, we had cash and cash equivalents of approximately $92.2 million, of which we intend to use approximately $87.9 million (including the $15.2 million in cash and cash equivalents available as of December 31, 2003) to pay a portion of the costs associated with the cash tender offer and consent solicitation in respect of our 8 3/4% Senior Notes due 2009 and accrued interest as of December 31, 2003.

(b)	$19.2 million has been paid down since December 31, 2003.

(c)	$14.1 million has been paid down since December 31, 2003.

(d)	$221.3 million available for borrowing; $28.7 million letters of credit outstanding.

SELECTED HISTORICAL FINANCIAL INFORMATION

We derived our selected historical financial information for the years ended and as of December 31, 1999, 2000, 2001, 2002 and 2003 presented below from our audited financial statements, which are incorporated by reference in this prospectus supplement.

The following selected historical financial information should be read in conjunction with the historical consolidated financial statements and related notes incorporated by reference in this prospectus supplement from the annual reports and other information that we have filed with the Commission. See “Available Information” for information on where you can obtain copies of information we have filed with the Commission. Historical results are not necessarily indicative of the results to be expected in the future. Prior years selected financial data has been restated to reflect the reclassification of two hospitals and one non-hospital entity as discontinued operations.

	As of and for the Years Ended December 31,
	1999	2000	2001	2002	2003
	(in millions, except per share and statistical data)
Summary of Operations:
Revenues	$1,255.3	$1,147.2	$2,579.1	$3,440.9	$3,865.9
Income (loss) from continuing operations (a)	(99.4)	(0.6)	3.1	140.6	99.4
Net income (loss) (a)	(95.6)	4.4	2.8	141.5	95.2
Basic earnings (loss) per share:
Income (loss) from continuing operations	$(3.25)	$(0.02)	$0.05	$1.96	$1.35
Net income (loss)	$(3.12)	$0.14	$0.04	$1.97	$1.29
Shares used in computing basic earnings (loss) per share (in millions)	30.6	31.7	57.7	71.7	73.5
Diluted earnings (loss) per share:
Income (loss) from continuing operations	$(3.25)	$(0.02)	$0.05	$1.88	$1.32
Net income (loss)	$(3.12)	$0.14	$0.05	$1.89	$1.26
Shares used in computing diluted earnings (loss) per share (in millions)	30.6	31.7	61.1	75.0	75.4

Financial Position:
Assets	$1,341.1	$1,400.5	$4,165.3	$4,381.6	$4,735.4
Long-term debt, including amounts due within one year	554.0	589.5	1,772.8	1,691.2	1,759.5
Working capital	223.9	234.4	424.3	440.5	420.1
Capital expenditures	132.7	94.4	200.6	296.6	281.1
Stockholders’ equity	559.9	573.7	1,731.5	1,954.5	2,076.3

Operating Data:
Cash flows from operating activities	$155.2	$71.6	$318.3	$358.3	$363.8
Cash flows from (used in) investing activities	$(57.7)	$(171.4)	$(1,453.1)	$(261.8)	$(436.5)
Cash flows from (used in) financing activities	$(26.6)	$35.6	$1,144.4	$(44.5)	$19.6
Number of hospitals at end of period (b)	27	26	44	46	53
Number of licensed beds at end of period (c)	3,426	3,224	7,266	7,531	8,246
Weighted average licensed beds (d)	4,449	3,336	6,086	7,388	7,652
Number of available beds at end of period (e)	2,988	2,870	6,483	6,827	7,378
Admissions (f)	136,779	117,853	223,139	273,389	286,416
Adjusted admissions (g)	226,460	202,458	379,818	467,399	491,417
Average length of stay (days) (h)	4.5	4.3	4.8	4.9	4.9
Average daily census (i)	1,700	1,401	2,934	3,656	3,831
Occupancy rate (j)	57%	49%	52%	54%	55%

Other Data:
EBITDA (k)	$32.2	$144.3	$341.4	$533.0	$512.4

(a)	Includes charges related to impairment of long-lived assets of $69.2 million ($55.8 million after tax benefit), $8.0 million ($4.7 million after tax benefit), $23.1 million ($21.1 million after tax benefit) and $16.3 million ($10.2 million after tax benefit) for the years ended December 31, 1999, 2000, 2001 and 2003, respectively.

(b)	Number of hospitals excludes facilities designated as discontinued operations and facilities under construction. This table does not include any operating statistics for facilities designated as discontinued operations, non-consolidating joint ventures and facilities leased to others.

(c)	Licensed beds are those beds for which a facility has been granted approval to operate from the applicable state licensing agency.

(d)	Represents the average number of licensed beds, weighted based on periods owned.

(e)	Available beds are those beds that a facility actually has in use.

(f)	Represents the total number of patients admitted (in the facility for a period in excess of 23 hours) to our hospitals and is used by management and certain investors as a general measure of inpatient volume.

(g)	Adjusted admissions are used by management and certain investors as a general measure of combined inpatient and outpatient volume. Adjusted admissions are computed by multiplying admissions (inpatient volume) by the sum of gross inpatient revenue and gross outpatient revenue and then dividing the resulting amount by gross inpatient revenue. The adjusted admissions computation “adjusts” outpatient revenue to the volume measure (admissions) used to measure inpatient volume resulting in a general measure of combined inpatient and outpatient volume.

(h)	Represents the average number of days admitted patients stay in our hospitals.

(i)	Represents the average number of patients in our hospital beds each day.

(j)	Represents the percentage of hospital available beds occupied by patients. Both average daily census and occupancy rate provide measures of the utilization of inpatient rooms.

(k)	EBITDA is defined as earnings before depreciation, amortization, interest expense, interest income, refinancing transaction costs, income tax provision (benefit) and loss from discontinued operations. EBITDA is commonly used by our lenders and investors to assess our leverage capacity, debt service ability and liquidity. Many of our debt agreements use EBITDA, or a modification of EBITDA, in financial covenant calculations. EBITDA is used by management to evaluate financial performance and resource allocation for each facility and for us as a whole. EBITDA should not be considered as a measure of financial performance under generally accepted accounting principles, and the items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies.

A reconciliation of EBITDA to cash provided by operating activities follows (in millions):

	For the Years Ended December 31
	1999	2000	2001	2002	2003
EBITDA	$32.2	$144.3	$341.4	$533.0	$512.4
Interest expense allocated from HCA	(22.5)	—	—		—
Interest expense	(45.1)	(62.1)	(127.6)	(136.6)	(133.8)
Interest income	2.5	4.9	1.6	1.7	2.7
Non-cash interest expense	3.3	1.0	10.3	9.0	9.4
Deferred income tax provision (benefit)	(27.3)	11.8	37.6	83.7	48.3
Income tax benefit (provision)	28.5	(8.1)	(40.5)	(93.6)	(65.6)
Provision for doubtful accounts	123.2	96.5	233.1	266.9	397.2
ESOP expense	3.7	7.1	9.3	10.8	8.5
Minority interests	8.7	9.0	7.2	14.8	8.1
Equity in (earnings) loss of affiliates	3.1	1.4	(14.5)	(21.7)	(25.4)
Gain on sales of assets	(8.6)	(7.9)	(23.1)	(4.5)	(1.4)
Impairment of long-lived assets	69.2	8.0	23.1	—	16.3
Non-cash stock option expense	—	0.9	5.6	0.4	0.4
Increase (decrease) in cash from operating assets and liabilities:
Accounts receivable	(88.3)	(109.8)	(186.4)	(326.8)	(463.9)
Inventories and other assets	14.4	(22.0)	13.3	(23.1)	(19.5)
Accounts payable and other current liabilities	56.3	(19.9)	25.0	18.2	43.9
Other	1.9	16.5	2.9	26.1	26.2

Cash provided by operating activities	$155.2	$71.6	$318.3	$358.3	$363.8

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion should be read together with our historical financial statements and the related notes incorporated by reference in this prospectus supplement

Overview

During the fourth quarter of 2003, we acquired seven new hospitals, either by acquiring all of the assets of the hospital, leasing the existing facility or entering into joint ventures with not-for-profit hospital partners. During 2002, we opened one new hospital and acquired all of the assets comprising, and a 60% interest in the operations of, one hospital.

During 2003, we recorded a $63.9 million increase in our allowance for doubtful accounts to reflect growth in uninsured receivables and deterioration in the collectibility of those receivables. We estimate our allowance for doubtful accounts using historical net write-offs of uncollectible accounts. During the third and fourth quarters of 2003, we experienced a significant increase in the amount of historical write-offs. The increase in historical write-offs led us to believe that the collectibility of our uninsured receivables had deteriorated. During 2003, uninsured receivables increased approximately $60.1 million, from 38% to 39% of total billed hospital receivables (or 36% of total receivables). We believe that a weak job market and rising healthcare costs have led to the growth in uninsured patients and an increase in insurance co-payments and deductibles, for which patients are directly responsible. We believe the increase in our allowance for doubtful accounts is reasonable given current business trends and economic conditions. We currently anticipate that our provision for doubtful accounts will be approximately 10% of revenues on an annual basis, although it could vary quarter to quarter. If the trend of increasing uninsured receivables and deterioration in collectibility continues, then our results of operations and financial position could be further and materially adversely affected.

In the fourth quarter of 2003, we disposed of our interest in one entity and determined that two hospitals would be designated as held for sale. These entities were reclassified as discontinued operations in the fourth quarter of 2003. Our results of operations and statistics for prior periods have been restated to reflect this reclassification.

In the first quarter of 2004, we sold the assets of two acute care hospitals and three ambulatory surgery centers which we leased the operations to HCA. Also in the first quarter of 2004, we entered into a definitive agreement to sell one acute care hospital. These entities will be reclassified as discontinued operations in the first quarter of 2004. Our results of operations for prior periods will be restated to reflect this reclassification. The amount of the restatement will increase our 2003 income from continuing operations by approximately $7.7 million.

On April 27, 2001, we completed our merger with Quorum with our company being the surviving corporation. The purchase price was approximately $2.4 billion. The merger was accounted for under the purchase method of accounting and the results of operations for Quorum are included in our results of operations beginning May 1, 2001.

On May 2, 2001, we sold two of the acute care hospitals acquired in the merger with Quorum for $38.0 million plus $8.2 million for working capital. Additionally, one hospital acquired in the merger with Quorum was designated as held for sale prior to the completion of the merger. The purchase price allocation of this hospital was equal to the sales price of the hospital plus the cash flows for its holding period and the interest expense on the incremental debt incurred for the purchase of the hospital. On August 7, 2001, we sold this hospital. The results of operations of this entity are not included in our results of operations.

In 2001, subsequent to the merger, we recorded charges of approximately $31.8 million associated with coordinating Quorum’s accounting policies, practices and estimation processes with those of ours. The estimation processes used prior to and subsequent to the merger were consistent with accounting principles generally accepted in the United States. These charges included an $8.3 million pre-tax reduction to revenue, an $18.5 million pre-tax increase in the provision for doubtful accounts and a $5.0 million additional income tax provision.

The above described events significantly affect the comparability of the results of operations for the years ended December 31, 2003, 2002 and 2001.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to third-party payer discounts, bad debts, property and equipment, intangible assets, goodwill, income taxes, general and professional liability risks, and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

Our healthcare facilities have entered into agreements with third-party payers, including government programs and managed care health plans, under which our facilities are paid based upon several methodologies including established charges, the cost of providing services, predetermined rates per diagnosis, fixed per diem rates or discounts from established charges. Revenues are recorded at estimated net amounts due from patients, third-party payers and others for healthcare services provided. We have multiple patient accounting systems and, therefore, the estimates for contractual allowances are calculated both systematically and manually, depending on the type of payer involved and the patient accounting system used by each hospital. In certain systems, the contractual payment terms are preloaded into the system and the system calculates the amounts that are realizable. In other systems, the contractual adjustments are determined manually using historical collections on each type of payer. Even for systems that record the realizable values, there are still manual estimates based upon historical collections recorded for payers that are not significant or do not have specific contractual terms. All contractual adjustments, regardless of type of payer or method of calculation, are reviewed and compared to actual experience. Settlements under reimbursement agreements with third-party payers are estimated and recorded in the period the related services are rendered and are adjusted in future periods as adjustments become known or as the service years are no longer subject to audit, review or investigation. Laws and regulations governing the Medicare and Medicaid programs are extremely complex, subject to interpretation and are routinely modified for provider reimbursement. All hospitals participating in the Medicare and Medicaid programs are required to meet certain financial reporting requirements. Federal regulations require submission of annual cost reports covering medical costs and expenses associated with the services provided by each hospital to program beneficiaries. Annual cost reports required under the Medicare and Medicaid programs are subject to routine audits, which may result in adjustments to the amounts ultimately determined to be due to us under these reimbursement programs. These audits often require several years to reach the final determination of amounts earned under the programs. As a result, there is at least a reasonable possibility that recorded estimates will change by a material amount in the near term.

We also provide various levels of charity care at our facilities which are recorded as deductions to revenue. The charity care policy varies by each facility. We are in the process of implementing a corporate-wide charity care policy.

Bad Debt

The largest component of bad debts in our patient accounts receivable is from patient responsibility accounts. These include both amounts due from uninsured patients and co-payments and deductibles for which insured patients are responsible. Each patient’s insurance coverage is verified as early as possible before a scheduled admission or procedure, including eligibility, benefits and authorization/pre-certification requirements, for all scheduled accounts so that patients can be notified of their estimated amounts due. Insurance coverage is verified within 24 hours for all urgent and direct admissions. To improve upfront collections, we endeavor to collect the patient responsibility portion of amounts due at or prior to the scheduled admission or procedure. To facilitate the upfront collection process, we have instituted an incentive program for our employees which is based on the amount of upfront cash collections on patient responsibility accounts.

We maintain allowances for doubtful accounts for estimated losses resulting from payers’ inability to make payments on accounts. We estimate these allowances based on historical net write-offs of uncollectible accounts. Our policy is to write-off accounts after all collection efforts have failed, typically no longer than one year after date of discharge. If payers’ ability to pay deteriorates, additional allowances may be required.

Days in accounts receivable increased to 62 days at December 31, 2003 from 59 days at December 31, 2002. This increase resulted primarily from an increase in the amount of uninsured patient receivables, which are slower payers than insured patient receivables, and Medicare reimbursement delays relating to billing system issues. Days in accounts receivable decreased to 59 days at December 31, 2002 from 68 days at December 31, 2001. This decrease resulted from increased upfront collections and integration of the facilities acquired in the Quorum merger into our collection methodology. Management’s target days in accounts receivable was 58 days and 60 days at December 31, 2003 and 2002, respectively. Actual days in accounts receivable did not meet management’s target of 2003 primarily from an increase in the amount of uninsured patient receivables, which are slower payers than insured patient receivables, and Medicare reimbursement delays relating to billing system issues. Days in accounts receivable is calculated by dividing patient receivables, excluding cost report receivables/payables, less allowance for doubtful accounts by the most recent three month period’s daily patient revenue, excluding prior year cost report settlements, less provision for doubtful accounts.

Property, Equipment and Amortizable Intangible Assets

We evaluate the carrying value of long-lived assets, long-lived assets to be disposed of and amortizable intangible assets and recognize impairment losses when the fair value is less than the carrying value. The recoverability of assets to be held and used is determined using probability-weighted projected future cash flows. The fair value of assets held for sale is determined using estimated selling values. When events, circumstances and operating results indicate that the carrying values of certain long-lived assets and amortizable intangible assets might be impaired, we prepare projections of the probability-weighted undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the projections indicate that the recorded amounts are not expected to be recoverable, such amounts are reduced to estimated fair value. Indicators of potential impairment are typically beyond the control of management. If the probability-weighted cash flows become less favorable than those projected by management, impairments may be required.

Goodwill

We review goodwill for impairment annually or more frequently if certain indicators arise. Goodwill is reviewed at the reporting unit level, which is defined as one level below an operating segment. We estimate fair values of the reporting units using discounted future cash flows. Impairment is recognized if the fair value of the reporting unit is less than the carrying value of the reporting unit. If projected future cash flows become less favorable than those projected by management, impairments may be required.

Income Taxes

We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. We have considered several items including ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance. In the event we were to determine that the realization of our deferred tax asset in the future is different than our net recorded amount, an adjustment to income would be necessary.

General and Professional Liability Risks

We self-insure portions of our workers compensation, health insurance, and general and professional liability insurance coverage and maintain excess loss policies. The liabilities estimated for these self-insured portions are based on actuarially determined estimates. There are many factors that are used in determining the estimates, including amount and timing of historical payments, severity of individual cases and anticipated volume of services provided. The amounts of any ultimate actual payments for workers compensation and general and professional liability risks may not become known for several years after incurrence. Any factors changing the underlying data used in determining these estimates would result in revisions to the liabilities which could result in an adjustment to income.

Contingencies

We are subject to claims and suits arising from governmental investigations and other matters in the ordinary course of business. In certain of these actions the claimants may seek punitive damages against us, which are usually not covered by insurance. We are required to assess the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses. A determination of the amount of recorded liability, if any, for these contingencies is made after careful analysis of each individual issue. The recorded liability may change in the future due to new developments in each matter or changes in approach, such as a change in settlement strategy in dealing with these matters, which could result in an adjustment to income. Any such adjustment could have a material adverse effect on our results of operations or financial position.

Results of Operations

Revenue/Volume Trends

We have entered into agreements with third-party payers, including government programs and managed care health plans, under which our facilities are paid based upon established charges, the cost of providing services, predetermined rates per diagnosis, fixed per diem rates or discounts from established charges. Our facilities have experienced revenue rate growth due to changes in patient acuity, closure of unprofitable services, favorable pricing trends and contract structure. The increases in pricing trends and contract structure were the result of renegotiating and renewing certain managed care contracts on more favorable terms (to include more stop losses, carve outs and pass throughs). Increased volumes for more intensive cases, such as inpatient surgeries, also contributed to revenue rate growth. There can be no assurances that we will continue to receive these levels of revenue increases in the future.

Our patient volumes, on a same facility basis, increased slightly in 2003 compared to 2002, due primarily to large volume increases in the fourth quarter of 2003 compared to the fourth quarter of 2002. Volumes have been affected by the general weakness in the overall economy. With healthcare costs increasing, many employers have increased the amounts of deductibles and co-payments required by their employees. The increase in out-of-pocket costs and the uncertainty of continuing employment have led to a decline in elective procedures. If our volumes decrease, then our results of operations and cash flows could be adversely affected.

Our revenues continue to be affected by an increasing portion of revenue being derived from fixed payment, higher discount sources, including Medicare, Medicaid and managed care plans. We expect patient volumes from Medicare and Medicaid to continue to increase due to the general aging of the population and expansion of state

Medicaid programs. Volumes from managed care plans are expected to increase due to insurance companies, government programs other than Medicare and employers purchasing healthcare services for their employees by negotiating discounted amounts that they will pay healthcare providers rather than pay standard prices. Patient revenues related to Medicare and Medicaid patients were 36.4%, 37.2% and 37.5% of total patient revenues for the years ended December 31, 2003, 2002 and 2001, respectively. Patient revenues related to managed care plan patients were 41.4%, 39.3% and 35.5% of total patient revenues for the years ended December 31, 2003, 2002 and 2001, respectively. With an increasing portion of services over the last several years being reimbursed based upon fixed payment amounts where the payment is based upon the diagnosis, regardless of the cost incurred or level of service provided, revenues, earnings and cash flows are being impacted.

The Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or MMA, was signed into law on December 8, 2003. In addition to creating a new Medicare prescription drug benefit, MMA provides for a number of other significant changes in the Medicare program. These changes include a reduction in the annual update for ambulatory surgery center payments from April 2004 through the third quarter of 2005 and no payment update for the fourth quarter of 2005 through 2009. MMA also provides for reductions in the annual update in home health agency payments for 2004 through 2006, and for a reduction in the annual update for inpatient hospital payments from 2005 through 2007 for hospitals that do not submit to the Medicare program quality reporting data specified under the National Voluntary Hospital Reporting Initiative. MMA also includes a number of provisions designed to increase Medicare payments to small urban and rural hospitals, increasing the limit on disproportionate share payments that rural hospitals may receive, and permitting an adjustment to the calculation of the standardized payment to benefit hospitals in low-wage areas, such as rural hospitals and equalizes the diagnosis related group, or DRG, base payment rate among hospitals. We are unable to predict the ultimate impact of MMA, but we cannot assure you that it will not have an adverse effect on our business. However, on a preliminary basis, we anticipate that we may receive an additional $9-$10 million in reimbursement from MMA in 2004.

Our revenues have been affected by the trend toward certain services being performed more frequently on an outpatient basis compared to inpatient admissions. Growth in outpatient services is expected to continue, although possibly at a slower rate, in the healthcare industry as procedures performed on an inpatient basis are converted to outpatient procedures through continuing advances in pharmaceutical and medical technologies. The redirection of certain procedures to an outpatient basis is also influenced by pressures from payers to perform certain procedures as outpatient care rather than inpatient care. Outpatient revenues as a percentage of patient revenues were 46%, 44% and 46% for the years ended December 31, 2003, 2002 and 2001, respectively.

Pressures on the rate of increase in Medicare and Medicaid reimbursement, increasing percentages of patient volume being related to patients participating in managed care plans and continuing trends toward more services being performed on an outpatient basis are expected to present ongoing challenges. The challenges presented by these trends are magnified by our inability to control these trends and the associated risks. To maintain and improve our operating margins in future periods, we must increase patient volumes and improve contracts while controlling the costs of providing services. If we are not able to achieve reductions in the cost of providing services through increased operational efficiencies, and the rate of increase in reimbursements and payments decline, results of operations and cash flows could deteriorate.

Management believes that the proper response to these challenges includes the delivery of a broad range of quality healthcare services to physicians and patients with operating decisions being primarily made by the local management teams and local physicians with the strategic support of corporate management.

Our management continues its focus on rationalizing our portfolio of facilities. During the fourth quarter of 2003, we acquired seven new hospitals, either by acquiring all of the assets of the hospital, leasing the existing facility or entering into joint ventures with not-for-profit hospital partners. In August 2002, we opened a new acute care hospital in Las Cruces, New Mexico. On July 1, 2002, we acquired all of the assets comprising, and a 60% interest in the operations of, a hospital in Johnson, Arkansas. The facilities acquired in 2003 and 2002 increased revenues by $111.5 million in the year ended December 31, 2003 compared to the year ended

December 31, 2002. In the fourth quarter of 2003, we disposed of our interest in one entity and determined that two hospitals would be designated as held for sale. These entities were reclassified as discontinued operations in the fourth quarter of 2003. Our results of operations for prior periods were restated to reflect this reclassification. These facilities had revenues of $100.2 million, $100.2 million and $90.4 million in the years ended December 31, 2003, 2002 and 2001, respectively.

In the first quarter of 2004, we closed under a definitive agreement to sell the operations of two acute care hospitals and three ambulatory surgery centers which we leased to HCA. Also in the first quarter of 2004, we entered into a definitive agreement to sell one acute care hospital. These entities will be reclassified as discontinued operations in the first quarter of 2004. Our results of operations for prior periods will be restated to reflect this reclassification. The restatement will decrease our revenues by approximately $57.4 million and $54.1 million in 2003 and 2002, respectively.

As discussed previously, we completed the merger with Quorum on April 27, 2001. The effective date of the transaction for accounting purposes was May 1, 2001. The facilities acquired in the merger increased revenues by $767.3 million for the year ended December 31, 2002 compared to the year ended December 31, 2001. We sold one hospital during the year ended December 31, 2001. Revenues for this facility were $58.3 million for the year ended December 31, 2001.

In connection with our spin-off from HCA, HCA agreed to indemnify us for any payments which it is required to make in respect of Medicare, Medicaid and Blue Cross cost reports relating to periods ending on or prior to the date of the spin-off, and we agreed to indemnify HCA for and pay to HCA any payments received by us relating to such cost reports. We were responsible for the filing of these cost reports, which are recorded in accounts receivable in the condensed consolidated balance sheets (see Note 1 - “Accounting Policies - Revenues” in our consolidated financial statements). We had recorded a receivable from HCA relating to the indemnification, which was recorded in other current assets in the consolidated balance sheets. In July 2003, HCA finalized a settlement agreement with the government relating to cost report periods ending before August 1, 2001 which included the indemnified cost reports. The receivable from HCA and the related cost report liabilities of $23.2 million were reversed in the third quarter of 2003.

Other Trends

We have experienced significant growth in uninsured receivables and deterioration in the collectibility of those receivables which resulted in a $63.9 million increase in our allowance for doubtful accounts in 2003 (see “Overview”) The approximate percentages of billed hospital receivables in summarized aging categories is as follows:

	December 31, 2003	December 31, 2002	December 31, 2001
0 to 60 days	58.8%	58.6%	55.7%
61 to 150 days	25.9%	24.9%	24.5%
151 to 360 days	14.6%	15.3%	16.8%
Over 360 days	0.7%	1.2%	3.0%

Total	100.0%	100.0%	100.0%

The approximate percentages of billed hospital receivables (which is a component of total receivables) summarized by payer is as follows:

	December 31, 2003	December 31, 2002	December 31, 2001
Insured receivables	61%	62%	62%
Uninsured receivables	39%	38%	38%

Total	100%	100%	100%

Uninsured receivables increased approximately $60.1 million in 2003 compared to 2002. If the trend of increasing uninsured receivables and deterioration in collectibility continues, then our results of operations and financial position could be further and materially adversely affected.

Insurance costs across the industry have been increasing substantially. We are facing the same pressures of insurance costs increasing although the rate of increase slowed in the last half of 2003. We have an extensive insurance program, with the largest component being general and professional liability insurance. Many of the factors contributing to the increasing costs are beyond our control. To help mitigate the increases in premiums, we may increase deductibles in these programs, which would increase the risk assumed by us. We currently record liabilities for our estimated retentions. Our total insurance costs increased approximately $23.0 million, or 27.9% in the year ended December 31, 2003 compared to the year ended December 31, 2002. During 2003, we recorded a $2.5 million reduction to our estimated liability, primarily related to liabilities associated with claims incurred prior to our merger with Quorum due to settlement of claims at lower amounts than previously estimated. Currently, we anticipate that our insurance costs will increase approximately 10% to 15% in 2004. If the trend of increasing costs continues, our results of operations and cash flows could be adversely affected.

Five of our hospitals had impairment indicators and were evaluated for potential impairment. Currently, the probability weighted undiscounted future cash flows expected from the use of the assets and eventual disposition indicate that the recorded amounts are recoverable. If the projections of future cash flows deteriorate, then impairment of these assets may be required. We entered into a definitive agreement to sell the assets of our acute care hospital in Alice, Texas in the first quarter of 2004. This scenario was used in the impairment evaluation as the probability weighted cash flows as of December 31, 2003, which was less than the book value. An impairment of $16.3 million was recorded in the year ended December 31, 2003. The book value of this facility’s long-lived assets is now recorded at its estimated sales price at December 31, 2003. Revenues for this facility were $38.9 million and $35.7 million for the years ended December 31, 2003 and 2002, respectively. This facility had pre-tax losses, excluding impairment, of $8.7 million and $8.8 million for the years ended December 31, 2003 and 2002, respectively. We anticipate that this facility will be reclassified to discontinued operations in the first quarter of 2004.

Operating Results Summary

Following are comparative summaries of results from operations for the years ended December 31, 2003, 2002 and 2001. Dollars are in millions, except per share amounts and ratios.

	Years Ended December 31,
	2003		2002		2001
	Amount	Percentage	Amount	Percentage	Amount	Percentage
Revenues	$3,865.9	100.0	$3,440.9	100.0	$2,579.1	100.0

Salaries and benefits	1,577.1	40.8	1,442.2	41.9	1,087.2	42.2
Reimbursable expenses	51.6	1.3	54.7	1.6	39.0	1.5
Supplies	604.4	15.6	530.8	15.4	395.8	15.4
Other operating expenses	717.1	18.6	624.3	18.1	480.6	18.6
Provision for doubtful accounts	397.2	10.3	266.9	7.8	233.1	9.0
Depreciation and amortization	176.4	4.6	163.9	4.8	166.6	6.5
Interest expense, net	131.1	3.4	134.9	3.9	126.0	4.9
Refinancing transaction costs	39.9	1.0	—	—	5.2	0.2
Litigation settlements	—	—	(10.4)	(0.3)	—	—
ESOP expense	8.5	0.2	10.8	0.3	9.3	0.4
Gain on sales of assets	(1.4)	—	(4.5)	(0.1)	(23.1)	(0.9)
Impairment of long-lived assets	16.3	0.4	—	—	23.1	0.9

	3,718.2	96.2	3,213.6	93.4	2,542.8	98.7

Income from continuing operations before minority interests, equity in earnings and income tax provision	147.7	3.8	227.3	6.6	36.3	1.3
Minority interests in earnings of consolidated entities	(8.1)	(0.2)	(14.8)	(0.4)	(7.2)	(0.2)
Equity in earnings of affiliates	25.4	0.7	21.7	0.6	14.5	0.6

Income from continuing operations before income tax provision	165.0	4.3	234.2	6.8	43.6	1.7
Income tax provision	(65.6)	(1.7)	(93.6)	(2.7)	(40.5)	(1.6)

Income from continuing operations	$99.4	2.6	$140.6	4.1	$3.1	0.1

Income per common share from continuing operations
Basic	$1.35		$1.96		$0.05
Diluted	$1.32		$1.88		$0.05
Number of hospitals at end of period (a)
Owned and managed	50		43		41
Managed joint ventures	1		1		1
Leased to others	2		2		2

Total	53		46		44
Licensed beds at end of period (b)	8,246		7,531		7,266
Available beds at end of period (c)	7,378		6,827		6,483
Admissions (d)
Owned and managed	286,416		273,389		223,139
Managed joint ventures	5,722		5,791		5,758

Total	292,138		279,180		228,897
Adjusted admissions (e)	491,417		467,399		379,818
Outpatient visits excluding outpatient surgeries	3,373,816		3,241,931		2,606,224
Inpatient surgeries	108,071		101,581		82,388
Outpatient surgeries	290,632		278,383		243,103

Total surgeries	398,703		379,964		325,491
Average length of stay (f)	4.9		4.9		4.8
Outpatient revenue percentage	46%		44%		46%
Inpatient revenue per admission	$6,958		$6,594		$5,823
Outpatient revenue per outpatient visit	$493		$439		$426
Patient revenue per adjusted admission	$7,440		$6,900		$6,346

(a)	Number of hospitals excludes facilities designated as discontinued operations and facilities under construction. This table does not include any operating statistics for facilities designated as discontinued operations, the joint ventures and facilities leased to others, except for admissions for the joint ventures.

(b)	Licensed beds are those beds for which a facility has been granted approval to operate from the applicable state licensing agency.

(c)	Available beds are those beds a facility actually has in use.

(d)	Represents the total number of patients admitted (in the facility for a period in excess of 23 hours) to our facilities and is used by management and certain investors as a general measure of inpatient volume.

(e)	Adjusted admissions are used by management and certain investors as a general measure of combined inpatient and outpatient volume. Adjusted admissions are computed by multiplying admissions (inpatient volume) by the sum of gross inpatient revenue and gross outpatient revenue and then dividing the resulting amount by gross inpatient revenue. The adjusted admissions computation “adjusts” outpatient revenue to the volume measure (admissions) used to measure inpatient volume resulting in a general measure of combined inpatient and outpatient volume.

(f)	Represents the average number of days an admitted patient stays in our hospitals.

Years Ended December 31, 2003 and 2002

Income from continuing operations decreased to $99.4 million in the year ended December 31, 2003 from $140.6 million in the year ended December 31, 2002. This was due primarily to a $63.9 million increase in the provision for doubtful accounts discussed previously (see “Overview”). We also recorded an impairment charge at one facility of $16.3 million and incurred $39.9 million in refinancing transaction costs relating to the repayment of our 11% senior subordinated notes in 2003. The decrease was also due to increases in employee health benefits and insurance costs as a percentage of revenues. In addition, we had increases in estimates in our retirement plan contributions of $1.4 million in 2003 compared to decreases in estimates of $6.6 million in 2002. We also had $10.4 million in litigation settlements in 2002 discussed below. This was partially offset by a 12.4% increase in revenues.

Revenues increased 12.4% to $3,865.9 million in the year ended December 31, 2003 compared to $3,440.9 million in the year ended December 31, 2002. This includes $20.3 million in favorable prior year cost report settlements during 2003 compared to $8.5 million in favorable prior year cost report settlements in 2002. This was due primarily to a delay in our cost report filings in 2002 because of outpatient prospective payment system implementation issues at CMS. Excluding prior year cost report settlements, patient revenue per adjusted admission increased 7.5% due primarily to favorable pricing trends, changes in contract structure and higher acuity procedures. We anticipate that patient revenue per adjusted admission will increase approximately 4% to 5% in 2004. Managed care contract pricing increased approximately 5% to 7% from renegotiation and renewal of contracts to include pricing increases and more favorable contract structure. Our higher acuity procedures in 2003 compared to 2002 resulted primarily from same facility (which excludes seven hospitals acquired in 2003, one hospital acquired in 2002 and one hospital opened in 2002) inpatient surgeries increasing 2.8% in 2003 compared to 2002. These increases were partially offset by overall weakness in same facility patient volume growth. Volumes have been affected by the general weakness in the overall economy. With healthcare costs increasing, many employers have increased the amounts of deductibles and co-payments required by their employees. The increase in out-of-pocket costs and the uncertainty of continuing employment have led to a decline in elective procedures. Same facility admissions increased 1.3% and adjusted admissions increased 2.0% in 2003 compared to 2002. We had increases in revenues of $111.5 million, admissions of 9,557, adjusted admissions of 14,384, inpatient surgeries of 3,686, outpatient surgeries of 6,799 and outpatient visits of 84,888 from the acquisition of seven hospitals in the fourth quarter of 2003, the acquisition of one hospital in 2002 and the opening of one new hospital in 2002.

Salaries and benefits, which include contract nursing, as a percentage of revenues decreased to 40.8% in the year ended December 31, 2003 from 41.9% in the year ended December 31, 2002. This was due to a reduction in contract labor of approximately $12.6 million and increased productivity. This was offset by employee health benefit costs increasing approximately $19.3 million, or 12%, in 2003 compared to 2002. In addition, we had increases in estimates in its retirement plan contributions of $1.4 million in 2003 compared to decreases in estimates of $6.6 million in 2002.

Reimbursable expenses as a percentage of revenue decreased to 1.3% in the year ended December 31, 2003 from 1.6% in the year ended December 31, 2002. Reimbursable expenses relate primarily to salaries and benefits of QHR employees who serve as executives at hospitals managed by QHR. These expenses are also included as a component of revenues. The decrease was due primarily to changes in contract structure for certain contracts whereby the executives at hospitals managed by QHR are no longer QHR employees.

Supplies increased as a percentage of revenues to 15.6% in the year ended December 31, 2003 from 15.4% in the year ended December 31, 2002. This was due primarily to supplies per adjusted admission increasing 8.3% due primarily to increased patient acuity.

Other operating expenses, primarily consisting of contract services, professional fees, repairs and maintenance, rents and leases, utilities, insurance and non-income taxes, increased as a percentage of revenues to 18.6% in the year ended December 31, 2003 compared to 18.1% in the year ended December 31, 2002. This was due to an increase in insurance costs, primarily malpractice insurance, of approximately $23.0 million or 27.9% (see “Other Trends”). This change includes a $2.5 million reduction in the estimated general and professional liability primarily related to claims incurred prior to the merger with Quorum due to settlement of claims at lower amounts than previously estimated. Currently, we anticipate that our insurance costs will increase approximately 10% to 15% in 2004.

Provision for doubtful accounts as a percentage of revenues increased to 10.3% in the year ended December 31, 2003 compared to 7.8% in the year ended December 31, 2002. We recorded $63.9 million of additional allowance in the year ended December 31, 2003. This was due primarily to an increase in uninsured receivables and deterioration in the collectibility of those uninsured receivables (see “Overview” and “Other Trends”). If the trend of increasing uninsured accounts continues, then our results of operations and financial position could be materially adversely affected. The increase was also due to a settlement received on a bankrupt account and recoveries on other non-patient receivables in 2002.

Depreciation and amortization increased to $176.4 million in the year ended December 31, 2003 compared to $163.9 million in the year ended December 31, 2002. This was due primarily to the opening of a new acute care hospital in Las Cruces, New Mexico in August 2002, completion of a replacement hospital in Bentonville, Arkansas in May 2003 and completion of several major renovation projects.

Interest expense, which was offset by $2.7 million and $1.7 million of interest income in the years ended December 31, 2003 and 2002, respectively, decreased to $131.1 million in the year ended December 31, 2003 compared to $134.9 million in the year ended December 31, 2002. This was due to decreases in floating rate debt interest rates and reduction of principal balances from scheduled repayments.

In November 2003, we purchased approximately $320.8 million of our 11% senior subordinated notes. In connection with the purchase, we paid tender premium and consent payments of approximately $32.8 million. We recorded a charge in the fourth quarter of 2003 for the tender premium, consent solicitations and other fees paid and the write-off of unamortized discount and deferred loan costs of $39.9 million.

Quorum was involved in a malpractice case in which Quorum’s insurance company issued a reservation of rights, which means that the insurance company was providing a current defense, but was reserving a right ultimately not to pay the claim. Accordingly, the potential exposure was recorded as a liability as part of the Quorum purchase price allocation. During the third quarter of 2002, we settled the malpractice case and the insurance company agreed to pay the claim. We reversed the accrual, less remaining legal fees, of $5.9 million in the third quarter of 2002. In June 2002, we received notification that HCA had agreed to reimburse us for a portion of the settlement on a False Claims Act case, settled by Quorum prior to our acquisition. We received this reimbursement in the amount of $4.5 million, in July 2002. Both items were recorded as litigation settlements in the consolidated statements of operations in the year ended December 31, 2002.

Gain on sales of assets included a $1.1 million gain on the sale of a parcel of land in the year ended December 31, 2003. In the year ended December 31, 2002, gain on sales of assets was primarily comprised of a $1.6 million gain on the sale of an investment in a rehabilitation center.

Impairments of long-lived assets were $16.3 million in the year ended December 31, 2003. In February 2004, we entered into a definitive agreement to sell our acute care hospital in Alice, Texas for approximately $18 million. The impairment was due to the carrying value of this hospital being reduced to its estimated selling price.

Minority interests decreased to $8.1 million in the year ended December 31, 2003 from $14.8 million in the year ended December 31, 2002 due to decreases in earnings at certain of our non-wholly owned facilities.

Equity in earnings of affiliates increased to $25.4 million in the year ended December 31, 2003 from $21.7 million in the year ended December 31, 2002 due to a loss on the sale of a hospital in one of the non-consolidating joint ventures during 2002, of which our share was $4.8 million.

Income tax provision was $65.6 million in the year ended December 31, 2003 compared to $93.6 million in the year ended December 31, 2002. Our effective tax rate is affected primarily by nondeductible ESOP expense.

Years Ended December 31, 2002 and 2001

Income from continuing operations increased to $140.6 million in the year ended December 31, 2002 from $3.1 million in the year ended December 31, 2001. The increase in income from continuing operations was attributable primarily to an increase of $94.3 million in pre-tax income in 2002 from 2001 from the facilities acquired, excluding charges discussed below, in the Quorum acquisition. Pre-tax income from same facility operations increased $47.0 million. Also, we recorded $26.8 million of pre-tax charges associated with coordinating Quorum’s accounting policies, practices and estimation processes with ours during 2001. Income from continuing operations also increased $29.4 million due to changes in accounting for goodwill amortization. We also had $10.4 million in income from litigation settlements in 2002 discussed below. During 2001, we incurred $3.8 million of non-cash stock compensation expense relating to stock option vesting acceleration that was incurred due to the acquisition of Quorum and $1.4 million of non-cash stock option expense from options granted to a charitable foundation. This was partially offset by an increase in interest expense of $8.9 million primarily related to the additional indebtedness incurred in the acquisition of Quorum. Corporate overhead increased $12.8 million in 2002 compared to 2001, due primarily to additional staffing and other costs due to the merger.

Revenues increased to $3,440.9 million in the year ended December 31, 2002 from $2,579.1 million in the year ended December 31, 2001. Same facility revenues increased $165.8 million or 12.6% in 2002 compared to 2001. This includes $9.2 million in favorable prior year cost report settlements during 2002 compared to $4.9 million in favorable prior year cost report settlements during 2001. The primary reason for the increase in revenues was due primarily to increases of approximately 6% to 9% from renegotiation and renewal of managed care contracts to include pricing increases and more favorable contract structure in 2002. For the year ended December 31, 2002 compared to the year ended December 31, 2001, same facility admissions increased 4.2%, adjusted admissions increased 4.5%, revenue per adjusted admission increased 9.0%, outpatient visits increased 2.6%, outpatient revenue per visit increased 1.5% and surgeries increased 4.6%. Revenues for facilities acquired increased $754.3 million in 2002 compared to 2001 which included $2.1 million in favorable prior year cost report settlements in 2001. Revenues for facilities acquired were reduced in 2001 by $8.3 million in charges associated with coordinating Quorum’s accounting policies, procedures and estimation processes with ours (see “Overview”). For the year ended December 31, 2002 compared to the year ended December 31, 2001, the acquired facilities’ admissions increased 52,219, adjusted admissions increased 89,740, outpatient visits increased 651,379, and surgeries increased 56,520. The increase in revenues was partially offset by the facility that was sold. In 2001, this facility had revenues of $58.3 million.

Salaries and benefits (which include contract nursing), as a percentage of revenues, decreased to 41.9% in the year ended December 31, 2002 from 42.2% in the year ended December 31, 2001. Same facility salaries and benefits decreased 0.2% as a percentage of revenue in 2002 compared to 2001. This was due primarily to $5.2 million in non-cash stock option expense recognized in 2001 described above. In addition, we had decreases in estimates in our retirement plan contributions of $5.2 million in 2002 compared to $1.3 million in 2001. This was partially offset by $4.9 million in estimate increases in our health and workers compensation expenses and an increase in the number of full time equivalent employees at the corporate office. Salaries and benefits for the acquired facilities, as a percentage of revenue, were 43.1% in 2002 compared to 43.8% in 2001 due primarily to the revenue reductions in 2001 discussed above. In addition, there were $3.0 million in duplicate overhead costs and stay-on bonuses at the former Quorum corporate office and approximately $1.0 million in severance costs for a reduction in force at QHR in 2001. There was also a decrease in estimates in retirement plan contributions of $3.6 million in 2002. This was partially offset by $12.7 million in estimate increases in health and workers compensation expenses. Included in salaries for the acquired facilities are salaries from owned physician practices, which are higher as a percentage of revenue than traditional hospital operations. Salaries and benefits for the facility sold were $26.5 million in 2001.

Reimbursable expenses were 1.6% as a percentage of revenue in the year ended December 31, 2002 compared to 1.5% for the year ended December 31, 2001 due to the Quorum acquisition. Reimbursable expenses relate primarily to salaries and benefits of QHR employees who serve as executives at hospitals managed by QHR. These expenses are also included as a component of revenues.

Supplies as a percentage of revenues remained constant at 15.4% in the years ended December 31, 2002 and December 31, 2001, respectively. Same facility supplies increased as a percentage of revenue to 15.4% in 2002 compared to 15.3% in 2001. This was due primarily to increased acuity levels. Supplies for the acquired facilities, as a percentage of revenue, remained relatively constant in 2002 compared to 2001. Supplies for the facility sold were $8.8 million in 2001.

Other operating expenses (primarily consisting of contract services, professional fees, repairs and maintenance, rents and leases, utilities, insurance and non-income taxes) decreased as a percentage of revenues to 18.1% in the year ended December 31, 2002 compared to 18.6% in the year ended December 31, 2001. Same facility other operating expenses decreased 1.2% as a percentage of revenue in 2002 compared to 2001. This was due primarily to revenue increases, resulting from favorable pricing trends and changes in contract structure discussed above. This was partially offset by approximately a $5.2 million, or 40%, increase in insurance costs, primarily malpractice insurance (see “Other Trends”). Other operating expenses for the acquired facilities, as a percentage of revenue, were 17.4% in 2002 compared to 16.7% in 2001. This was due to approximately a $5.8 million, or 40%, increase in insurance costs, primarily malpractice insurance (see “Other Trends”) and the revenue reduction in 2001 discussed above. This was partially offset by a $3.0 million reduction of a pre-acquisition liability in the fourth quarter of 2002 as additional information became available on expected settlements. Other operating expenses for the facility sold were $11.7 million in 2001.

Provision for doubtful accounts, as a percentage of revenues, decreased to 7.8% in the year ended December 31, 2002 compared to 9.0% in the year ended December 31, 2001. Same facility provision for doubtful accounts decreased 0.2% as a percentage of revenue in 2002 compared to 2001. This was due, in part, to increased expenses in 2001 relating to emergency room visits, primarily to facilities in Texas, which typically have a higher incidence of uninsured accounts, and improved collections in 2002. This was partially offset by payment delays and account write-offs from system issues at one facility and additional expenses on certain non-patient accounts in 2002. Provision for doubtful accounts for the acquired facilities, as a percentage of revenue, was 6.7% in 2002 compared to 8.4% in 2001. As discussed previously, included in the provision for doubtful accounts were $18.5 million in charges associated with coordinating Quorum’s accounting policies, practices and estimation process with ours (see “Overview”). Provision for doubtful accounts for the facility sold was $8.1 million in 2001.

Depreciation and amortization decreased to $163.9 million in the year ended December 31, 2002 compared to $166.6 million in the year ended December 31, 2001, primarily due to changes in accounting for goodwill amortization. This was partially offset by our acquisition of Quorum in 2001.

Interest expense, which was offset by $1.7 million and $1.6 million of interest income in the years ended December 31, 2002 and 2001, respectively, increased to $134.9 million in the year ended December 31, 2002 from $126.0 million in the year ended December 31, 2001, due to additional debt outstanding, primarily from indebtedness incurred to finance the Quorum acquisition. This was partially offset by decreases in interest rates on our variable rate debt and reductions in debt outstanding.

In 2001, we incurred $5.2 million of refinancing transactions costs from the write-off of debt issue costs in connection with the debt refinancing associated with the Quorum acquisition and early retirement of indebtedness incurred in the Quorum acquisition.

Quorum was involved in a malpractice case in which Quorum’s insurance company issued a reservation of rights, which means that the insurance company was providing a current defense, but was reserving a right ultimately not to pay the claim. Accordingly, the potential exposure was recorded as a liability as part of the Quorum purchase price allocation. During the third quarter of 2002, we settled the malpractice case and the insurance company ultimately agreed to pay the claim. We recorded the settlement, less remaining legal fees, of $5.9 million in the third quarter of 2002. In June 2002, we received notification that HCA had agreed to reimburse us for a portion of a settlement on a False Claims Act case, settled by Quorum prior to our acquisition. We received this reimbursement in the amount of $4.5 million, in July 2002. Both items were recorded in litigation settlements in the consolidated statements of operations in the year ended December 31, 2002.

Gain on sale of assets was $23.1 million during the year ended December 31, 2001, due primarily to the sale of one hospital facility in the fourth quarter of 2001. Gain on sale of assets was $4.5 million during the year ended December 31, 2002.

Impairments on long-lived assets were $23.1 million in the year ended December 31, 2001. The impairments during 2001 were primarily due to the carrying value of the long-lived assets related to one hospital being reduced to fair value, based on estimated future cash flows.

Minority interests increased to $14.8 million in the year ended December 31, 2002 from $7.2 million in the year ended December 31, 2001 due primarily to the Quorum acquisition.

Equity in earnings of affiliates was $21.7 million in the year ended December 31, 2002 compared to $14.5 million in the year ended December 31, 2001. This was primarily due to the joint ventures acquired in the Quorum acquisition. This was partially offset by a loss on the sale of a hospital in one of the non-consolidating joint ventures, of which our share was $4.8 million.

Income tax provision was $93.6 million in the year ended December 31, 2002 compared to $40.5 million in the year ended December 31, 2001. During 2001, our effective tax rate was significantly increased by the effect of nondeductible goodwill amortization and ESOP expense. As discussed previously, included in the income tax provision in 2001 was $5.0 million in charges associated with coordinating Quorum’s accounting policies, practices and estimation processes. Our effective tax rate was reduced significantly in 2002 primarily due to changes in accounting for goodwill amortization.

Liquidity and Capital Resources

Cash provided by operating activities was $363.8 million in the year ended December 31, 2003 compared to $358.3 million in the year ended December 31, 2002. Payments for prepaid expenses decreased $6.9 million due to changes in payment structure of insurance programs in 2002. There were also increases in self insured reserves of $34.0 million in 2003 compared to $20.2 million in 2002. Also, accounts payable increased $14.8 million in 2003 compared to 2002 due to timing of payments. This was partially offset by approximately $14.8 million of increased incentive compensation payments throughout the organization in 2003 compared to 2002. Accounts receivable increased $66.7 million in 2003 compared to $59.9 million in 2002 primarily from an increase in the amount of uninsured patient receivables, which are slower payers than insured patient receivables, and Medicare reimbursement delays related to billing system issues, which led to an increase in accounts receivable days of approximately three days in 2003 compared to 2002.

Cash used in investing activities was $436.5 million in the year ended December 31, 2003 compared to $261.8 million in the year ended December 31, 2002. We paid $185.3 million for the acquisition of seven hospitals in 2003 compared to $10.1 million for the acquisition of one hospital in 2002. Also, distributions received from non-consolidating joint ventures decreased $17.0 million in 2003 compared to 2002 due primarily to the funding of a new hospital constructed by one of our non-consolidating joint ventures. This was partially offset by a decrease in capital expenditures from the completion of several projects during 2002. We currently anticipate expending up to $475 million (including approximately $355 million for expansion and development) in capital expenditures in 2004.

Cash provided by financing activities was $19.6 million in the year ended December 31, 2003 compared to cash used in financing activities of $44.5 million in the year ended December 31, 2002. This was primarily from the refinancing transaction discussed below. There was also a reduction in cash received on stock option exercises of $27.6 million in 2003 compared to 2002.

On October 27, 2003, we commenced a cash tender offer and consent solicitation to purchase any and all of our $325.0 million aggregate principal amount of 11% senior subordinated notes due 2009 and amend or eliminate substantially all the restrictive covenants in the related indenture. On November 12, 2003, we purchased approximately $320.8 million of the 11% notes, which had been previously tendered. We paid tender premium and consent payments of approximately $32.8 million on the 11% notes and effectuated the amendments to the 11% notes indenture. The tender offer expired on November 24, 2003. Approximately $4.2 million of the 11% senior subordinated notes due 2009 were not tendered prior to the expiration date and remain outstanding. We recorded a charge to earnings in the fourth quarter of 2003 for the tender premium, consent solicitations and other fees paid and the write-offs of unamortized discount and deferred loan costs of approximately $39.9 million.

On November 12, 2003, we issued $600.0 million of senior subordinated notes bearing interest at 7% with principal amounts due in 2013. The 7% notes are callable, at our option, beginning in 2008 and are callable earlier at our option by paying a make-whole premium. The 7% notes are not guaranteed by our operating subsidiaries. We incurred approximately $15.3 million in debt issue costs related to the issuance of the notes, which will be amortized over the period the notes are outstanding. We used a portion of the proceeds of the 7% notes to pay for the tender of the 11% notes, the issue costs of the 7% notes and to repay an aggregate principal amount of $150 million of Tranche A and Tranche B term loans. The remaining proceeds were used for general corporate purposes including the acquisitions discussed below.

Our indebtedness consists of a Tranche A term loan of $126.6 million bearing interest at LIBOR plus 2.0% (3.14% at December 31, 2003) with principal amounts due through 2007, a Tranche B term loan of $424.1 million bearing interest at LIBOR plus 3.0% (4.14% at December 31, 2003) with principal amounts due through 2008, $600.0 million of senior notes bearing interest at 8.75% with principal amounts due in 2009, $600 million of senior subordinated notes bearing interest at 7% with principal amounts due in 2013 and $4.2 million of senior subordinated notes bearing interest at 11%, with principal amounts due in 2009. The 11% senior subordinated notes are callable, at our option, in May 2004, the 7% senior subordinated notes are callable, at our option, in November 2008 and the 8.75% senior notes are callable, at our option, in May 2005. At December 31, 2003 we had a $250 million line of credit which bears interest at LIBOR plus 2.0%. No amounts were outstanding under the line of credit at December 31, 2003. The revolving credit line matures in 2007. As of December 31, 2003, we had $28.7 million in letters of credit outstanding which reduce the amount available under the revolving credit line. The LIBOR spread on the revolving credit line and the Tranche A term loan are subject to reduction depending upon our total leverage. Subsequent to December 31, 2003, we reduced the interest rate on our Tranche B term loan, by an amendment to the bank credit facility, to LIBOR plus 2.25%. The LIBOR spread is subject to further reduction to LIBOR plus 2.0% depending upon our total leverage.

Subsequent to December 31, 2003, we repaid $3.8 million of Tranche A term loans and $12.6 million of Tranche B term loans from part of the proceeds received on the sale of El Dorado Hospital, discussed below.

In July 2003, Standard & Poor’s upgraded its ratings on our bank credit facility, senior notes and 11% senior subordinated notes.

Our term loans and revolving lines of credit are collateralized by a pledge of substantially all of our assets other than real estate associated with former Quorum facilities. The debt agreements require that we comply with various financial ratios and tests and have restrictions on, among other things, new indebtedness, asset sales and use of proceeds therefrom, capital expenditures and dividends. In September 2003, we completed an amendment to our bank credit facility which favorably modified restrictions on new indebtedness, capital expenditures, assets sales, investments and various other matters. The indentures governing our other long-term debt also contain covenants restricting the incurrence of indebtedness, investments, dividends, asset sales and the incurrence of liens, among other things. We currently are in compliance with all debt agreement covenants and restrictions. If an event of default occurs with respect to the debt agreements, then the balances of the term loans and revolving line of credit could become due and payable which could result our other debt obligations also becoming due and payable.

We have entered into an interest rate swap agreement which effectively converted a notional amount of $100 million of floating rate borrowings to fixed rate borrowings. The term of the interest rate swap expired on January 15, 2004. We paid a rate of 3.22% and received LIBOR, which was set at 1.15% at December 31, 2003. We entered into another interest rate swap agreement, which effectively converts an additional notional amount of $100 million of floating rate borrowings to fixed rate borrowings. The term of the interest rate swap expires in June 2005. We will pay a rate of 3.99% and receive LIBOR, which was set at 1.17% at December 31, 2003. Subsequent to December 31, 2003, the LIBOR rate was reset at 1.11%. The interest rate swap agreements are with the same counterparty. We are exposed to credit losses in the event of nonperformance by the counterparty. The counterparty is a creditworthy financial institution and it is anticipated that the counterparty will be able to fully satisfy the obligation under the contracts. Our interest rate swap agreements are designated as cash flow hedges.

The following table shows our total future contractual obligations as of December 31, 2003 (in millions):

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt obligations	$1,759.5	$74.5	$173.9	$306.5	$1,204.6
Capital lease obligations	1.0	0.3	0.4	0.3	—
Operating lease obligations	229.1	42.3	67.4	41.8	77.6
Purchase obligations (1)	176.0	27.5	95.7	52.8	—
Other long-term liabilities	—	—	—	—	—

Total	$2,165.6	$144.6	$337.4	$401.4	$1,282.2

(1)	Purchase obligations include $2.6 million of committed supply purchases in 2004 and $173.4 million of committed capital expenditures.

At December 31, 2003, we had working capital of $420.1 million. We expect that operating cash flows and our revolving credit line will provide sufficient liquidity for fiscal 2004. Significant changes in reimbursement from government programs and managed care health plans could affect liquidity in the future.

We completed development of a replacement hospital in Bentonville, Arkansas in May 2003. The final cost of the replacement facility was approximately $60.0 million.

We have commenced development of a new hospital in Mesquite, Nevada. The project is expected to be completed in the third quarter of 2004. The anticipated cost of this project is approximately $30 million. As of December 31, 2003, approximately $9.9 million had been spent on this project.

We began development of a new hospital in Tucson, Arizona during the third quarter of 2003. The anticipated cost of the project is approximately $90 million and completion is expected in the first quarter of 2005. As of December 31, 2003, approximately $16.0 million had been spent on this project.

We have entered into a joint venture with a not-for-profit hospital organization to build a second hospital in Denton, Texas. The anticipated cost of the project is approximately $100 million, of which we would fund approximately 80% with the joint venture partner funding the remainder. We would also lease our existing facility to the joint venture. We began development on this project in the third quarter of 2003 and anticipate completion in the first quarter of 2005. As of December 31, 2003, approximately $9.8 million has been spent on this project.

On December 1, 2003, we completed the acquisition of four hospitals in Arkansas from subsidiaries of Tenet Healthcare Corporation for a purchase price of $142.0 million in cash and $2.5 million of transaction costs less the assumption of $2.2 million of net current liabilities.

On December 1, 2003, we entered into a transaction with a not-for-profit hospital in Palmer, Alaska. We are the majority partner owning approximately 76% of the venture with the not-for-profit partner owning the remainder. We contributed $25 million (including $23.5 million in cash) to the venture and the not-for-profit partner contributed its current facility to the venture. The venture intends to construct a replacement facility that is expected to cost approximately $88 million.

On December 1, 2003, we entered into a lease for the real property and operations of an acute care hospital in Woodward, Oklahoma. We also acquired the net working capital and equipment for approximately $5.5 million in cash and a $1.1 million note.

On October 1, 2003, we entered into a transaction with a not-for-profit hospital in Springfield, Oregon. We own 80% of the venture. We contributed $20 million (including $13 million in cash) to the venture and the not-for-profit partner contributed its current facility to the venture. The venture intends to construct a replacement facility for approximately $85 million.

One of our non-consolidating joint ventures has constructed a new acute care hospital. Our investment in this project will be approximately $20 million, funded by partnership distributions it would have otherwise received. We have contributed approximately $20.5 million for this project as of December 31, 2003.

We have entered into a letter of intent to form a venture with a not-for-profit hospital in Fort Smith, Arkansas. We anticipate that we would be the majority owner in the venture. The not-for-profit hospital would contribute its current operations to the venture. The venture would build a replacement facility that would cost approximately $150 million. We anticipate that a closing under a definitive agreement could occur during the second quarter of 2004.

We have entered into a letter of intent to acquire the operations of an acute care hospital in Erwin, North Carolina. As part of the proposed transaction, we would lease the operations of the existing hospital and build a replacement facility for approximately $42 million. We anticipate that a definitive agreement could be completed in the second quarter of 2004.

We entered into a letter of intent to acquire the operations of an acute care hospital in Fairmont, West Virginia. We decided not to proceed with this transaction.

We are exploring various other opportunities with not-for-profit hospitals to become a capital partner to construct replacement facilities. Although no definitive agreements have been reached at this time, agreements could be reached in the future. Any future agreements could increase future capital expenditures.

We have various other existing hospital expansion projects in progress. We anticipate expending an aggregate of approximately $285 million related to these projects over the next several years.

We expect that our anticipated capital expenditures, including expansion and development projects, will be funded with either operating cash flows, existing credit facilities, or proceeds from the sales of securities using our shelf registration statement or by private placement.

In December 2003, we disposed of our interest in Cambio Health Solutions, a subsidiary of QHR. The proceeds consisted of $2.0 million in cash, less approximately $0.7 million for working capital, a $3.0 million note and an estimated $1.5 million earn out over the next three years. A gain from the disposition of $1.7 million was recognized in the fourth quarter of 2003 which included a $3.0 million settlement relating to the value of a minority shareholder’s interest. This entity was reclassified to discontinued operations in the fourth quarter of 2003.

In December 2003, we entered into a definitive agreement to sell El Dorado Hospital in Tucson, Arizona for approximately $33.2 million plus working capital. We closed under the definitive agreement in January 2004. We recorded a $2.2 million impairment charge in the fourth quarter of 2003 to adjust the carrying value of the assets to the selling price. This entity was reclassified to discontinued operations in the fourth quarter of 2003.

In February 2004, we entered into a definitive agreement to sell our acute care hospital in Terrell, Texas for approximately $3.4 million in notes receivable plus working capital. We anticipate closing under the definitive agreement in the second quarter of 2004, subject to regulatory approvals. We anticipate recording a deferred gain on the sale of the facility. The gain would be recognized ratably as the note payments are received. This entity was reclassified to discontinued operations in the fourth quarter of 2003.

The facilities reclassified as discontinued operations had revenues of $100.2 million and $100.2 million for the years ended December 31, 2003 and 2002, respectively. These facilities had pre-tax income (losses) of $(4.1) million and $1.5 million for the years ended December 31, 2003 and 2002, respectively.

We lease the operations of two acute care hospitals and three ambulatory surgery centers located in the Kansas City, Missouri area to HCA. The lease payments are approximately $18 million per year. HCA had an option to purchase the facilities for approximately $136 million. We signed a definitive agreement to sell these facilities to HCA in the first quarter of 2004. We closed under the definitive agreement in the first quarter of 2004. As of December 31, 2003, the carrying value of these assets was approximately $54 million. These facilities were reclassified to discontinued operations in the first quarter of 2004.

In February 2004, we entered into a definitive agreement to sell our acute care hospital in Alice, Texas for approximately $18.0 million. We anticipate a closing under the definitive agreement in the second quarter of 2004. This facility was reclassified to discontinued operations in the first quarter of 2004.

The facilities reclassified as discontinued operations in the first quarter of 2004 had revenues of $57.4 million and $54.1 million for the years ended December 31, 2003 and 2002, respectively. These facilities had pre-tax income (loss) of $(12.3) million and $4.3 million for the years ended December 31, 2003 and 2002, respectively. Included in the pre-tax loss in 2003 is a pre-tax impairment of $16.3 million.

Off-Balance Sheet Arrangements

We have entered into agreements whereby we have guaranteed certain loans entered into by patients who had services performed at our facilities. These loans are provided by various financial institutions. We would be obligated to repay the financial institutions if a patient fails to repay their loan. We would then pursue collections from the patient. At December 31, 2003, the amounts subject to the guarantees were $19.9 million. We have $4.6 million reserved at December 31, 2003 for the estimated loan defaults that would be covered under the guarantees.

Prior to January 1, 2003, we entered into agreements to guarantee the indebtedness of certain joint ventures that are accounted for by the equity method. The ultimate amount of the guarantees were $2.8 million at December 31, 2003.

Recent Accounting Pronouncements

We adopted Statement of Financial Accounting Standards No. 145 “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (“SFAS 145”), on January 1, 2003. SFAS 145 rescinds Statement of Financial Accounting Standards No. 4 “Reporting Gains and Losses From Extinguishment of Debt”. SFAS 145 requires any gains or losses on extinguishment of debt that were classified as an extraordinary item in prior periods that do not meet the criteria in Accounting Principles Board Opinion No. 30 “Reporting the Results of Operations — Reporting the Effects of Disposal of Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions” for classification as an extraordinary item shall be reclassified into income from continuing operations. The impact of the adoption of SFAS 145 reduced income from continuing operations by $3.2 million for the year ended December 31, 2001 through the reclassification of the extraordinary loss on retirement of debt.

We adopted the Statement of Financial Accounting Standards No. 146 “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”), on January 1, 2003. SFAS 146 addresses the accounting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”. Our adoption of SFAS 146 did not have a material impact on our results of operations or financial position.

We adopted the Financial Accounting Standards Board Interpretation No. 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”) on January 1, 2003. FIN 45 states that the fair value of certain guarantee obligations be recorded at the inception of the guarantee and clarifies disclosures required for guarantee obligations. The initial recognition provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. Our adoption of FIN 45 did not have a material impact on our results of operations or financial position.

In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS 149”). SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments and for hedging activities. We adopted SFAS 149 on July 1, 2003. Our adoption of SFAS 149 did not have a material impact on our results of operations or financial position.

We adopted Statement of Financial Accounting Standards No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”) on July 1, 2003. SFAS 150 establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity, such as redeemable preferred stock and certain equity derivatives that frequently are used in connection with share repurchase programs. Our adoption of SFAS 150 did not have a material impact on our results of operation or financial position. On November 7, 2003, the Financial Accounting Standards Board voted to defer for an indefinite period the application of SFAS 150 to classification of noncontrolling interests of limited-life subsidiaries. The deferral did not have a material impact on our results of operations or financial position.

Contingencies

False Claims Act Litigation

As a result of its ongoing discussions with the government prior to the merger, Quorum learned of two qui tam complaints against it alleging violations of the False Claims Act for claims allegedly submitted to the government involving one owned and two managed hospitals. Quorum accrued the estimated liability on these items prior to the merger. The matter involving the two managed hospitals remains under seal and the matter involving the owned hospital has been settled. With respect to the matter involving the two managed hospitals, the government has requested that Quorum conduct a self audit with respect to one Medicare cost report for one managed hospital and three other specific issues. The government has stated that it intends to investigate certain other allegations.

On September 9, 2003, we were served with a qui tam complaint alleging, among other things, the submission of false claims for reimbursement and improper allocation of costs at a hospital in Mississippi managed by QHR, which is named as an additional defendant. The federal government has apparently elected not to intervene in the case and the complaint was recently unsealed. While we intend to vigorously defend this matter, we are not yet able to form a view as to any probable liability for any of the claims alleged in the complaint.

At this time we cannot predict the final effect or outcome of the ongoing investigations or qui tam actions. If violations of federal or state laws relating to Medicare, Medicaid or other government programs are found, then we may be required to pay substantial fines and civil and criminal damages and also may be excluded from participation in the Medicare and Medicaid programs and other government programs. Similarly, the amount of damages sought in the qui tam actions or in the future may be substantial. We could be subject to substantial costs resulting from defending, or from an adverse outcome in, any current or future investigations, administrative proceedings or litigation. In an effort to resolve one or more of these matters, we may choose to negotiate a settlement. Amounts paid to settle any of these matters may be material. Agreements entered into as a part of any settlement could also materially adversely affect us. Any current or future investigations or actions could have a material adverse effect on our results of operations or financial position.

From time to time, we may be the subject of additional investigations or a party to additional litigation which alleges violations of law. We may not know about those investigations or about qui tam actions filed against us unless and to the extent such are unsealed. If any of those matters were successfully asserted against us, there could be a material adverse effect on our business, financial position, results of operations or prospects.

Income Taxes

The IRS is in the process of conducting an examination of our federal income tax returns for the calendar years ended December 31, 1999 and 2000, and the federal income tax returns of Quorum for the fiscal years ended June 30, 1999 and 2000. Although the examinations are still ongoing, the IRS has proposed several adjustments to which we have consented. The nature of the proposed adjustments relate to carryover adjustments from previous audit settlements of Quorum and to adjustments we have proposed to correct various tax accounting matters. In the opinion of management, the proposed adjustments will not have a material effect on our results of operations or financial position.

The IRS has proposed adjustments with respect to partnership returns of income for certain joint ventures in which Quorum owned a majority interest for the fiscal years ended June 30, 1997 and 1998. The most significant adjustments involve the tax accounting methods adopted for computing bad debt expense, the valuation of purchased hospital property and equipment and related depreciable lives, income recognition related to cost reports and the loss calculation on a taxable liquidation of a subsidiary. We have filed protests on behalf of the joint ventures with the Appeals Division of the IRS contesting substantially all of the proposed adjustments, and we have since been negotiating with the Appeals Division in an effort to resolve these matters. In the opinion of management, the ultimate outcome of the IRS examinations will not have a material effect on our results of operations or financial position.

HCA Litigation and Investigations

HCA was the subject of governmental investigations and litigation relating to the business practices of HCA and its subsidiaries, including subsidiaries that, prior to the spin-off from HCA, owned facilities now owned by us. These investigations were concluded through a series of agreements executed in 2000 and 2003. HCA remains a defendant in qui tam actions on behalf of the United States of America alleging, in general, submission of improper claims to the government for reimbursement. The lawsuits seek three times the amount of damages caused to the United States by the submission of any Medicare or Medicaid false claims presented by the defendants to the federal government, civil damages of not less than $5,500 nor more than $11,000 for each such Medicare or Medicaid claim, attorneys’ fees and costs. HCA has disclosed that of the original 30 qui tam actions, the U.S. Department of Justice intervened in eight actions that were settled in June 2003. The settlement agreement does not affect qui tam cases in which the government has not intervened. HCA also has previously disclosed that it is aware of additional qui tam actions that remain under seal and believes that there may be other sealed qui tam cases of which it is unaware. HCA is also the subject of a formal order of investigation by the SEC. HCA understands that the SEC’s investigation includes the anti-fraud, insider trading, periodic reporting and internal accounting control provisions of the federal securities laws.

We are unable to predict the effect or outcome of the ongoing investigations of the Securities and Exchange Commission or qui tam actions, or whether any additional investigations or litigation will be commenced. In connection with the spin-off from HCA, we entered into a distribution agreement with HCA. The terms of the distribution agreement provide that HCA will indemnify us for any losses (other than consequential damages) which it may incur as a result of the proceedings described above. HCA has also agreed to indemnify us for any losses (other than consequential damages) which it may incur as a result of proceedings which may be commenced by government authorities or by private parties in the future that arise from acts, practices or omissions engaged in prior to the date of the spin-off and that relate to the proceedings described above. HCA has also agreed that, in the event that any hospital owned by us at the time of the spin-off is permanently excluded from participation in the Medicare and Medicaid programs as a result of the proceedings described above, then HCA will make a cash payment to us in an amount (if positive) equal to five times the excluded hospital’s 1998 income from continuing operations before depreciation and amortization, interest expense, management fees, impairment of long-lived assets, minority interests and income taxes, as set forth on a schedule to the distribution agreement, less the net proceeds of the sale or other disposition of the excluded hospital.

HCA will not indemnify us under the distribution agreement for losses relating to any acts, practices and omissions engaged in by us after the spin-off date, whether or not we are indemnified for similar acts, practices and omissions occurring prior to the spin-off. HCA also will not indemnify us under the distribution agreement for similar qui tam litigation, governmental investigations and other actions to which Quorum was subject, some of which are described above. If indemnified matters were asserted successfully against us or any of our facilities, and HCA failed to meet its indemnification obligations, then this event could have a material adverse effect on our business, financial condition, results of operations or prospects.

The extent to which we may or may not continue to be affected by the ongoing investigations of HCA and the initiation of additional investigations, if any, cannot be predicted. These matters could have a material adverse effect on our business, financial condition, results of operations or prospects.

General Liability Claims

We are subject to claims and suits arising in the ordinary course of business, including claims for personal injuries or wrongful restriction of, or interference with, physicians’ staff privileges. In certain of these actions the claimants may seek punitive damages against us, which are usually not covered by insurance. It is management’s opinion that the ultimate resolution of these pending claims and legal proceedings will not have a material adverse effect on our results of operations or financial position.

Effects of Inflation and Changing Prices

Various federal, state and local laws have been enacted that, in certain cases, limit our ability to increase prices. Revenues for acute care hospital services rendered to Medicare patients are established under the federal government’s prospective payment system. Medicare revenues were approximately 30.9% in 2003, 31.9% in 2002 and 31.9% in 2001.

Our management believes that hospital industry operating margins have been, and may continue to be, under significant pressure because of deterioration in pricing flexibility and payer mix, and growth in operating expenses in excess of the increase in prospective payments under the Medicare program. As a result of increasing regulatory and competitive pressures, our ability to maintain operating margins through price increases to non-Medicare patients is limited. Medicare prospective payments increased in 2003, 2002 and 2001 and management anticipates that the average rate of increase in Medicare prospective payments will be relatively consistent in 2004.

Healthcare Reform

In recent years, an increasing number of legislative proposals have been introduced in or proposed by Congress and some state legislatures that would significantly affect healthcare systems in our markets. The cost of certain proposals would be funded, in significant part, by a reduction in payments by government programs, including Medicare and Medicaid, to healthcare providers. Most recently, the MMA, which provides for a number of significant changes in the Medicare program, was signed into law on December 8, 2003. While we are unable to predict whether any other proposals for healthcare reform will be adopted, there can be no assurance that proposals adverse to our business will not be adopted.

In December 2000, CMS acting under HIPAA released final regulations, which required compliance by April 2003, relating to the adoption of standards to protect the security and privacy of health-related information. These privacy regulations extensively regulate the use and disclosure of individually identifiable health-related information. CMS has also promulgated final regulations under HIPAA establishing standards to protect the security of health-related information. These regulations were published in February 2003 and require compliance by April 2005. These regulations require healthcare providers to implement organizational and technical practices to protect the security of electronically maintained or transmitted health-related information. The privacy regulations extensively regulate the use and disclosure of individually identifiable health-related information. The privacy regulations and the security regulations could impose significant costs on us in order to comply with these standards. Violations of the regulations could result in civil penalties of up to $25,000 per type of violation in each calendar year and criminal penalties of up to $250,000 per violation.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risk related to changes in interest rates. To mitigate the impact of fluctuations in interest rates, we have entered into two interest rate swaps. Interest rate swaps are contracts which allow the parties to exchange fixed and floating rate interest rate payments periodically over the life of the agreements. Floating rate payments are based on LIBOR and fixed rate payments are dependent upon market levels at the time the interest rate swap was consummated. The interest rate swaps were entered into as cash flow hedges, which effectively converts a notional amount of floating rate borrowings to fixed rate borrowings. Our policy is to not hold or issue derivatives for trading purposes and to avoid derivatives with leverage features. Both of our interest rate swaps are with the same counterparty. We are exposed to credit losses in the event of nonperformance by the counterparty. The counterparty is a creditworthy financial institution and it is anticipated that the counterparty will be able to fully satisfy its obligation under the contracts.

We entered into an interest rate swap which effectively converts a notional amount of $100 million of floating rate borrowings to fixed rate borrowings. The term of the interest rate swap expired on January 15, 2004. We paid a rate of 3.22% and received LIBOR, which was set at 1.15% at December 31, 2003. We entered into another interest rate swap agreement, which effectively converts an additional notional amount of $100 million of floating rate borrowings to fixed rate borrowings. The term of the interest rate swap expires in June 2005. We will pay a rate of 3.99% and will receive LIBOR, which was set at 1.17% at December 31, 2003. Subsequent to December 31, 2003, the LIBOR rate was reset at 1.11%.

With respect to our interest-bearing liabilities, approximately $550.7 million of long-term debt at December 31, 2003 was subject to variable rates of interest, while the remaining balance in long-term debt of $1,208.8 million at December 31, 2003 was subject to fixed rates of interest. As discussed previously, $100 million of the long-term debt subject to variable rates of interest is protected by interest rate swaps expiring in June 2005. The estimated fair value of our total long-term debt was $1,817.4 million at December 31, 2003. The estimates of fair value are based upon the quoted market prices for the same or similar issues of long-term debt with the same maturities, when available, or discounted cash flows. Based on a hypothetical 1% increase in interest rates, the potential annualized losses in future pre-tax earnings would be approximately $4.5 million. The impact of such a change in interest rates on the carrying value of long-term debt would not be significant. The estimated changes to interest expense and the fair value of long-term debt are determined considering the impact of hypothetical interest rates on our borrowing costs and long-term debt balances. These analyses do not consider the effects, if any, of the potential changes in our credit ratings or the overall level of economic activity. Further, in the event of a change of significant magnitude, management would expect to take actions intended to further mitigate its exposure to such change.

BUSINESS

General

We are one of the largest publicly owned hospital companies in the United States and provide healthcare services through hospitals and ambulatory surgery centers that we own and operate in small cities and selected urban markets primarily in the southern, midwestern and western United States. Our hospital facilities currently include 54 general acute care hospitals and 14 ambulatory surgery centers located in the states of Alabama, Alaska, Arizona, Arkansas, California, Indiana, Louisiana, Mississippi, Nevada, New Mexico, Ohio, Oklahoma, Oregon, South Carolina, Texas and West Virginia. Included among these facilities is one hospital operated through a 50/50 joint venture that is not consolidated for financial reporting purposes, two hospitals under construction and two hospitals designated as held for sale. We are also a minority investor in three joint ventures that own seven general acute care hospitals in Georgia and Nevada. Through QHR, we also provide management and consulting services to independent general acute care hospitals located throughout the United States.

Our general acute care hospitals typically provide a full range of services commonly available in hospitals, such as internal medicine, general surgery, cardiology, oncology, neurosurgery, orthopedics, obstetrics, diagnostic and emergency services. These hospitals also generally provide outpatient and ancillary healthcare services such as outpatient surgery, laboratory, radiology, respiratory therapy, cardiology and physical therapy. Outpatient services also are provided by ambulatory surgery centers that we operate. In addition, some of our general acute care hospitals have a limited number of licensed psychiatric beds and provide psychiatric skilled nursing services.

In addition to providing capital resources and general management, we make available a variety of management services to our healthcare facilities. These services include ethics and compliance programs, national supply and equipment purchasing and leasing contracts, accounting, financial and clinical systems, governmental reimbursement assistance, information systems, legal support, personnel management, internal audit, access to regional managed care networks, resource management, and strategic and business planning.

Our Mission

Our mission is to continuously improve the quality of healthcare services provided to the communities we serve by creating an environment that fosters physician participation, recognizes the value and contributions of our employees and strives to meet the unique healthcare needs of our local communities. Our objective is to provide quality healthcare services to our communities, while simultaneously generating strong financial performance and appropriate returns to our investors, through disciplined and balanced execution of a comprehensive business strategy that reinforces both quality of care and financial strength.

Our Business Strategy

Our business strategy combines an operating strategy devoted to working with providers, employees and communities and a capital strategy devoted to investing capital in a disciplined manner into internal and external development projects that enhance patient care and provide appropriate returns to our investors. We believe our business strategy differentiates us from many peers and competitors.

Our Operating Strategy

The foundation of our operating strategy is to work cooperatively and collaboratively with physicians, communities and employees in a manner that benefits all constituents. We actively involve local providers, local community leaders and our own employees in our critical decision making in order to enhance the quality of physicians’ practices, the quality of the healthcare environment in each community and the professional satisfaction of our employees. We believe this strategy results in increased volumes, rates and operating margins, and in external development opportunities with not-for-profit hospitals attracted to our operating strategy. Our collaborative operating strategy has several components:

•	Actively involve healthcare providers in decision making. We believe that working cooperatively and collaboratively with physicians to develop and maintain strong, mutually beneficial relationships with them leads to improved physician satisfaction, resource management and quality of care. We believe that this results in higher volumes, rates and operating margins and in external development opportunities. To reinforce the collaboration, we have established in each market a Physician Leadership Group, or PLG, consisting of leading physicians who practice at our local hospitals. Each PLG meets monthly with corporate and hospital management to establish local priorities and address physician concerns. A national Physician Leadership Group, consisting of representatives from the local PLGs, meets regularly with members of our corporate management to address broader corporate and national objectives. Our corporate management includes a team of experienced physicians who focus entirely on maintaining our physician relations. We also believe the PLGs generate and facilitate external development opportunities as more physicians and not-for-profit-hospitals are able to learn through physician word-of-mouth about our operating strategy of working collaboratively with providers.

Similarly, we believe that working cooperatively and collaboratively with our nurses and other employees to develop and maintain strong, mutually beneficial relationships with them leads to improved satisfaction, morale and retention of our employees, as well as better quality of care for our patients. We believe that this leads to higher patient satisfaction, volumes, rates and operating margins. In each of our markets, we have a Nursing Leadership Group, or NLG, chaired by the facility Chief Nursing Officer and comprising facility nurses who work with corporate and hospital management to establish local priorities and company-wide “best practices” for nursing care. A national Nursing Leadership Group, consisting of representatives from the local NLGs, addresses broader corporate and national objectives with members of our corporate management team. We have also created Departmental Operations Committees that address key clinical and support functions represented by specific hospital departments, including radiology, dietary and plant operations. Members, chosen for their leadership qualities demonstrated at our facilities, meet regularly to share “best practices” and other initiatives, both locally and nationally.

•	Actively involve communities in decision making. Our community philosophy is a simple one: our stockholders own the bricks and mortar, but the hospitals effectively “belong” to the communities we serve. We seek to have each community embrace its hospital as an important local asset in order to make the facility successful. To that end, we have local Boards of Trustees consisting solely of local physicians and community leaders. We empower each local Board of Trustees with responsibilities related to strategic and capital planning and overall supervision of the quality of care provided to the community. By involving local communities in key decisions affecting their hospitals, we believe we can achieve higher volumes, rates and operating margins.

•	Actively partner with not-for-profit hospitals. An integral part of our operating strategy is to be a preferred partner for the not-for-profit hospitals that comprise approximately 85% of the nation’s acute care hospitals. For not-for-profit hospitals, we offer three alternatives for potentially improving their performance: contract management, consulting services and capital partnership. We believe that these relationships can result in attractive growth opportunities that are consistent with, and that reinforce, the other components of our business strategy.

We provide management and consulting services through our QHR subsidiary to over 200 not-for-profit hospitals in the United States. These are typically independent hospitals in rural communities who we believe benefit from the management infrastructure QHR provides, infrastructure that they might not otherwise afford on their own.

We also provide an attractive alternative to not-for-profit hospitals that need capital. We can either buy the hospital or partner with the not-for-profit in a joint venture, often for the purpose of developing a new or replacement hospital for the community. We believe we often have a competitive advantage over some of our peers and competitors in buying or partnering with not-for-profit hospitals as a result of:

•	our operating strategy of working cooperatively and collaboratively with physicians, employees and communities, which appeals to many not-for-profits;

•	our QHR management subsidiary’s relationship and reputation with leading not-for-profits nationwide; and

•	our flexibility regarding shared governance and ownership with not-for-profits through joint ventures with those who prefer to retain some ownership rather than sell.

Our Capital Strategy

Our capital strategy consists of the disciplined investment of capital for routine maintenance projects as well as internal and external development projects intended to grow volumes, rates and operating margins. Except for routine maintenance projects, our capital projects are typically projected to generate a return greater than the weighted average cost of capital for that project. We are, however, willing to trade short-term returns for longer-term returns that we believe will be superior.

For existing facilities, we currently expect to spend approximately $115-150 million annually on routine maintenance capital expenditures for structural and cosmetic repairs at our facilities. We also identify and invest in expansion opportunities where we perceive that demand is not being adequately met due to population growth or insufficient existing healthcare services. Expansion opportunities may include adding beds, adding operating rooms or introducing specialty services in order to meet demand and decrease outmigration.

For external development, we pursue acquisition opportunities, but only selectively and opportunistically. In situations where sellers are concerned solely with obtaining the highest price, especially in an auction, we generally do not have a competitive advantage over others and thus generally do not prevail. However, in situations where sellers also place value on our collaborative culture and strategy, we believe we often have a competitive advantage and sometimes can prevail, even in an auction, and even when we may not submit the highest financial offer. We also build new hospitals, either on our own or in partnership with not-for-profit hospitals, especially in small-city markets with populations of 50,000-200,000 and in other markets that tend to be most receptive to our strategy of working collaboratively with providers and communities. We also build replacement facilities for existing facilities, usually by becoming a capital partner with a not-for-profit hospital that lacks capital to rebuild an old or aging facility but has a favorable clinical reputation and market position.

Our Markets

Most of our owned facilities are located in two distinct types of markets primarily in the southern, midwestern and western United States. Approximately three-quarters of our owned hospitals are located in small cities, generally with populations of less than 150,000 residents and located more than 60 miles from a major urban center. These hospitals are usually either the only hospital or one of two or three hospitals in the community. The remainder of our owned hospitals are located in selected larger urban areas. We own and operate hospitals in 16 states. Over half of our facilities are located in the states of Alabama, Arkansas, Indiana, and Texas.

Through QHR, a separate contract management services and consulting subsidiary, we also provide management services to independent hospitals and hospital systems located throughout the United States.

Small City Markets

We believe that the small cities of the southern, midwestern and western United States are attractive to healthcare service providers as a result of favorable demographic, economic and competitive conditions. 40 of the 52 general acute care hospitals that we owned and operated as of March 31, 2004 were located in these small city markets. Of these, 21 hospitals were located in communities where they were the sole hospital and 19 hospitals were located in communities where they were one of only two or three hospitals. We believe that small city markets can support specialty services which generally produce higher revenues than other healthcare services. In addition, in small city markets, managed care penetration is generally lower than in urban areas, and we believe that we are in a good position to negotiate favorable managed care contracts in these markets.

While our hospitals located in these small cities are more likely to face direct competition than facilities located in smaller rural markets, that competition often is limited to a single competitor in the relevant market. We believe that the smaller populations and relative strength of the one or two acute care hospitals in these markets also limit the entry of specialty hospitals and alternate non-hospital providers, such as outpatient surgery centers or rehabilitation or diagnostic imaging centers, as well as managed care plans, compared to urban markets.

Selected Larger Urban Markets

12 of the 52 general acute care hospitals that we owned and operated as of March 31, 2004 are located in selected larger urban markets of the southern, midwestern and western United States.

In addition to the direct competition we face from other healthcare providers in our markets, there are higher levels of managed care penetration in the larger urban markets (a higher relative proportion of the market population enrolled in managed care programs such as HMOs and PPOs).

Properties

The following table lists the hospitals owned (except as otherwise indicated) by us as of March 31, 2004:

State	Name	Location	Number of Licensed Beds
Alabama	Flowers Hospital	Dothan	235
	Medical Center Enterprise	Enterprise	131
	Gadsden Regional Medical Center	Gadsden	346
	Crestwood Medical Center	Huntsville	120
	Jacksonville Hospital	Jacksonville	89
Alaska	Valley Hospital (1)	Palmer	40
Arizona	Northwest Medical Center	Tucson	252
Arkansas	Northwest Medical Center of Benton County	Bentonville	128
	Medical Center of South Arkansas (2)	El Dorado	166
	Medical Park Hospital	Hope	79
	National Park Medical Center	Hot Springs	166
	Willow Creek Women’s Hospital	Johnson	30
	Regional Medical Center of Northeast Arkansas	Jonesboro	104
	St. Mary’s Regional Medical Center	Russellville	170
	Central Arkansas Hospital	Searcy	193
	Northwest Medical Center of Washington County	Springdale	222
California	San Leandro Hospital	San Leandro	122
Indiana	Bluffton Regional Medical Center	Bluffton	96
	Dupont Hospital (3)	Fort Wayne	86

State	Name	Location	Number of Licensed Beds
	Lutheran Hospital of Indiana	Fort Wayne	407
	St. Joseph’s Hospital	Fort Wayne	191
	Kosciusko Community Hospital	Warsaw	72
Louisiana	Women & Children’s Hospital	Lake Charles	80
Mississippi	Wesley Medical Center	Hattiesburg	211
	River Region Health System (4)	Vicksburg	372
New Mexico	Carlsbad Medical Center	Carlsbad	127
	Lea Regional Medical Center	Hobbs	250
	MountainView Regional Medical Center	Las Cruces	127
Ohio	Barberton Citizens Hospital (5)	Barberton	311
	Doctors Hospital of Stark County (5)	Massillon	166
Oklahoma	Claremore Regional Hospital	Claremore	89
	SouthCrest Hospital	Tulsa	180
	Woodward Regional Hospital (6)	Woodward	87
Oregon	Willamette Valley Medical Center	McMinnville	80
	McKenzie-Willamette Hospital (7)	Springfield	114
South Carolina	Carolinas Hospital System—Florence	Florence	372
	Carolinas Hospital System—Lake City (8)	Lake City	48
	Mary Black Memorial Hospital (9)	Spartanburg	209
Texas	Abilene Regional Medical Center	Abilene	187
	Alice Regional Hospital (10)	Alice	138
	Brownwood Regional Medical Center (11)	Brownwood	216
	College Station Medical Center	College Station	115
	Navarro Regional Hospital	Corsicana	162
	Denton Community Hospital (12)	Denton	122
	Longview Regional Medical Center	Longview	166
	Woodland Heights Medical Center	Lufkin	146
	Pampa Regional Medical Center	Pampa	115
	San Angelo Community Medical Center	San Angelo	168
	Medical Center at Terrell (13)	Terrell	130
	DeTar Healthcare System	Victoria	328
	Gulf Coast Medical Center	Wharton	161
West Virginia	Greenbrier Valley Medical Center	Ronceverte	122

(1)	One of our wholly-owned subsidiaries holds a 76.2% interest in, and is the manager of, the entity owning this facility. The entity plans to build a replacement hospital for this facility.

(2)	We hold a 50% equity interest in a non-consolidated joint venture which owns and operates this facility. We are the manager of this facility.

(3)	One of our wholly-owned subsidiaries holds a 81.3% interest in, and is the manager of, the entity owning this facility.

(4)	One of our wholly-owned subsidiaries holds an 71.5% interest in, and is the manager of, the entity owning this facility.

(5)	One of our wholly-owned subsidiaries holds an 95% interest in, and is the manager of, the entity owning this facility.

(6)	Held pursuant to an operating lease with an initial term of 20 years and a renewal term of 20 years.

(7)	One of our wholly-owned subsidiaries holds an 80% interest in, and is the manager of, the entity owning this facility. The entity plans to build a replacement hospital for this facility.

(8)	Held pursuant to operating leases with initial terms of ten years and two renewal option of five years each.

(9)	One of our wholly-owned subsidiaries holds an 89.4% interest in, and is the manager of, the entity owning this facility.

(10)	In February 2004, we entered into a definitive agreement to sell this facility. We anticipate a closing under the definitive agreement in the second quarter of 2004. This facility was reclassified to discontinued operations in the first quarter of 2004.

(11)	We currently lease this hospital pursuant to a long-term lease which provides the exclusive right to use and control the hospital operations.

(12)	We are currently building a replacement hospital in Denton, Texas for this facility.

(13)	We currently lease this hospital pursuant to a long-term lease which provides the exclusive right to use and control the hospital operations. We signed a definitive agreement to sell this facility in February 2004. We anticipate a closing under the definitive agreement in the second quarter of 2004. This facility was classified as discontinued operations at December 31, 2003.

In addition to the hospitals listed in the table above, as of March 31, 2004, we operated 14 ambulatory surgery centers. Medical office buildings also are operated in conjunction with our hospitals. These office buildings are primarily occupied by physicians who practice at our hospitals.

The following table lists the hospitals owned by joint venture entities in which we are the minority owner and the percentage ownership interest as of March 31, 2004. Information on licensed beds was provided by the majority owner and manager of each joint venture. HCA is the majority owner of Macon Healthcare LLC. Universal Health Systems is the majority owner of Summerlin Hospital Medical Center LLC and Valley Health System LLC.

State	Joint Venture Facility Name	Location	Number of Licensed Beds
Georgia	Macon Healthcare LLC/Coliseum Medical Center (38%)	Macon	250
	Macon Healthcare LLC/Coliseum Psychiatric Center (38%)	Macon	60
	Macon Healthcare LLC/Macon Northside Hospital (38%)	Macon	103
Nevada	Summerlin Hospital Medical Center LLC/ Summerlin Hospital Medical Center (26%)	Las Vegas	190
	Valley Health System LLC/Desert Springs Hospital (28%)	Las Vegas	346
	Valley Health System LLC/Valley Hospital Medical Center (28%)	Las Vegas	400
	Valley Health System LLC/Spring Valley Hospital Medical Center (28%)	Las Vegas	176

Operations

Our general acute care hospitals typically provide a full range of services commonly available in hospitals, such as internal medicine, general surgery, cardiology, oncology, neurosurgery, orthopedics and obstetrics, as well as diagnostic and emergency services. These hospitals also generally provide outpatient and ancillary healthcare services such as outpatient surgery, laboratory, radiology, respiratory therapy, cardiology and physical therapy. We also provide outpatient services through ambulatory surgery centers operated by us. In addition, certain of our general acute care hospitals have a limited number of licensed psychiatric beds.

Each of our hospitals is governed by a local Board of Trustees, which includes local community leaders and members of the hospital’s medical staff. The Board of Trustees establishes policies concerning the medical, professional and ethical practices at each hospital, monitors such practices, and is responsible for ensuring that these practices conform to established standards. We maintain quality assurance programs to support and monitor quality of care standards and to meet accreditation and regulatory requirements. Patient care evaluations and other quality of care assessment activities are monitored on a continuing basis.

Services and Utilization

Hospital revenues depend upon inpatient occupancy levels, the volume of outpatient procedures and the charges or negotiated payment rates for such services. Charges and reimbursement rates for inpatient routine services vary significantly depending on the type of service, such as medical/surgical, intensive care or psychiatric, the payer and the geographic location of the hospital.

We believe that important factors relating to the overall utilization of a hospital include the quality and market position of the hospital and the number, quality and specialties of physicians providing patient care within the facility. Generally, we believe that the ability of a hospital to meet the healthcare needs of its community is determined by its breadth of services, level of technology, emphasis on quality of care and convenience for patients and physicians. Other factors which impact utilization include the growth in local population, local economic conditions, market penetration of managed care programs and the availability of reimbursement programs such as Medicare and Medicaid. Utilization across the industry also is being affected by improved treatment protocols as a result of advances in medical technology and pharmacology.

The following table sets forth certain statistics for hospitals we owned for each of the past five years. The comparability of the statistics has been affected by our acquisition of Quorum on April 27, 2001 and additional acquisitions in 2002 and 2003. Prior years statistics have been restated to reflect the reclassification of two hospitals as discontinued operations. Medical/surgical hospital operations are subject to certain seasonal fluctuations, including decreases in patient utilization during holiday periods and increases in patient utilization during the cold weather months.

	Years Ended December 31,
	1999	2000	2001	2002	2003
Number of hospitals at end of period (a)	27	26	44	46	53
Number of licensed beds at end of period (b)	3,426	3,224	7,266	7,531	8,246
Weighted average licensed beds (c)	4,449	3,336	6,086	7,388	7,652
Admissions (d)	136,779	117,853	223,139	273,389	286,416
Adjusted admissions (e)	226,460	202,458	379,818	467,399	491,417
Average length of stay (days) (f)	4.5	4.3	4.8	4.9	4.9
Average daily census (g)	1,700	1,401	2,934	3,656	3,831
Occupancy rate (h)	57%	49%	52%	54%	55%

(a)	Number of hospitals excludes designated as discontinued operation and facilities under construction. This table does not include any operating statistics for facilities designated as discontinued operations, non-consolidating joint ventures and facilities leased to others.

(b)	Licensed beds are those beds for which a facility has been granted approval to operate from the applicable state licensing agency.

(c)	Represents the average number of licensed beds weighted based on periods owned.

(d)	Represents the total number of patients admitted (in the facility for a period in excess of 23 hours) to our hospitals and is used by management and certain investors as a general measure of inpatient volume.

(e)	Adjusted admissions are used by management and certain investors as a general measure of combined inpatient and outpatient volume. Adjusted admissions are computed by multiplying admissions (inpatient volume) by the sum of gross inpatient revenue and gross outpatient revenue and then dividing the resulting amount by gross inpatient revenue. The adjusted admissions computation “adjusts” outpatient revenue to the volume measure (admissions) used to measure inpatient volume resulting in a general measure of combined inpatient and outpatient volume.

(f)	Represents the average number of days admitted patients stay in our hospitals.

(g)	Represents the average number of patients in our hospital beds each day.

(h)	Represents the percentage of hospital licensed beds occupied by patients. Both average daily census and occupancy rate provide measures of the utilization of inpatient rooms.

Our hospitals have been affected by the trend toward certain services being performed more frequently on an outpatient basis as procedures performed on an inpatient basis are converted to outpatient procedures through continuing advances in pharmaceutical and medical technologies. The redirection of certain procedures to an outpatient basis is also influenced by pressures from payers and patients to perform certain procedures as outpatient care rather than inpatient care. We have responded to the outpatient trend by enhancing our hospitals’ outpatient service capabilities, including:

•	dedicating resources to our freestanding ambulatory surgery centers at or near certain of our hospital facilities;

•	reconfiguring certain hospitals to more effectively accommodate outpatient treatment by, among other things, providing more convenient registration procedures and separate entrances; and

•	restructuring existing surgical capacity to allow a greater number and range of procedures to be performed on an outpatient basis.

We expect the growth in outpatient services to continue, although possibly at a slower rate, in the future. Our facilities will continue to emphasize those outpatient services that can be provided on a quality, cost-effective basis and that we believe will experience increased demand.

Sources of Revenue

We receive payment for patient services from the federal government primarily under the Medicare program, state governments under their respective Medicaid programs, managed care plans and other private insurers as well as directly from patients. The approximate percentages of patient revenues of our facilities from such sources during the periods specified below were as follows:

	Years Ended December 31,
	2001	2002	2003
Medicare	31.9%	31.9%	30.9%
Medicaid	5.6	5.3	5.5
Managed care plans	35.5	39.3	41.4
Other sources	27.0	23.5	22.2

Total	100.0%	100.0%	100.0%

Medicare is a federal program that provides certain hospital and medical insurance benefits to persons age 65 and over, some disabled persons and persons with end-stage renal disease. Medicaid is a federal-state program administered by the states which provides hospital benefits to qualifying individuals who are unable to afford care. All of our hospitals are certified as providers of Medicare and Medicaid services. Amounts received under the Medicare and Medicaid programs are generally significantly less than the hospital’s customary charges for the services provided. See “—Reimbursement.”

To attract additional volume, most of our hospitals offer various discounts from established charges to certain large group purchasers of healthcare services, including private insurance companies, employers, and managed care plans. These discount programs limit our ability to increase charges in response to increasing costs. See “—Competition.”

Patients are generally not responsible for any difference between customary hospital charges and amounts reimbursed for such services under Medicare, Medicaid, some private insurance plans, and managed care plans, but are responsible for services not covered by such plans, exclusions, deductibles or co-insurance features of their coverage. The amount of such exclusions, deductibles and co-insurance has generally been increasing each year. Collection of amounts due from individuals is typically more difficult than from governmental or business payers. We have experienced significant growth in uninsured receivables and deterioration of collectibility of these receivables. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview” for a more detailed discussion.

Hospital Management Services

QHR is a leading provider of management and consulting services to acute care hospitals, providing management services to approximately 200 hospitals as of December 31, 2003. QHR provides management services to independent hospitals and hospital systems under management contracts and also provides selected consulting, educational and related services. QHR assists hospitals in improving their financial performance and the scope of their services. Most of the hospitals for which QHR performs management, consulting or support services are independent not-for-profit hospitals. These hospitals are generally located in non-urban areas. Approximately 55% of these hospitals have less than 100 beds. Upon entering into a management contract, QHR first assesses the operations of the hospital, including the hospital’s financial management, the economic and population-related factors affecting the hospital’s market, physician relationships and staffing requirements. Then, based on its assessment, QHR develops and recommends a management plan to the hospital’s governing board.

To implement the management plan adopted for each hospital, QHR typically provides the hospital with personnel to serve as the hospital’s chief executive officer and chief financial officer. Although these people are QHR employees, they operate under the direction and control of the hospital’s governing body, and the balance of the hospital staff remain employees of the hospital under the control and supervision of the hospital. QHR’s hospital-based team is supported by its regional and corporate management staff. QHR currently has 18 regional offices located throughout the United States. QHR’s regional office staff is experienced in providing management services to hospitals of all sizes in diverse markets throughout the United States. Each regional office is responsible for the management services provided within its geographic area.

QHR’s hospital management contracts generally have a term of three to five years and typically have a renewal rate of approximately 79%. QHR’s management contract fees are based on amounts agreed upon by QHR and the hospital’s governing body, and generally are not related to the hospital’s revenues or other variables. Under QHR’s hospital management contracts, QHR is not responsible for hospital licensure, certificates of need, liability coverage, capital expenditures or other functions which are normally the responsibility of a hospital’s governing body.

QHR offers consulting and related educational and management services to hospitals that are not part of its contract management program. QHR’s consulting services are directed at many of the operational needs of hospitals, including accounts receivable management, health information management, human resources, facility design and various operational services. QHR also provides consulting services to large, sophisticated medical institutions that need hospital management advice for specific issues.

Competition

The hospital industry is highly competitive. We compete with other hospitals and healthcare providers for patients. The competition among hospitals and other healthcare providers for patients has intensified in recent years. In some cases, competing hospitals are more established than our hospitals. Certain of these competing facilities, particularly in urban markets, offer services, including extensive medical research and medical education programs, which are not offered by our facilities. In addition, in certain of the markets where we operate, there are large teaching hospitals which provide highly specialized facilities, equipment and services which may not be available at our hospitals. Although some of our hospitals are located in geographic areas where they are currently the sole provider of general, acute care hospital services in their communities, these hospitals also face competition from other hospitals, including larger tertiary care centers. Despite the fact that these competing hospitals may be as far as 30 to 50 miles away, patients in these markets may migrate to these competing facilities as a result of local physician referrals, managed care incentives or personal choice.

In addition, some of the hospitals that compete with us are owned by tax-supported governmental agencies or not-for-profit entities supported by endowments and charitable contributions. These hospitals can make capital expenditures without paying sales taxes, and are generally exempt from property and income taxes. We also face competition from other specialized care providers, including specialty hospitals, outpatient surgery, orthopedic, oncology and diagnostic centers.

State certificate of need laws, or “CON laws”, which place limitations on a hospital’s ability to expand hospital services and add new equipment, also may have the effect of restricting competition. Seven states in which we operate, Alabama, Alaska, Mississippi, Ohio, Oregon, South Carolina and West Virginia, have CON laws. The application process for approval of covered services, facilities, changes in operations and capital expenditures (including certain acquisitions of facilities) in these states is, therefore, highly competitive. In those states which have no CON laws or which set relatively high thresholds before expenditures become reviewable by state authorities, competition in the form of new services, facilities and capital spending is more prevalent.

The number and quality of the physicians on a hospital’s staff are important factors in a hospital’s competitive advantage. Physicians decide whether a patient is admitted to the hospital and the procedures to be performed. We believe that physicians refer patients to a hospital primarily on the basis of the quality of services it renders to patients and physicians, the quality of other physicians on the medical staff, the location of the hospital and the quality of the hospital’s facilities, equipment and employees. Admitting physicians may be on the medical staff of other hospitals in addition to those of our hospitals.

One element of our business strategy is expansion through the acquisition of acute care hospitals in select markets. The competition to acquire hospitals is significant. We may acquire or develop on a selective basis, hospitals that are similar to those currently owned and operated. However, suitable acquisitions may not be accomplished due to unfavorable terms. We may also seek to expand through the formation of joint ventures with other providers, including not-for-profit healthcare providers.

Another major factor in the competitive position of a hospital is management’s ability to negotiate service contracts with purchasers of group healthcare services, such as managed care plans, which attempt to direct and control the use of hospital services and to obtain discounts from hospitals’ established charges. Employers and traditional health insurers are also interested in containing costs through negotiations with hospitals for managed care programs and discounts from established charges. Generally, hospitals compete for service contracts with group healthcare service purchasers on the basis of price, market reputation, geographic location, quality and range of services, quality of the medical staff and convenience. The importance of obtaining contracts with managed care organizations varies from market to market depending on the market strength of such organizations.

QHR also faces competitive challenges in the area of management services. In seeking management services, hospitals have a variety of alternatives. Hospitals managed by hospital management companies represent less than 10% of the total acute care hospitals in the United States. Most hospitals have their own management staff. Some hospitals choose to obtain management services from large, tertiary care facilities that create referral networks with smaller surrounding hospitals.

We, and the healthcare industry as a whole, face the challenge of continuing to provide quality patient care while dealing with rising costs, strong competition for patients and pressures by both private and government payers to control reimbursement rates. As both private and government payers reduce the scope of what may be reimbursed and control reimbursement levels for what is covered, federal and state efforts to reform the healthcare system may further impact reimbursement rates. Changes in medical technology, existing and future legislation, regulations and interpretations and competitive contracting for provider services by private and government payers may require changes in our facilities, equipment, personnel, rates and/or services in the future.

The hospital industry and our hospitals continue to have significant unused capacity. Inpatient utilization, average lengths of stay and average occupancy rates have historically been negatively affected by payer-required pre-admission authorization, utilization review, patient preference and payer pressure to maximize outpatient and alternative healthcare delivery services for less acutely ill patients. Admissions constraints, payer pressures and increased competition are expected to continue. We endeavor to meet these challenges by expanding many of its facilities to include outpatient centers, offering discounts to private payer groups, upgrading facilities and equipment and offering new programs and services.

Employees and Medical Staff

At March 31, 2004, we had approximately 39,000 employees, including approximately 10,800 part-time employees, as well as approximately 500 employees providing hospital management and consulting services. Employees at four hospitals are currently represented by labor unions. We consider our employee relations to be good. While our non-union hospitals experience union organizational activity from time to time, we do not expect such efforts to materially affect our future operations. Our hospitals, like most hospitals, have experienced labor costs rising faster than the general inflation rate, primarily in nursing. There can be no assurance as to future availability and cost of qualified medical personnel.

Our hospitals are staffed by licensed physicians who have been admitted to the medical staff of individual hospitals. Physicians generally are not employees of our hospitals although there are varying levels of employed physicians in certain markets. Some physicians provide services in our hospitals under contracts, which generally describe a term of service, provide and establish the duties and obligations of such physicians, require the maintenance of certain performance criteria and fix compensation for such services. Any licensed physician may apply to be admitted to the medical staff of any of our hospitals, but admission to the staff must be approved by the hospital’s medical staff and the appropriate governing board of the hospital in accordance with established credentialing criteria. Members of the medical staffs of our hospitals located in areas where there are other hospitals often also serve on the medical staffs of other hospitals and may terminate their affiliation with a hospital at any time.

We periodically perform both employee and physician satisfaction surveys. The surveys are used by management to enhance operating performance of each hospital.

Our Ethics and Compliance Program

It is our policy that our business be conducted with integrity and in compliance with applicable law. We have developed a corporate-wide ethics and compliance program, which focuses on all areas of policy and regulatory compliance, including physician recruitment, reimbursement and cost reporting practices and laboratory operations.

Our ethics and compliance program is intended to assure that high standards of conduct are maintained in the operation of our business and to help assure that policies and procedures are implemented so that employees act in full compliance with all applicable laws, regulations and company policies. Under our ethics and compliance program, we provide initial and periodic legal compliance and ethics training to every employee, review various areas of our operations, and develop and implement policies and procedures designed to foster compliance with the law. We regularly monitor our ongoing compliance efforts. The program also includes a mechanism for employees to report, without fear of retaliation, any suspected legal or ethical violations to their supervisors or designated compliance officers in our hospitals, as well as a national “hotline” to which employees can report, on an anonymous basis if preferred, any suspected violations. We have also established a separate committee of the Board of Directors to monitor the compliance program.

On November 1, 2001, we entered into a five-year corporate integrity agreement with the Office of the Inspector General, or OIG, and agreed to maintain our compliance program in accordance with the corporate integrity agreement. This obligation could result in greater scrutiny by regulatory authorities. Violations of the integrity agreement could subject our hospitals to substantial monetary penalties. The cost to implement and maintain the compliance program was approximately $4.4 million, $3.0 million and $2.0 million in 2003, 2002 and 2001, respectively. Continuing compliance with the corporate integrity agreement may impose expensive and burdensome requirements on certain operations which could have a material adverse impact on us. The compliance measures and reporting and auditing requirements for our hospitals contained in the integrity agreement include:

•	Continuing the duties and activities of corporate compliance officers and committees and maintaining a written code of conduct and written policies and procedures;

•	Providing general training on the compliance policy and the agreement and specific training for the appropriate personnel on billing, coding and cost report issues;

•	Having an independent third party conduct periodic audits of inpatient hospital service coding and laboratory billing;

•	Continuing a confidential disclosure program and compliance hotline and implementing enhanced screening to ensure ineligible employees and contractors are not hired;

•	Reporting material deficiencies resulting in an overpayment by a federal healthcare program and probable violations of certain laws, rules and regulations; and

•	Submitting annual reports to the OIG describing the operations of the corporate compliance program for the past year.

Reimbursement

Medicare.    Under the Medicare program, acute care hospitals generally receive reimbursement under a prospective payment system, or PPS, for inpatient hospital services. Psychiatric, specially designated children’s hospitals and certain designated cancer research hospitals, as well as psychiatric units that are distinct parts of a hospital and meet the CMS criteria for exemption, are currently exempt from PPS and are reimbursed on a cost-based system, subject to certain cost limits known as TEFRA limits.

Under PPS, fixed payment amounts per inpatient discharge are established based on the patient’s assigned DRG. DRGs classify treatments for illnesses according to the estimated intensity of hospital resources necessary to furnish care for each principal diagnosis. DRG rates have been established for each hospital participating in the Medicare program, are based upon a statistically normal distribution of severity and are adjusted for area wage differentials but do not consider a specific hospital’s costs. DRG rates are updated and re-calibrated annually and have been affected by several recent federal enactments. The index used to adjust the DRG rates, known as the “market basket index,” gives consideration to the inflation experienced by hospitals (and entities outside of the healthcare industry) in purchasing goods and services. Although for several years the percentage increases to the DRG rates have been lower than the percentage increases in the costs of goods and services purchased by hospitals, BIPA updated the rates hospitals receive so that hospitals generally received the market basket index minus 1.1% for discharges occurring on or after October 1, 2000 and before March 31, 2001 or the market basket index plus 1.1% for discharges occurring on or after April 1, 2001 and before October 1, 2001. For federal fiscal year 2003, hospitals generally received the market basket index minus 0.55%. For federal fiscal year 2004, hospitals generally will receive the full market basket. Future legislation may decrease the rate of increase for DRG payments, which could make it more difficult to grow revenue and to maintain or improve operating margins.

Until August 1, 2000, outpatient services provided at general, acute care hospitals typically were reimbursed based on costs, subject to certain adjustments and limits. The BBA contains provisions that affect outpatient hospital services, including a requirement that CMS adopt a PPS system for outpatient hospital services, or APCs, which became effective August 1, 2000. Based on provisions of BIPA, APCs were updated by the market basket minus 0.8% and 1.0% in federal fiscal years 2001 and 2002, respectively, and were updated by the market basket for federal fiscal year 2003. For calendar year 2004, APCs will be updated by the full market basket index. Similarly, effective January 1, 1999, therapy services rendered by hospitals to outpatients and inpatients not reimbursed under Medicare are reimbursed according to the Medicare Physician fee schedule.

Payments for Medicare skilled nursing facility services and home health services historically have been paid based on costs, subject to certain adjustments and limits. Although BBA mandates a PPS system for skilled nursing facility services, home health services and inpatient rehabilitation hospital services, BIPA has made adjustments to the PPS payments for these healthcare service providers. Specifically, for skilled nursing facilities, BBA set the annual inflation update at the market basket index minus 1.0% in 2001 and 2002. However, BIPA adjusted the update to the full market basket index in 2001 and the market basket index minus 0.5% in 2002. The update for 2003 was the market basket minus 0.5%. For federal fiscal year 2004, the rates will be updated by the market basket. In addition to the creation of a PPS system for skilled nursing, the BBA also institutes consolidated billing for skilled nursing facility services, under which payments for most non-physician services for beneficiaries no longer eligible for skilled nursing facility care will be made to the facility, regardless of whether the item or service was furnished by the facility, by others under arrangement, or under any other contracting or consulting arrangement. Consolidated billing is being implemented on a transition basis. As of December 31, 2003, 22 of our hospitals operated skilled nursing facilities.

In addition to establishing a PPS system for home health services, BBA requires a 15% payment reduction in payment limits to home health agencies. However, BIPA delayed the implementation of this reduction until 2002. In fiscal year 2003, the 15% payment reduction was reduced by approximately 7% and the rural add-on payment expired on March 31, 2003. For 2004 through 2006 MMA, provides for a reduction in the annual payment update and added a 5% rural add-on for discharges between April 1, 2004 through March 31, 2005. As of December 31, 2003, less than 1% of our revenues were derived from home health services.

Payments to PPS-exempt hospitals and units such as inpatient psychiatric hospital services are based upon reasonable costs, subject to a cost per discharge target. These limits are updated annually by a market basket index. BIPA made several changes in payments to PPS-exempt hospitals. In 2002, payments for rehabilitation hospitals were made under a PPS system. As a result of changes outlined in BIPA, total payments for rehabilitation hospitals in 2002 are to equal the amounts of payments that would have been made if the rehabilitation PPS system had not been enacted, and rehabilitation facilities are able to make a one-time election before the start of the PPS to be paid based on a fully phased-in PPS rate. In addition, BIPA increases the incentive payments paid for inpatient psychiatric services from 2% to 3%, raises the national cap on long term care hospital reimbursement by 2% and increases the individual long-term care hospital target amounts by 35%. On November 28, 2003, proposed rules were issued to convert reimbursement for PPS-exempt psychiatric hospitals and units to a prospective payment system. Under the proposed rules, reimbursement will be based on a prospectively determined per diem for cost reporting periods beginning on or after April 1, 2004. Also, the proposed rule includes a three-year transition period.

Currently, physicians are paid by Medicare according to the physician fee schedule. However, physicians working in rural health clinics, such as those maintained by us, are reimbursed for their professional and administrative services through the rural health clinic subject to per visit limits unless the rural health clinic is based at a rural hospital with less than 50 beds. There are 23 rural health clinics affiliated with our hospitals.

Medicare has special payment provisions for “sole community hospitals.” A sole community hospital is generally the only hospital in at least a 35-mile radius. Eight of our facilities qualify as sole community hospitals under Medicare regulations. Special payment provisions related to sole community hospitals may include a higher reimbursement rate, which is based on a blend of hospital-specific costs and a national reimbursement rate, and a 90% payment “floor” for capital costs which guarantees the sole community hospital capital reimbursement equal to 90% of capital cost. In addition, the TRICARE program that provides medical insurance benefits to government employees has special payment provisions for hospitals recognized as sole community hospitals for Medicare purposes.

Medicare provides, in the form of outlier payments, for additional payment, beyond standard DRG payments, for covered hospital services furnished to a Medicare beneficiary if the operating costs of furnishing those services exceed a certain threshold. During 2002, CMS initiated an outlier reimbursement review process to assess nationally whether or not the amount of outlier payments being made to selected hospitals was appropriate. CMS issued proposed regulations in March 2003 that became effective October 1, 2003 that modified certain elements of the outlier reimbursement calculation. We derive less than 1% of patient revenues from outlier payments and the modifications did not have a material impact on our financial condition or results of operations.

MMA was signed into law on December 8, 2003. In addition to creating a new Medicare prescription drug benefit, MMA provides for a number of other significant changes in the Medicare program. These changes include a reduction in the annual update for ambulatory surgery center payments from April 2004 through the third quarter of 2005 and no payment update for the fourth quarter of 2005 through 2009. MMA also provides for reductions in the annual update in home health agency payments for 2004 through 2005, and for a reduction in the annual update for inpatient hospital payments from 2006 through 2007 for hospitals that do not submit to the Medicare program quality reporting data specified under the National Voluntary Hospital Reporting Initiative. MMA also includes a number of provisions designed to increase Medicare payments to small urban and rural hospitals, increasing the limit on disproportionate share payments that rural hospitals may receive, and permitting an adjustment to the calculation of the standardized payment to benefit hospitals in low-wage areas, such as rural hospitals and equalizes the DRG base payment rate among hospitals. We are unable to predict the ultimate impact of MMA, but we cannot assure you that it will not have an adverse effect on our business. However, on a preliminary basis, we anticipate that it may receive additional reimbursement from MMA in 2004.

Medicaid.    Most state Medicaid payments are made under a PPS, or under programs which negotiate payment levels with individual hospitals. Medicaid reimbursement is often less than a hospital’s cost of services. Medicaid is currently funded jointly by the state and the federal governments. The federal government and many states are currently considering significant reductions in the level of Medicaid funding while at the same time expanding Medicaid benefits, which could adversely affect future levels of Medicaid reimbursement received by our hospitals.

Annual Cost Reports.    All hospitals participating in the Medicare program, whether paid on a reasonable cost basis or under PPS, are required to meet certain financial reporting requirements. Federal regulations require submission of annual cost reports covering medical costs and expenses associated with the services provided by each hospital to Medicare beneficiaries. If we or any of our facilities are found to be in violation of federal or state laws relating to Medicare, Medicaid or similar programs, we could be subject to substantial monetary fines, civil and criminal penalties and exclusion from participation in the Medicare and Medicaid programs. Any such sanctions could have a material adverse effect on our financial position and results of operations. HCA has agreed to indemnify us in respect of losses arising from such government investigations for the periods prior to the spin-off.

Annual cost reports required under the Medicare and Medicaid programs are subject to routine audits, which may result in adjustments to the amounts ultimately determined to be due to us under these reimbursement programs. These audits often require several years to reach the final determination of amounts earned under the programs. Providers also have rights of appeal, and it is common to contest issues raised in audits of prior years’ reports. The due dates for cost reports for cost reporting periods ending after August 31, 2000 were delayed due to CMS not issuing the final payment schedules for APCs. Beginning in October 2002, the final payment schedules for APCs began to be issued for cost reporting periods ended after August 31, 2000. We have filed all cost reports for these periods. The delay in filing these cost reports will extend the time period of final determination of amounts earned. Pursuant to the terms of the spin-off distribution agreement, HCA agreed to indemnify us for any payments which we are required to make with respect to the Medicare, Medicaid and Blue Cross cost reports for our facilities operated by HCA prior to the spin-off relating to periods ending on or prior to the spin-off and we agreed to indemnify HCA for and pay to HCA any payments received by us relating to such cost reports. We were responsible for the Medicare, Medicaid and Blue Cross cost reports, and associated receivables and payables, for our facilities for all periods prior to the spin-off. In July 2003, HCA finalized a settlement agreement with the government relating to cost report periods ending before August 1, 2001, which includes the indemnified cost reports.

Managed Care.    Pressures to control the cost of healthcare have historically resulted in increases in volumes attributable to managed care payers compared to traditional commercial/indemnity insurers. We generally receive lower payments from managed care payers than from traditional commercial/indemnity insurers; however, as part of our business strategy, we have taken steps to improve our managed care position. See “—Business Strategy” for a more detailed discussion of such strategy.

Commercial Insurance.    Our hospitals provide services to some individuals covered by private healthcare insurance. Private insurance carriers make direct payments to such hospitals or, in some cases, reimburse their policy holders, based upon the particular hospital’s established charges and the particular coverage provided in the insurance policy.

Commercial insurers are continuing efforts to limit the payments for hospital services by adopting discounted payment mechanisms, including prospective payment or DRG-based payment systems, for more inpatient and outpatient services. To the extent that such efforts are successful and reduce the insurers’ reimbursement to hospitals and the costs of providing services to their beneficiaries, such reduced levels of reimbursement may have a negative impact on the operating results of our hospitals.

Government Regulation and Other Factors

Licensure, Certification and Accreditation.    Healthcare facilities are subject to federal, state and local regulations relating to the adequacy of medical care, equipment, personnel, operating policies and procedures, fire prevention, rate-setting and compliance with building codes and environmental protection laws. Facilities are subject to periodic inspection by governmental and other authorities to assure continued compliance with the various standards necessary for licensing and accreditation. All of our health care facilities are properly licensed under appropriate state laws.

All of the hospitals affiliated with us are certified under the Medicare and Medicaid programs and all are accredited by the Joint Commission on Accreditation of Healthcare Organizations, the effect of which is to permit the facilities to participate in the Medicare and Medicaid programs. Should any facility lose its accreditation by this Joint Commission, or otherwise lose its certification under the Medicare and/or Medicaid program, the facility would be unable to receive reimbursement from the Medicare and Medicaid programs. Our facilities are in substantial compliance with current applicable federal, state, local and independent review body regulations and standards. The requirements for licensure, certification and accreditation are subject to change and, in order to remain qualified, it may be necessary for us to effect changes in our facilities, equipment, personnel and services.

Certificates of Need.    The construction of new facilities, the acquisition of existing facilities, and the addition of new beds or services may be subject to review by state regulatory agencies under a CON program. We operate in seven states (Alabama, Alaska, Mississippi, Ohio, Oregon, South Carolina, and West Virginia) that require CON approval to expand certain acute care hospital services. Such laws generally require state agency determination of public need and approval prior to the addition of beds or services or certain other capital expenditures. Failure to obtain necessary state approval can result in the inability to expand facilities, add services, complete an acquisition or change ownership. Further, violation of such laws may result in the imposition of civil sanctions or the revocation of a facility’s license.

State Rate Review.    The state of Arizona adopted legislation mandating rate or budget review for hospitals. In the aggregate, state rate or budget review and indigent tax provisions have not materially adversely affected our results of operations. We are not able to predict whether any additional state rate or budget review or indigent tax provisions will be adopted and, accordingly, we are not able to assess the effect thereof on our results of operations or financial condition.

Utilization Review.    Federal law contains numerous provisions designed to ensure that services rendered by hospitals to Medicare and Medicaid patients meet professionally recognized standards, are medically necessary and that claims for reimbursement are properly filed. These provisions include a requirement that a sampling of admissions of Medicare and Medicaid patients must be reviewed by peer review organizations, which review the appropriateness of Medicare and Medicaid patient admissions and discharges, the quality of care provided, the validity of DRG classifications and the appropriateness of cases of extraordinary length of stay or cost. Peer review organizations may deny payment for services provided, may assess fines and also have the authority to recommend to HHS that a provider which is in substantial noncompliance with the standards of the peer review organization be excluded from participation in the Medicare program. Utilization review is also a requirement of most non-governmental managed care organizations.

The Federal False Claims Act and Similar State Laws.    A trend affecting the healthcare industry today is the increased use of the Federal False Claims Act, and, in particular, actions being brought by individuals on the government’s behalf under the False Claims Act’s qui tam, or whistleblower, provisions. Whistleblower provisions allow private individuals to bring actions on behalf of the government alleging that the defendant has defrauded the federal government.

When a defendant is determined by a court of law to be liable under the False Claims Act, the defendant must pay three times the actual damages sustained by the government, plus mandatory civil penalties of between $5,500 to $11,000 for each separate false claim. Settlements entered into prior to litigation usually involve a less severe damages methodology. There are many potential bases for liability under the False Claims Act. Liability often arises when an entity knowingly submits a false claim for reimbursement to the federal government. In addition, a number of states have adopted their own false claims provisions as well as their own whistleblower provisions whereby a private party may file a civil lawsuit on behalf of the state in state court. From time to time, companies in the healthcare industry, including us, may be subject to actions under the False Claims Act.

Federal and State Fraud and Abuse.    Participation in the Medicare program is heavily regulated by federal statute and regulation. If a hospital fails substantially to comply with the numerous conditions of participation in the Medicare program or performs certain prohibited acts, such hospital’s participation in the Medicare program may be terminated or civil or criminal penalties may be imposed upon it under certain provisions of the Social Security Act. For example, the Social Security Act prohibits providers and others from soliciting, receiving, offering or paying, directly or indirectly, any remuneration intended to induce referrals of patients to receive goods or services covered by the Anti-Kickback Statute. In addition to felony criminal penalties (fines up to $25,000 and imprisonment), the Social Security Act establishes civil monetary penalties and the sanction of excluding violators from participation in the federal healthcare programs.

The Anti-Kickback Statute has been interpreted broadly by federal regulators and certain courts to prohibit the intentional payment of anything of value if even one purpose of the payment is to influence the referral of Medicare or Medicaid business. Therefore, many commonplace commercial arrangements between hospitals and physicians could be considered by the government to violate the Anti-Kickback Statute.

As authorized by Congress, the OIG has published final safe harbor regulations that outline categories of activities that are deemed protected from prosecution under the Anti-Kickback Statute. Currently, there are safe harbors for various activities, including, but not limited to: investment interest, space rental, equipment rental, practitioner recruitment, personal services and management contracts, sale of practice, discounts, employees, investments in group practices, and ambulatory surgery centers. The fact that conduct or a business arrangement does not fall within a safe harbor does not automatically render the conduct or business arrangement unlawful under the Anti-Kickback Statute. The conduct and business arrangements, however, do risk increased scrutiny by government enforcement authorities.

We have a variety of financial relationships with physicians who refer patients to our hospitals. We also have contracts with physicians providing for a variety of financial arrangements, including employment contracts, leases, and professional service agreements. We also provide financial incentives, including loans and minimum revenue guarantees, to recruit physicians into the communities served by our hospitals. Several of our freestanding surgery centers have physician investors and physicians own interests in certain of our hospitals. Some of the arrangements with physicians do not expressly meet requirements for safe harbor protection. It cannot be assured that regulatory authorities that enforce the Anti-Kickback Statute will not determine that any of these arrangements violate the Anti-Kickback Statute or other federal or state laws.

The Social Security Act also imposes criminal and civil penalties for submitting false claims to Medicare and Medicaid. False claims include, but are not limited to, billing for services not rendered, billing for services without prescribed documentation, misrepresenting actual services rendered in order to obtain higher reimbursement and cost report fraud. Like the Anti-Kickback Statute, these provisions are very broad. Further, HIPAA created civil penalties for conduct including improper coding and billing for unnecessary goods and services. HIPAA also broadened the scope of the fraud and abuse laws by adding several criminal provisions for healthcare fraud offenses that apply to all health benefit programs.

The Stark Law prohibits physicians from referring Medicare and Medicaid patients to entities with which they or any of their immediate family members have a financial relationship if these entities provide certain designated health services that are reimbursable by Medicare, including inpatient and outpatient hospital services. Sanctions for violating the Stark Law include civil penalties up to $15,000 per prohibited service provided, assessments equal to twice the dollar value of each such service provided and exclusion from the federal healthcare programs. There are a number of exceptions to the self-referral prohibition, including an exception for a physician’s ownership interest in an entire hospital as opposed to an ownership interest in a hospital department. There are also exceptions for many of the customary financial arrangements between physicians and providers, including employment contracts, leases and recruitment agreements.

On January 4, 2001, CMS issued final regulations subject to comment intended to clarify parts of the Stark Law and some of the exceptions to it. These regulations are considered Phase I, of a two-phase process, with the remaining regulations to be published at an unknown future date. Phase I of the regulations became effective January 4, 2002, except in the case of the provisions relating to home health agencies, which became effective April 5, 2001.

Many of the states in which we operate also have adopted laws that prohibit payments to physicians in exchange for referrals similar to the Anti-Kickback Statute and the Stark Law, some of which apply regardless of the source of payment for care. These statutes typically provide criminal and civil penalties as well as loss of licensure. Little precedent exists for the interpretation or enforcement of these state laws.

Corporate Practice of Medicine.    Some of the states in which we operate have laws that prohibit corporations and other entities from employing physicians or that prohibit certain direct and indirect payments or fee-splitting arrangements between healthcare providers. In addition, some states restrict certain business relationships between physicians and pharmacies. Possible sanctions for violation of these restrictions include loss of a physician’s license and civil and criminal penalties. These statutes vary from state to state, are often vague and have seldom been interpreted by the courts or regulatory agencies. Although we exercise care to structure our arrangements with healthcare providers to comply with the relevant state law, and believe such arrangements comply with applicable laws in all material respects, there can be no assurance that governmental officials charged with responsibility for enforcing these laws will not assert that we, or certain transactions in which we are involved, are in violation of such laws, or that such laws ultimately will be interpreted by the courts in a manner consistent with our interpretations.

Healthcare Reform.    Healthcare, as one of the largest industries in the United States, continues to attract much legislative interest and public attention. In recent years, an increasing number of legislative proposals have been introduced or proposed in Congress and in some state legislatures that would effect major changes in the healthcare system, either nationally or at the state level. Proposals that have been considered include cost controls on hospitals, insurance market reforms to increase the availability of group health insurance to small businesses, patients’ bills of rights and requirements that all businesses offer health insurance coverage to their employees. The costs of certain proposals would be funded in significant part by reductions in payments by governmental programs, including Medicare and Medicaid, to healthcare providers such as hospitals. There can be no assurance that future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs will not have a material adverse effect on our business, financial condition or results of operations.

Administrative Simplification.    The Administrative Simplification Provisions of HIPAA require the use of uniform electronic data transmission standards for healthcare claims and payment transactions submitted or received electronically. On August 17, 2000, CMS published final regulations establishing electronic data transmission standards that all healthcare providers must use when submitting or receiving certain healthcare transactions electronically. As of October 16, 2003, the date set for compliance, we are in compliance with these regulations.

In December 2000, CMS, acting under HIPAA, released final regulations, which required compliance by April 2003 relating to the adoption of standards to protect the privacy of health-related information. These privacy regulations extensively regulate the use and disclosure of individually identifiable health-related information. CMS has also promulgated final regulations under HIPAA establishing standards to protect the security of health-related information. These regulations were published in February 2003 and require compliance by April 2005. They require health care providers to implement organizational and technical practices to protect the security of electronically maintained or transmitted health-related information. The privacy regulations and the security regulations, when they become effective, could impose significant costs on our facilities in order to comply with these standards. Violations of the regulations could result in civil penalties of up to $25,000 per type of violation in each calendar year and criminal penalties of up to $250,000 per violation.

In addition, our facilities will continue to remain subject to any state laws that are more restrictive than the regulations issued under HIPAA, which vary by state and could impose additional penalties.

Conversion Legislation.    Many states have enacted or are considering enacting laws affecting the conversion or sale of not-for-profit hospitals. These laws, in general, include provisions relating to attorney general approval, advance notification and community involvement. In addition, state attorneys general in states without specific conversion legislation may exercise authority over these transactions based upon existing law. In many states there has been an increased interest in the oversight of not-for-profit conversions. The adoption of conversion legislation and the increased review of not-for-profit hospital conversions may increase the cost and difficulty or prevent the completion of transactions with not-for-profit organizations in certain states in the future.

Revenue Ruling 98-15.    During March 1998, the IRS issued guidance regarding the tax consequences of certain joint ventures between for-profit and not-for-profit hospitals. We have not determined the impact of the tax ruling on the development of future ventures. The tax ruling could limit joint venture development with not-for-profit hospitals.

Environmental Matters.    We are subject to various federal, state and local statutes and ordinances regulating the discharge of materials into the environment. We do not expect that we will be required to expend any material amounts in order to comply with these laws and regulations or that compliance will materially affect our capital expenditures, earnings or competitive position.

Insurance.    As is typical in the healthcare industry, we are subject to claims and legal actions by patients in the ordinary course of business. To cover these claims, we maintain professional malpractice liability insurance and general liability insurance in amounts which we believe to be sufficient for our operations, although it is possible that some claims may exceed the scope of the coverage in effect. The cost of malpractice and other liability insurance rose significantly in 2003 and 2002. There can be no assurance that such insurance will continue to be available at reasonable prices which will allow us to maintain adequate levels of coverage. Substantially all losses in periods prior to the spin-off are insured through a wholly-owned insurance subsidiary of HCA and excess loss policies maintained by HCA. HCA has agreed to indemnify us in respect of claims covered by such insurance policies arising prior to the spin-off. After the spin-off, we elected to obtain insurance coverage on a claims incurred basis from HCA’s wholly-owned insurance subsidiary with excess coverage obtained from other carriers which is subject to certain deductibles which we consider to be reasonable. For the facilities acquired in the Quorum transaction, we obtained tail coverage, subject to certain deductibles, to cover claims incurred prior to July 31, 2001. These facilities were converted to our existing coverage on August 1, 2001.

We recorded an estimated liability for deductibles related to general and professional liability risks of $99.6 million at December 31, 2003. Any losses incurred in excess of amounts maintained under insurance policies will be funded from working capital. There can be no assurance that our cash flows will be adequate to provide for professional and general liability claims in the future.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding the individuals who are our directors and executive officers.

Name	Age	Position with Triad
James D. Shelton (a)	50	Chairman of the Board, President and Chief Executive Officer; Director
Michael J. Parsons	48	Executive Vice President and Chief Operating Officer; Director
Burke W. Whitman	48	Executive Vice President and Chief Financial Officer
Donald P. Fay	60	Executive Vice President, Secretary and General Counsel
Daniel J. Moen	52	Executive Vice President for Development and Management Services
Christopher A. Holden	40	Division President
Nicholas J. Marzocco	49	Division President
G. Wayne McAlister	57	Division President
William L. Anderson	54	Division President
Marsha D. Powers	50	Division President
Kevin R. Andrews	55	Division President
W. Stephen Love	52	Senior Vice President of Finance and Controller
William R. Huston	49	Senior Vice President of Finance
Thomas H. Frazier, Jr.	46	Senior Vice President of Administration
James R. Bedenbaugh	55	Senior Vice President and Treasurer
Thomas G. Loeffler, Esq. (a)(b)	57	Director
Gale E. Sayers (b)(c)	60	Director
Thomas F. Frist III (d)	35	Director
Marvin T. Runyon (e)	78	Director
Uwe E. Reinhardt, Ph.D. (d)	64	Director
Dale V. Kesler (a)(d)(e)	65	Director
Barbara A. Durand, R.N., Ed.D. (b)	66	Director
Donald B. Halverstadt, M.D. (c)(e)	69	Director
Nancy-Ann DeParle (c)(e)	47	Director

(a)	A member of the Executive Committee of our Board of Directors.
(b)	A member of the Compensation Committee of our Board of Directors.
(c)	A member of the Nominating Committee of our Board of Directors.
(d)	A member of the Audit Committee of our Board of Directors.
(e)	A member of the Ethics and Compliance Committee of our Board of Directors.

James D. Shelton has served as the Chairman of the Board, President and Chief Executive Officer and a Director of our company since the date of our spin-off from HCA on May 11, 1999. From January 1, 1998 through May 11, 1999, he served as the President of the Pacific Group of HCA. Prior to that time, Mr. Shelton served as President of the Central Group of HCA from June 1994 until January 1, 1998; Executive Vice President of the Central Division of National Medical Enterprises, Inc. (now known as Tenet Healthcare Corporation) from May 1993 to June 1994; and Senior Vice President of Operations of National Medical Enterprises, Inc. prior thereto.

Michael J. Parsons has served as an Executive Vice President and Chief Operating Officer and a Director of our company since May 11, 1999. From January 1, 1998 through May 11, 1999, he served as the Chief Operating Officer of the Pacific Group of HCA. Prior to that time, Mr. Parsons served as Chief Financial Officer of the Central Group of HCA from July 1994 until January 1, 1998; and Chief Financial Officer of the Central Group of National Medical Enterprises, Inc. prior thereto. Mr. Parsons is Chairman of the Board of Directors of the Federation of American Hospitals.

Burke W. Whitman has served as an Executive Vice President and Chief Financial Officer of our company since May 11, 1999. From May 11, 1999 to July 8, 2001 he also served as Treasurer. From February 1, 1999, through May 11, 1999, he served as Chief Financial Officer of the Pacific Group of HCA. From May 1994 until January 31, 1999, he served as President, Chief Financial Officer, Director and Co-founder of Deerfield Healthcare Corporation. Mr. Whitman is a member of the board of the Federation of American Hospitals. Mr. Whitman serves as a Lieutenant Colonel in the U.S. Marine Corps Reserves.

Donald P. Fay has served as an Executive Vice President, Secretary and General Counsel of our company since May 11, 1999. From January 1, 1998 through May 11, 1999, he served as Senior Vice President of the Pacific Group of HCA. Mr. Fay served as Vice President—Legal of HCA from February 1994 through December 1997, and Senior Counsel of HCA prior thereto.

Daniel J. Moen has served as Executive Vice President for Development and Management Services of our company since October 2001. From January 2001 to September 2001, he served as Co-Chief Executive Officer of HIP Health Plan of Florida. From January 2000 to December 2000, he served as Chief Executive Officer of Healthline Management Inc. of St. Louis, Missouri. From August 1998 to December 1999, he served as an independent healthcare consultant. From March 1996 until July 1998, he served as president of the Columbia/HCA Network Group and from March 1994 to February 1996, he served as president of the Columbia/HCA Florida Group.

Christopher A. Holden has served as a Division President of our company since May 29, 2001. From May 11, 1999 through May 29, 2001, he served as a Senior Vice President of our company. From January 1, 1998 through May 11, 1999, he served as President—West Division of the Pacific Group of HCA. Prior to that time, Mr. Holden was President of the West Texas Division of the Central Group of HCA from September 1997 until January 1, 1998; Vice President of Administration for the Central Group of HCA from August 1994 until September 1997; and Assistant Vice President—Administration of the Central Group of National Medical Enterprises, Inc. prior thereto.

Nicholas J. Marzocco has served as a Division President of our company since May 29, 2001. From May 11, 1999 through May 29, 2001, he served as a Senior Vice President of our company. From January 1, 1998 through May 11, 1999, he served as President—East Division of the Pacific Group of HCA. Prior to that time, Mr. Marzocco served as Chief Operating Officer of the Louisiana Division of HCA from September 1996 until January 1, 1998; and Chief Executive Officer of North Shore Regional Medical Center, a 310-bed hospital owned by National Medical Enterprises, Inc. and located in Slidell, Louisiana, prior thereto.

G. Wayne McAlister has served as a Division President of our company since May 29, 2001. From May 11, 1999 through May 29, 2001, he served as a Senior Vice President of our company. From March 15, 1999 through May 11, 1999, he served as President—Central Division of the Pacific Group of HCA. Prior to that time Mr. McAlister was an independent senior hospital management consultant from June 1997 until March 15, 1999; Regional Vice President of Paracelsus Healthcare Corporation from June 1995 until May 1997; Vice President, Operations, of Tenet Healthcare Corporation from August 1993 until May 1995; and President/Chief Operating Officer and Vice President of Operations of Healthcare International from February 1988 until November 1992.

William L. Anderson has served as a Division President of our company since April 27, 2001. From October 1997 through April 27, 2001, he served as President, Midwest Region of Quorum, which merged into our company on April 27, 2001. From September 1995 until October 1997, he served as Chief Executive Officer of Lutheran Hospital of Indiana, a 437-bed hospital owned by Quorum and located in Fort Wayne, Indiana. From September 1987 until September 1995, he served as Chief Executive Officer of Medical Center of Baton Rouge, a 371-bed hospital then owned by Healthtrust, Inc. and situated in Baton Rouge, Louisiana.

Marsha D. Powers has served as a Division President of our company since April 27, 2001. From March 1996 through April 27, 2001, she served as President, Southwest Region, for Quorum. From January 1994 through March 1996, she served as Vice President, Physician/Hospital Integration, of Quorum. From May 1989 through December 1993, she served as Chief Executive Officer of Fort Bend Hospital, a 65-bed hospital then owned by Epic Healthcare Group, Inc. and located in Missouri City, Texas.

Kevin R. Andrews has served as a Division President of our company since June 3, 2003. From September 1995 to June 2, 2003, he served as a Group Vice President of QHR. From September 1992 to September 1995, he served as Chief Executive Officer of Warren General Hospital, a 214-bed hospital located in Warren, Ohio then managed by QHR.

W. Stephen Love has served as Senior Vice President of Finance and Controller of our company since May 11, 1999. From March 1, 1999 through May 11, 1999, he served as Senior Vice President of Finance/Controller of the Pacific Group of HCA. Prior to that time he served as Senior Vice President/Corporate Chief Financial Officer-Operations of Charter Behavioral Health Systems, L.L.C. (formerly Charter Medical System) from December 1997 until March 1, 1999; Senior Vice President/Corporate Chief Financial Officer of Charter Behavioral Health Systems, L.L.C. from June 1997 until December 1997; and Vice President, Financial and Hospital Operations of Charter Medical System prior thereto.

William R. Huston has served as Senior Vice President of Finance of our company since May 11, 1999. From January 1999 through May 11, 1999, he served as Senior Vice President of Finance of the Pacific Group of HCA. He served as Division Chief Financial Officer of various divisions of the Central Group of HCA from April 1995 to December 1998; and Division Chief Financial Officer of Tenet Healthcare Corporation prior thereto.

Thomas H. Frazier, Jr. has served as Senior Vice President of Administration of our company since April 27, 2001. From May 1999 through April 27, 2001, he served as Chief Financial Officer of our East division. From July 1, 1998 through May 11, 1999, he served as Chief Financial Officer of the East Division of the Pacific Group of HCA. From April 1998 through July 1, 1998, he served as interim Chief Executive Officer of one of HCA’s physician management groups. From January 1998 through April 1998, he served as interim Chief Executive Officer for Douglas Community Medical Center, a general acute care hospital owned by HCA and located in Roseburg, Oregon. From May 1996 through December 1997, he served as Chief Executive Officer for HCA’s Mesquite Hospital development project, a project under which HCA intended to construct a general acute care hospital in Mesquite, Texas. From April 1995 through April 1996, Mr. Frazier served as Chief Operating Officer at Plaza Medical Center, a general acute care hospital owned by HCA and located in Fort Worth, Texas.

James R. Bedenbaugh has served as Senior Vice President and Treasurer of our company since July 9, 2001. From August 1984 until July 2001, Mr. Bedenbaugh held various treasury and finance positions at Magellan Health Services, Inc., including Senior Vice President of Finance, Treasurer and Assistant Secretary from March 1997 until July 2001, Vice President, Treasurer and Assistant Secretary from March 1995 until March 1997, Treasurer from December 1991 until March 1995, and various other treasury positions from August 1984 until December 1991. Prior to that time Mr. Bedenbaugh served in various financial positions at Maryland National Corporation and Martin Marietta Corporation.

Thomas G. Loeffler, Esq. has served as a Partner at the law firm of Loeffler, Jones & Tuggey, LLP since May 1, 2001. From June 1993 to April 30, 2001, Mr. Loeffler served as a partner at the law firm of Arter & Hadden LLP; he was an attorney and a consultant prior thereto. Mr. Loeffler served as a member of the U.S. Congress from 1979 to 1987. Mr. Loeffler is a Member of the Chancellor’s Council of the University of Texas System and serves as a Trustee of the University of Texas School of Law Foundation. Mr. Loeffler is a recent appointee to the Governor’s Council on Science and Biotechnology Development for the State of Texas.

Gale E. Sayers is President and CEO of Sayers, a value-added technology provider, that he co-founded in 1984. Mr. Sayers manages Sayers and Sayers Enterprises, a sports marketing and public relations firm. Mr. Sayers is a Director of American Century Mutual Funds.

Thomas F. Frist III is the Co-founder of FS Partners, LLC, a private investment firm formed in 1994. Prior to that time, he was assistant to a principal at Rainwater, Inc., a private investment firm.

Marvin T. Runyon is chairman of Runyon Group, a business consulting firm in Nashville, Tennessee. Mr. Runyon served as the 70th Postmaster General of the United States from 1992 through 1998. Mr. Runyon was Chairman of the Board of the Tennessee Valley Authority from 1988 to 1992 and President and Chief Executive Officer of Nissan Motor Manufacturing Corporation U.S.A. prior thereto. Mr. Runyon is a Director of several private entities.

Uwe E. Reinhardt, Ph.D. is the James Madison Professor of Political Economy and Professor of Economics and Public Affairs at Princeton University. Dr. Reinhardt is a Trustee of Duke University Health Center, H&Q Healthcare Investors and H&Q Life Sciences Investors, a Member of the Board of Boston Scientific Corporation and the Center for Healthcare Strategies, Inc., a Director of Amerigroup Corporation and a Member of the External Advisory Panel for Health, Nutrition and Population, The World Bank.

Dale V. Kesler served as a partner at Arthur Andersen LLP until April 1996 and as Managing Partner of Arthur Andersen’s Dallas/Fort Worth office from 1983 to 1994. Mr. Kesler is a director of CellStar Corporation, Elk Corporation, Imco Recycling, Inc., New Millennium Homes and Resource Services, Inc.

Barbara A. Durand, R.N., Ed.D. has served as a Professor and Dean of the Arizona State University College of Nursing since 1993. Prior to that time, she was Professor and Chairperson in the Department of Maternal-Nursing, Rush University, Rush-Presbyterian-St. Luke’s Medical Center. Dr. Durand is a fellow of the American Academy of Nursing.

Donald B. Halverstadt, M.D. has served as Chief, Pediatric Urology Service, Children’s Hospital of Oklahoma, University of Oklahoma Health Science Center, since 1967. He is a Vice Chairman and a member of the Board of Governors of the Oklahoma University Medical Center Hospital System. He is the former Chairman of the University of Oklahoma Board of Regents of which he was a member from 1993 to 2001. Dr. Halverstadt is a member of the Corporate Board of Trustees of the Presbyterian Health Foundation and the Board of Directors of Lincoln National Bank.

Nancy-Ann DeParle is a healthcare consultant in Washington, D.C., a Senior Advisor to J.P. Morgan Partners, LLC and an Adjunct Professor at the Wharton School of the University of Pennsylvania. From November 1997 through October 2000, she served as the Administrator of the Healthcare Financing Administration, now known as the Centers for Medicare and Medicaid Services. Prior to that time, she served as Associate Director of Health and Personnel at the White House Office of Management and Budget. Ms. DeParle is a director of Accredo Health, Inc., Cerner Corporation, DaVita, Inc., Guidant Corporation and Specialty Laboratories, Inc.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

Senior Secured Credit Facilities

The senior secured credit facilities we entered into in April 2001 aggregate up to approximately $0.8 billion. Our obligations are guaranteed by our subsidiaries, with certain limited exceptions, and are secured by security interests granted in all of our and our subsidiaries’ personal and real property, with certain limited exceptions. The senior secured credit facilities consist of two term loans, Term Loan A and Term Loan B, and a revolving credit facility.

At December 31, 2003, we had outstanding term loans of $550.7 million in the aggregate, consisting of the $126.6 million Term Loan A, maturing in 2007 and the $424.1 million Term Loan B, maturing in 2008. The revolving credit facility, which includes letters of credit and swingline sublimits, is available up to $250.0 million. The revolving credit facility will mature in 2007. No amounts were borrowed under the revolving credit facility as of December 31, 2003. There were $28.7 million of letters of credit outstanding under the revolving credit facility as of December 31, 2003. Subsequent to December 31, 2003, we repaid $19.2 million of Tranche A term loans and $14.1 million of Tranche B term loans.

The senior secured credit facilities are subject to scheduled amortization as specified in the credit agreement. In addition, depending upon our consolidated total leverage ratio as specified in the credit agreement, the senior secured credit facilities are required to be repaid with up to 50% of annual excess cash flow as defined in the credit agreement; up to 100% of net proceeds from any debt issuance, except for certain permitted indebtedness; up to 100% of the net proceeds from certain asset sales, with limited exceptions as specified in the credit agreement; and up to 50% of the net proceeds from any equity issuance.

The interest rate applicable to the senior secured credit facilities is, at our option, a floating base rate, plus an applicable margin, or the London interbank offered rate or LIBOR, plus an applicable margin. The current interest rate applicable to both the Term Loan A and the revolving credit facility is LIBOR plus 2.25% and the interest rate applicable to the Term Loan B is LIBOR plus 2.25%. The applicable margins for the Term Loan A and the revolving credit facility may increase or decrease based on our consolidated total leverage ratio as specified in the credit agreement. The applicable margin for the Term B Loan is subject to reduction to LIBOR plus 2.0% depending on our consolidated total leverage ratio.

Our credit agreement contains a number of covenants, including compliance with various financial ratios and tests, and certain covenants that restrict, among other things, our ability to incur debt; incur liens; merge or consolidate with other companies; sell assets; make certain investments; pay dividends or distributions to our stockholders; and enter into transactions with affiliates. Events of default under the credit agreement include our failure to pay principal or interest when due; our breach of any representation or warranty; covenant defaults; impairment of loan documentation or any guarantees; and cross-defaults to other indebtedness in excess of an agreed amount.

8 3/4% Senior Notes due 2009

We currently have outstanding $600.0 million aggregate principal amount of our 8 3/4% notes. Interest on our 8 3/4% notes is payable on May 1 and November 1 of each year. The 8 3/4% notes are senior to all existing and future subordinated indebtedness and pari passu in right of payment to all of our existing and future unsecured unsubordinated indebtedness, including the notes being offered hereby. In addition, our 8 3/4% notes are guaranteed by our domestic subsidiaries, with certain exceptions.

The 8 3/4% notes may be redeemed at our option, in whole or in part, at any time, on or after May 1, 2005, at a redemption price equal to 104.375% of the principal amount of the 8 3/4% notes, plus accrued and unpaid interest to the date of redemption. The redemption price declines ratably to par on May 1, 2008. In addition, prior to May 1, 2004, up to 35% of the principal amount of the 8 3/4% notes may be redeemed at our option using the net proceeds of certain equity offerings at a redemption price equal to 108.75% of the principal amount of the 8 3/4% notes, plus accrued and unpaid interest to the date of redemption.

On April 20, 2004, we commenced a cash tender offer to purchase any and all of our outstanding 8 3/4% notes. We also commenced a solicitation of consents to amend or eliminate substantially all of the restrictive covenants contained in the related indenture and to reduce the notice period required by the related indenture for us to redeem any 8 3/4% notes that remain outstanding after consummation of our tender offer. Prior to the expiration of our consent solicitation on April 28, 2004, holders of approximately 99.6% of the outstanding principal amount of our 8 3/4% notes had tendered their notes and consented to the proposed amendments to the related indenture. This offering is conditioned upon our acceptance of 8 3/4% notes for purchase in our tender offer. Our obligation to purchase 8 3/4% notes that are validly tendered pursuant to our tender offer is conditioned upon, among other things, the consummation of this offering. We intend to use all of the proceeds of this offering, together with cash on hand, to repurchase our 8 3/4% notes (including payments of accrued interest) and make certain payments in connection with the consents. Nothing in this prospectus supplement should be construed as an offer to purchase any of our outstanding 8 3/4% notes, as our tender offer is being made only upon the terms and subject to the conditions set forth in our Offer to Purchase dated April 20, 2004 nor should anything in this prospectus supplement be construed as a notice of redemption of our 8 3/4% notes.

7% Senior Subordinated Notes due 2013

We currently have outstanding $600.0 million aggregate principal amount of our 7% senior subordinated notes due 2013. Interest on our 7% notes is payable semi-annually on May 15 and November 15 of each year. The 7% notes are subordinate to all senior indebtedness (as defined in the related indenture), including the notes offered hereby, and will be pari passu in right of payment with existing and future subordinated indebtedness.

The 7% notes may be redeemed at our option, at whole or in part, at any time, after November 15, 2008, at a redemption price equal to 103.5% of the principal amount of the 7% notes, plus accrued and unpaid interest to the date of redemption. The redemption price declines ratably to par on November 15, 2011. In addition, on or before November 15, 2006, we may redeem up to 35% of the 7% notes with the net proceeds of certain equity offerings at 107% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, if at least 65% of the aggregate principal amount of the originally issued 7% notes remain outstanding. Furthermore, prior to November 15, 2008, the 7% notes may be redeemed at a redemption price equal to 100% of the principal amount thereof, plus an applicable redemption premium, plus accrued and unpaid interest to the date of redemption.

The indenture governing the 7% notes contains certain covenants which limit our ability, among other things, to incur debt; pay dividends or distributions to our stockholders; permit any subsidiary to issue capital stock; enter into transactions with affiliates; incur liens; allow a subsidiary to issue guarantees; allow our subsidiaries to pay dividends; make loans or transfer assets to us; make certain investments; merge or consolidate with other companies or sell assets.

If we undergo a change in control (as defined in the indenture governing the 7% notes), we will be required to offer to repurchase the 7% notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. If we sell certain of our assets, we may be required to use the net cash proceeds to offer to repurchase the 7% notes at 100% of the principal amount plus accrued and unpaid interest to the date of purchase.

11% Senior Subordinated Notes due 2009

We currently have outstanding $4.2 million aggregate principal amount of our 11% notes. Interest on our 11% notes is payable on May 15 and November 15 of each year. The 11% notes are subordinate to all senior indebtedness (as defined in the related indenture), including the notes offered hereby and will be pari passu in right of payment with existing and future subordinated indebtedness. In addition, our 11% notes are guaranteed by our domestic subsidiaries, with certain exceptions. The 11% notes are redeemable at our option beginning on May 15, 2004 at a redemption price of 105.5%, which declines ratably to par on May 15, 2007, plus accrued and unpaid interest to the redemption date.

DESCRIPTION OF THE NOTES

You can find definitions of certain terms used in this description of the notes under the subheading “—Certain Definitions.” In this description, unless the context otherwise specifically requires, the word “Triad” or the “Company” refers only to Triad Hospitals, Inc. and not to any of its subsidiaries.

Triad will issue the notes under an indenture and a supplemental indenture dated as of             , 2004 between Triad and Citibank, N.A., as trustee (together the “indenture”). The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”).

The following summary highlights certain material terms of the indenture. Because this is a summary, it does not contain all of the information that is included in the indenture. You should read the entire indenture, including the definitions of certain terms used below, because it, and not this summary, defines your rights as holders of the notes.

Brief Description of the Notes

These notes:

•	are our senior unsecured obligations;

•	are pari passu in right of payment to all existing and future unsecured and unsubordinated Indebtedness of Triad;

•	are senior in right of payment to all existing and future subordinated Indebtedness of Triad;

•	mature on , 2012; and

•	bear interest at the rate of % per year from , 2004, or from the most recent interest payment date to which interest has been paid or provided for.

Principal, Maturity and Interest

Triad will issue notes initially in an aggregate principal amount of $600.0 million. Triad may issue additional notes from time to time after this offering, subject to compliance with the terms of the indenture. The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The notes will mature on             , 2012. Triad will pay interest semiannually on              and              every year, beginning             , 2004, to the Person in whose name the note or any predecessor note is registered at the close of business on the              or              next preceding such interest payment date.

Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Triad will pay principal of, premium, if any, and interest on the notes at the office of Triad in New York City maintained for such purposes, which is currently the corporate trust office of the trustee. You may exchange your notes or register any transfer of notes at that office as well. At the option of Triad, interest may be paid by check mailed to the registered address of the holder of the notes.

The notes will be issued only in registered form without coupons, in denominations of $1,000 and integral multiples of $1,000. No service charge will be made for any registration of transfer or exchange or redemption of notes, but Triad may require payment of an amount sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

Redemption

Optional Redemption.

At any time prior to             , 2008, Triad may redeem all or any portion of the notes at a redemption price equal to 100% of the principal amount thereof, plus the Applicable Redemption Premium and accrued and unpaid interest to the redemption date.

Triad may, at its option, redeem all or any portion of the notes at the following redemption prices, expressed as percentages of their principal amounts, at any time on or after             , 2008, if redeemed during the twelve month period beginning on              of the year set forth below, plus, in each case, any accrued and unpaid interest:

Year	Redemption Price
2008	%
2009	%
2010 and thereafter	100.000%

Optional Redemption upon Qualified Equity Offerings.    At any time and from time to time prior to             , 2007, Triad may use the net proceeds of one or more Qualified Equity Offerings to redeem up to 35% of the aggregate principal amount of the notes originally issued at a redemption price equal to     % of the principal amount thereof, plus accrued interest, if any, to the date of redemption; provided that:

(1) at least 65% of the aggregate principal amount of the notes originally issued plus 65% of the aggregate principal amount of any notes issued pursuant to a supplemental indenture remains outstanding after the redemption; and

(2) the redemption occurs within 60 days of the closing of the Qualified Equity Offering.

Selection and Notice of Redemption

If less than all the notes are to be redeemed at any time, the trustee will select the particular notes to be redeemed not more than 60 days prior to the redemption date by such method as the trustee will deem fair and appropriate. No notes of a principal amount of $1,000 or less shall be redeemed in part. Notice of redemption will be mailed by first-class mail, at least 30 but not more than 60 days before the redemption date, to each holder of notes to be redeemed at its registered address. On and after the redemption date, interest will cease to accrue on notes or portions of notes called for redemption.

Sinking Fund

The notes will not be entitled to the benefit of any sinking fund.

Ranking

The notes are senior obligations of Triad and will be pari passu in right of payment to all existing and future unsecured and unsubordinated Indebtedness of Triad. The notes will be senior in right of payment to all existing and future subordinated Indebtedness of Triad. The notes are unsecured and will be effectively subordinated to all existing and future secured obligations of Triad to the extent of the value of the assets providing such security. The notes will also be effectively subordinated to creditors (including trade creditors) of Triad’s subsidiaries, except to the extent of any subsidiary guarantees created pursuant to “Certain Covenants—Limitation on Guarantees of Indebtedness of Triad by Restricted Subsidiaries” below.

As of December 31, 2003, after giving effect to the offering of these notes and the use of proceeds therefrom and assuming Triad repurchases all of the Existing 8 3/4% Senior Notes in connection with its tender offer, Triad would have had $1,759.5 million of Indebtedness outstanding, of which $555.3 million (excluding the notes) would have been senior Indebtedness (including $550.7 million of secured Indebtedness) and Triad’s subsidiaries would have had approximately $4.6 million of Indebtedness outstanding, excluding guarantees of the Existing 11% Senior Subordinated Notes and the Senior Secured Credit Agreement. Although the indenture contains limitations on the amount of additional Indebtedness that Triad or any Restricted Subsidiary may Incur, under certain circumstances the amount of such Indebtedness (including secured Indebtedness and Indebtedness of Triad’s Restricted Subsidiaries) could be substantial. See “—Certain Covenants—Limitation on Indebtedness.”

Certain Covenants

Suspended Covenants

During any period of time (a “Suspension Period”) that (a) the notes are rated Investment Grade by each of Moody’s Investor Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Group (“S&P”) and (b) there shall not have occurred and be continuing a Default or Event of Default under the indenture, Triad and its Restricted Subsidiaries will not be subject to the covenants described under “Limitation on Indebtedness,” “Limitation on Restricted Payments,” “Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries,” “Limitation on Transactions with Affiliates,” “Limitation on Sale of Assets,” “Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries” and clause (3) of the first paragraph under “Consolidation, Merger and Sale of Assets” (collectively, the “Suspended Covenants”). In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants with respect to the notes for any period of time as a result of the preceding sentence and, subsequently, one or both of Moody’s and S&P withdraws the rating or downgrades the rating assigned to the notes so that the notes cease to have Investment Grade ratings from each of Moody’s and S&P, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants and compliance with respect to Restricted Payments made after the time of such withdrawal or downgrade will be calculated in accordance with the terms of the covenant described below under “Limitation on Restricted Payments” as if such covenant had been in effect since the date of the indenture. Notwithstanding the foregoing, neither (a) the continued existence, after the date of such withdrawal or downgrade, of facts, circumstances, transactions, payments, investments or obligations that were incurred or otherwise came into existence during a Suspension Period nor (b) the performance thereof, shall constitute a breach of any covenant set forth in the indenture or cause a Default or Event of Default thereunder.

In the event Moody’s or S&P is no longer in existence or issuing ratings, such organization may be replaced by a nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) designated by Triad with notice to the trustee and the foregoing provisions will apply to the rating issued by the replacement rating agency.

Limitation on Indebtedness

Other than Permitted Indebtedness, Triad will not, and will not permit any of its Restricted Subsidiaries to, create, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of, or otherwise incur (collectively, “incur”), any Indebtedness, including any Acquired Indebtedness. However, if no Default or Event of Default has occurred and is continuing, Triad or any Restricted Subsidiary may incur Indebtedness, including Acquired Indebtedness and additional Indebtedness under the Senior Secured Credit Agreement, if at the time of the incurrence of such Indebtedness, the Consolidated Fixed Charge Coverage Ratio of Triad would have been at least 2.25 to 1 for the four full fiscal quarters immediately preceding the incurrence of such Indebtedness, taken as one period, after giving pro forma effect to:

(1) the incurrence of such Indebtedness and, if applicable, the application of the net proceeds from the Indebtedness, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, on the first day of such four-quarter period;

(2) the incurrence, repayment or retirement of any other Indebtedness by Triad and its Restricted Subsidiaries since the first day of such four-quarter period as if such Indebtedness was incurred, repaid or retired on the first day of such four-quarter period, except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such four-quarter period; and

(3) the acquisition, whether by purchase, merger or otherwise, or disposition, whether by sale, merger or otherwise, of any company, entity or business, including, without limitation, a Hospital, acquired or disposed of by Triad or its Restricted Subsidiaries, as the case may be, since the first day of such four-quarter period, as if such acquisition or disposition occurred on the first day of such four-quarter period.

For purposes of determining compliance with this covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories described in clauses (a) through (n) of the definition of Permitted Indebtedness as of the date of incurrence thereof or is entitled to be incurred pursuant to the first paragraph of this covenant as of the date of incurrence thereof, Triad may, in its sole discretion, classify or reclassify such item of Indebtedness in any manner that complies with this covenant.

For purposes of this covenant:

(1) accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness; and

(2) the payment of dividends on Redeemable Capital Stock in the form of additional shares of the same class of Redeemable Capital Stock will not be deemed an issuance of Redeemable Capital Stock.

Limitation on Restricted Payments

(a) Triad will not, and will not permit any Restricted Subsidiary to, directly or indirectly, take any of the following actions:

(1) declare or pay any dividend on, or make any distribution to direct or indirect holders of, any shares of the Capital Stock of Triad, other than dividends or distributions payable solely in shares of Qualified Capital Stock of Triad or options, warrants or other rights to acquire such shares of Qualified Capital Stock;

(2) purchase, redeem or otherwise acquire or retire for value any shares of Capital Stock of Triad or any Affiliate of Triad, or any options, warrants or other rights to acquire such shares of Capital Stock other than any Capital Stock owned by Triad or any wholly owned Restricted Subsidiary;

(3) declare or pay any dividend on, or make any distribution to holders of, any shares of Capital Stock of any Restricted Subsidiary, other than to Triad or any of its wholly owned Restricted Subsidiaries or to all holders of Capital Stock of such Restricted Subsidiary on a pro rata basis;

(4) make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Indebtedness of Triad or any Restricted Subsidiary that is subordinate in right of payment to the notes; or

(5) make any Investment, other than any Permitted Investment, in any Person.

All such payments and other actions described in clauses (1) through (5) (other than any exception thereof) are collectively referred to as “Restricted Payments.”

However, Triad or a Restricted Subsidiary may make a Restricted Payment if, at the time of and immediately after giving effect to, such Restricted Payment:

(A) no Default or Event of Default shall have occurred and be continuing;

(B) Triad would, after giving pro forma effect to such Restricted Payment as if it had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness, other than Permitted Indebtedness, pursuant to the “Limitation on Indebtedness” covenant; and

(C) the aggregate amount of all Restricted Payments (as defined both herein and in the Existing Senior Indenture for purposes of calculating this clause (C), other than any Restricted Payment under the Existing Senior Indenture which would not, pursuant to the terms of the Existing Senior Indenture be included in the aggregate amount of Restricted Payments), including proposed Restricted Payments, made after the date of the Existing Senior Indenture, shall not exceed the sum of:

(1) 50% of the cumulative Consolidated Adjusted Net Income, or if such cumulative Consolidated Adjusted Net Income shall be a loss, minus 100% of such loss, of Triad accrued during the period beginning on the first day of Triad’s first fiscal quarter after the date of the Existing Senior Indenture and ending on the last day of Triad’s last fiscal quarter ending prior to the date of such proposed Restricted Payment; plus

(2) 100% of the aggregate net cash proceeds received after the date of the Existing Senior Indenture by Triad from the issuance or sale, other than to any Restricted Subsidiary, of shares of Qualified Capital Stock of Triad, including upon the exercise of options, warrants or rights, or warrants, options or rights to purchase shares of Qualified Capital Stock of Triad; plus

(3) the aggregate net cash proceeds received after the date of the Existing Senior Indenture by Triad from the issuance or sale, other than to any Restricted Subsidiary, of debt securities or Redeemable Capital Stock that have been converted into or exchanged for Qualified Capital Stock of Triad, to the extent such securities were originally sold for cash, together with the aggregate net cash proceeds received by Triad at the time of such conversion or exchange; plus

(4) without duplication of any amounts included in clause (C)(1) above, to the extent that any Investment constituting a Restricted Payment that was made after the date of the Existing Senior Indenture is sold or is otherwise liquidated or repaid, an amount equal to the lesser of:

(x) the cash proceeds with respect to such Investment, less the cost of the disposition of such Investment and net of taxes, and

(y) the initial amount of such Investment; plus

(5) without duplication, an amount equal to the sum of

(x) the net reduction in Investments (other than Permitted Investments) in Unrestricted Subsidiaries resulting from cash dividends, repayments of loans or advances or other transfers of assets, in each case to Triad or any Restricted Subsidiary from Unrestricted Subsidiaries, plus

(y) the portion, proportionate to Triad’s equity interest in such subsidiary, of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary, in each case since January 1, 2001;

provided, however, that the sum of clauses (5)(x) and (5)(y) above shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by Triad or any Restricted Subsidiary in such Unrestricted Subsidiary.

(b) So long as, with respect to clauses (2), (3), (4), (5), (6) and (8) below, no Default or Event of Default has occurred and is continuing or would be caused thereby, the preceding provision will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of paragraph (a) above;

(2) the acquisition of any shares of Capital Stock of Triad either:

(x) in exchange for shares of Qualified Capital Stock of Triad; or

(y) out of the net cash proceeds of a substantially concurrent issuance and sale, other than to a Restricted Subsidiary, of shares of Qualified Capital Stock of Triad;

(3) the acquisition of any Indebtedness that is subordinate to the notes either:

(x) in exchange for shares of Qualified Capital Stock of Triad; or

(y) out of the net cash proceeds of a substantially concurrent issuance and sale, other than to a Restricted Subsidiary, of shares of Qualified Capital Stock of Triad;

(4) the purchase of any Indebtedness that is subordinate to the notes at a purchase price no greater than 101% of the principal amount thereof in the event of a Change in Control in accordance with provisions similar to the “Purchase of Notes upon a Change in Control” covenant; provided that prior to such purchase Triad has made the Change in Control Offer as provided in such covenant and has purchased all notes validly tendered for payment in connection with such Change in Control Offer;

(5) the purchase of any Indebtedness that is subordinate to the notes from Net Cash Proceeds to the extent permitted by the “Limitation on Sale of Assets” covenant; provided, however, that such purchase will be excluded in subsequent calculations in the amount of Restricted Payments;

(6) the acquisition or retirement for value of any Indebtedness that is subordinate to the notes, other than Redeemable Capital Stock, in exchange for, or out of the Net Cash Proceeds of a substantially concurrent incurrence, other than to a Restricted Subsidiary, of, new Indebtedness that is subordinate to the notes so long as such new Indebtedness is subordinated in right of payment to the notes to substantially the same or greater extent, taken as a whole, as such Indebtedness so purchased; provided, however, that such new Indebtedness has an Average Life longer than the Average Life of the notes and a final stated maturity date of principal later than the final stated maturity date of principal of the notes.

(7) repurchases by Triad of its Capital Stock pursuant to any stockholder’s agreement, management equity subscription plan or agreement, stock option plan or agreement or employee benefit plan of Triad, in an aggregate amount not to exceed $10.0 million in any fiscal year, with any unused amounts in any fiscal year up to $10.0 million being carried over to the next fiscal year;

(8) the redemption, repurchase, acquisition or retirement of equity interests in any Restricted Subsidiary or any Permitted Joint Venture of Triad or of a Restricted Subsidiary; provided that if Triad or any Restricted Subsidiary incurs Indebtedness in connection with such redemption, repurchase, acquisition or retirement, such Indebtedness is incurred in compliance with “Limitation on Indebtedness” above;

(9) dividend payments or distributions to the holders of interests in a Restricted Subsidiary, ratably in accordance with their respective interests or, if not ratably, then in accordance with the priorities set forth in the respective organizational documents for, or agreements among holders of interests in, such Restricted Subsidiaries; and

(10) additional Restricted Payments pursuant to this clause (10) in an aggregate amount not to exceed $100.0 million at any one time outstanding.

The actions described in clauses (1), (2), (3) and (7), in the case of the actions described in clauses (2) and (3), solely to the extent of the net cash proceeds used therefor, and, in the case of the actions described in clause (7), to the extent not related to the ESOP, shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b) but shall reduce the amount that would otherwise be available for Restricted Payments under paragraph (a) above. The actions described in all other clauses of this paragraph (b), including, without limitation, clause (7) to the extent related to the ESOP, shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b), but shall not reduce the amount that would otherwise be available for Restricted Payments under paragraph (a).

The amount of all Restricted Payments other than cash shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Triad or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined in good faith by the board of directors of Triad or such Restricted Subsidiary, as applicable, whose determination with respect thereto shall be conclusive. If Triad or a Restricted Subsidiary makes a Restricted Payment which, at the time of the making of such Restricted Payment would in the good faith determination of Triad be permitted under the provisions of the indenture, such Restricted Payment shall be deemed to have been made in compliance with the indenture notwithstanding any subsequent adjustments made in good faith to Triad’s financial statements or subsequent changes in Triad’s consolidated results of operations (other than changes resulting from errors made in bad faith) affecting Consolidated Adjusted Net Income of Triad for any period.

Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries

Triad will not permit:

(1) any Restricted Subsidiary to issue any Capital Stock, other than to Triad or a wholly owned Restricted Subsidiary; and

(2) any Person, other than Triad or a wholly owned Restricted Subsidiary, to own any Capital Stock of any Restricted Subsidiary;

provided, however, that this covenant shall not prohibit:

(1) the issuance or any sale, transfer, lease, conveyance, or other disposition of all, but not less than all, of the issued and outstanding Capital Stock of any Restricted Subsidiary owned by Triad or any of its Restricted Subsidiaries in compliance with the other provisions of the indenture, so long as the Net Cash Proceeds, if any, from such sale, transfer, lease, conveyance or other disposition is applied in accordance with the “Limitation on Sale of Assets” covenant;

(2) the ownership by other Persons of Qualified Capital Stock issued prior to the time such Restricted Subsidiary became a subsidiary of Triad that was neither issued in contemplation of such subsidiary becoming a subsidiary nor acquired at that time;

(3) the ownership by directors of director qualifying shares or the ownership by foreign nationals of Capital Stock of any Restricted Subsidiary, to the extent mandated by applicable law;

(4) arrangements existing on the original issuance date of the notes;

(5) any issuance, sale or other disposition of Capital Stock, other than preferred stock, of a Restricted Subsidiary if, immediately after giving effect thereto, such Restricted Subsidiary would remain a Restricted Subsidiary; or

(6) any issuance, sale or other disposition of Capital Stock of a Restricted Subsidiary if, immediately after giving effect thereto, such Person would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made, and shall be deemed to have been made, under the “Limitation on Restricted Payments” covenant on the date of such issuance, sale or other disposition.

Limitation on Transactions with Affiliates

Triad will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, amend or permit to exist any agreement, loan advance, guarantee or other transaction or series of related transactions, including, without limitation, the sale, purchase, exchange or lease of assets, property or services, with, or for the benefit of, any Affiliate of Triad or any Restricted Subsidiary, other than Triad or a Restricted Subsidiary, unless:

(1) such transaction or series of transactions are on terms that are no less favorable to Triad or such Restricted Subsidiary, as the case may be, than would have been able to be obtained at such time in a comparable transaction on an arm’s-length basis with an unrelated third-party;

(2) with respect to any transaction or series of related transactions involving aggregate consideration equal to or greater than $10.0 million Triad has delivered to the trustee an officers’ certificate certifying that such transaction or series of transactions complies with clause (1) above and such transaction or series of related transactions shall have been approved by the board of directors of Triad, including a majority of the disinterested directors of Triad; and

(3) with respect to any transaction or series of related transactions involving aggregate consideration equal to or greater than $50.0 million, Triad has obtained a written opinion as to the fairness to Triad or such Restricted Subsidiary of such transaction or series of related transactions, from a financial point of view.

The restrictions set forth in the above paragraph shall not apply to:

(1) reasonable and customary directors’ fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of Triad or a Restricted Subsidiary entered into in the ordinary course of business;

(2) any transactions made in compliance with the “Limitation on Restricted Payments” covenant;

(3) loans and advances to officers, directors and employees of Triad or any Restricted Subsidiary in the ordinary course of business of Triad or any Restricted Subsidiary not exceeding $25.0 million in the aggregate outstanding at any time;

(4) transactions with a Person that is an Affiliate solely because Triad or a Restricted Subsidiary owns Capital Stock in, or controls, such Person; and

(5) sales of Qualified Capital Stock to Affiliates of Triad.

Limitations on Liens

Triad will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien securing Indebtedness of Triad that ranks pari passu in right of payment with the notes or Indebtedness of Triad that is subordinate to the notes upon or against any of its property or assets including any shares of stock or Indebtedness of any Restricted Subsidiary or any proceeds therefrom, unless the notes are secured by a Lien on such property, assets or proceeds that is senior in priority to or pari passu with such Lien (or, in the case of any Lien securing Indebtedness of Triad that is subordinate to the notes, unless the notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien); provided, however, that the preceding restrictions will not apply to Permitted Liens.

Any Lien created for the benefit of the holders of the notes pursuant to this covenant shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the initial Lien.

Purchase of Notes upon a Change in Control

If a Change in Control occurs, each holder of notes will have the right to require Triad to repurchase all or any part of that holder’s notes pursuant to the offer described below (the “Change in Control Offer”), at a purchase price in cash equal to 101% of the aggregate principal amount of notes purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase.

Within 30 days following any Change in Control, Triad will notify the trustee thereof and give written notice of the Change in Control to each holder of notes by first-class mail, describing the transaction or transactions that constitute the Change in Control and stating, among other things:

(1) the Change in Control purchase price and the purchase date, which must be a business day no earlier than 30 days nor more than 60 days from the date such notice is mailed, other than as may be required by law;

(2) that any note not tendered will continue to accrue interest;

(3) that, unless Triad defaults in the payment of the Change in Control purchase price, any notes accepted for payment pursuant to the Change in Control Offer shall cease to accrue interest after the Change in Control purchase date; and

(4) the procedures that a holder of notes must follow to accept a Change in Control Offer or to withdraw such acceptance.

On the Change in Control purchase date, Triad will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change in Control Offer;

(2) deposit with the paying agent an amount equal to the Change in Control purchase price in respect of all notes or portions of notes so tendered; and

(3) deliver or cause to be delivered to the trustee the notes so accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by Triad.

The paying agent will promptly mail to each holder of notes so tendered the Change in Control purchase price for such notes, and the trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered; provided that each such new note will be issued in an original principal amount in denominations of $1,000 or an integral multiple thereof.

Within 90 days following any Change in Control, but prior to the repurchase of notes as provided above, Triad will either repay all outstanding Indebtedness under the Senior Secured Credit Agreement or obtain the requisite consents, if any, under all agreements governing Indebtedness under the Senior Secured Credit Agreement to permit the repurchase of notes as provided above. If a Change of Control Offer is made, there can be no assurance that Triad will have available funds sufficient to pay for all or any of the notes that might be delivered by holders seeking to accept the Change of Control Offer.

Triad will publicly announce the results of the Change in Control Offer on or as soon as practicable after the Change of Control purchase date. Triad shall not be required to make a Change in Control Offer upon a Change in Control if a third party makes the Change in Control Offer in compliance with the Change in Control Offer requirements and purchases all notes validly tendered under such Change in Control Offer.

The Change in Control provisions described above will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change in Control, the indenture does not contain provisions that permit the holders of the notes to require Triad to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Senior Secured Credit Agreement prohibits Triad from purchasing any notes following a Change in Control and provides that certain Change in Control events with respect to Triad would constitute a default under such agreements. If a Change in Control occurs at a time when Triad is prohibited from purchasing notes, Triad could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Triad does not obtain such a consent or repay such borrowings, Triad will remain prohibited from purchasing notes. Triad’s failure to purchase tendered notes following a Change in Control would constitute an Event of Default under the indenture which, in turn, would constitute a default under the Senior Secured Credit Agreement.

One of the events which constitutes a Change in Control under the indenture is the disposition of “all or substantially all” of Triad’s assets. With respect to the disposition of property or assets, the phrase “all or substantially all” as used in the indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of an entity, and therefore it may be unclear whether a Change in Control has occurred and whether Triad is required to make a Change in Control Offer.

Notwithstanding the foregoing, Triad will not be required to make a Change in Control Offer upon a Change in Control if a third party makes the Change in Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change in Control made by Triad.

In addition, Triad will not be required to make a Change in Control Offer, as provided above, if, in connection with or in contemplation of any Change in Control, a third party has made an offer to purchase (an “Alternate Offer”) any and all notes validly tendered at a cash price equal to or higher than the Change in Control Purchase Price and has purchased all notes properly tendered in accordance with the terms of such Alternate Offer; provided, however, that the terms and conditions of such contemplated Change in Control are described in reasonable detail to the holders of notes in the notice delivered in connection with such Alternate Offer.

The existence of a holder’s right to require Triad to purchase such holder’s notes upon a Change in Control may deter a third party from acquiring Triad in a transaction that constitutes a Change in Control.

Triad will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws and resolutions in connection with a Change in Control Offer.

Limitation on Sale of Assets

(a) Triad will not, and will not permit any of its Restricted Subsidiaries to, engage in any Asset Sale unless:

(1) Triad or the Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold; and

(2) at least 75% of such consideration is in the form of cash or Cash Equivalents or Replacement Assets.

For purposes of this provision each of the following shall be deemed to be cash:

(A) the amount of any liabilities on Triad’s or a Restricted Subsidiary’s balance sheet, other than subordinated Indebtedness of Triad, that are assumed by the transferee in such Asset Sale and from which Triad and the Restricted Subsidiaries are fully released; and

(B) notes, securities or other similar obligations received by Triad or any Restricted Subsidiary from such transferee that are converted into cash within 90 days of the related Asset Sale by Triad or the Restricted Subsidiaries to the extent of the cash received in the conversion.

Notwithstanding the foregoing, the 75% limitation referred to in clause (2) will not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the 75% limitation.

(b) Within 12 months after the receipt of any Net Cash Proceeds from an Asset Sale, Triad may use such Net Cash Proceeds to:

(1) prepay any Indebtedness under the Senior Secured Credit Agreement, other secured Indebtedness or Indebtedness of a Restricted Subsidiary, including a permanent reduction in commitment thereunder; or

(2) invest, or enter into a legally binding agreement to invest, in:

(A) other properties or assets to replace the properties or assets that were the subject of the Asset Sale; or

(B) properties and assets that will be used in businesses of Triad or its Restricted Subsidiaries or a Related Business; or

(C) any Related Business or in Capital Stock of a Person operating in a Related Business to the extent not otherwise prohibited by the indenture.

The assets referred to in clauses (A), (B) and (C) constitute “Replacement Assets.”

Pending the final application of any such Net Cash Proceeds, Triad may temporarily reduce amounts outstanding under the Senior Secured Credit Agreement or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the indenture. If any such legally binding agreement to invest such Net Cash Proceeds is terminated, then Triad may, within 90 days of such termination or within 12 months of such Asset Sale, whichever is later, invest such Net Cash Proceeds as provided in clause (1) or (2). The amount of Net Cash Proceeds not used as set forth above in this paragraph (b) constitutes “Excess Proceeds.”

(c) When the aggregate amount of Excess Proceeds exceeds $25.0 million, Triad shall, within 30 business days, make an offer to purchase (an “Excess Proceeds Offer”) from all holders of notes, on a pro rata basis, the maximum principal amount of notes that may be purchased with the Excess Proceeds. The offer price as to each note shall be payable in cash in an amount equal to 100% of the principal amount of such note plus accrued and unpaid interest thereon, if any, to the date of purchase. To the extent that the aggregate principal amount of notes tendered pursuant to an Excess Proceeds Offer is less than the Excess Proceeds, Triad may use such deficiency for any lawful purpose not prohibited by the indenture. If the aggregate principal amount of notes tendered by holders of notes exceeds the Excess Proceeds, notes to be purchased will be selected on a pro rata basis.

Notwithstanding the foregoing, if Triad is required to commence an Excess Proceeds Offer at any time when the terms of any outstanding securities of Triad ranking pari passu in right of payment with the notes provide that a similar offer must be made with respect to such other securities, then:

(1) the Excess Proceeds Offer for the notes shall be made concurrently with such other offers; and

(2) securities of each issue will be accepted on a pro rata basis in proportion to the aggregate principal amount of securities of each issue which the holders thereof elect to have purchased.

Any Excess Proceeds Offer will be made only to the extent permitted under, and subject to prior compliance with, the terms of agreements governing Indebtedness under the Senior Secured Credit Agreement. Upon completion of an Excess Proceeds Offer, the amount of Excess Proceeds shall be reset to zero.

Limitation on Guarantees of Indebtedness of Triad by Restricted Subsidiaries

(a) Triad will not permit any Restricted Subsidiary, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Indebtedness of Triad (other than Permitted Guarantees) that is pari passu in right of payment with the notes or indebtedness of Triad that is subordinated in right of payment to the notes unless such Restricted Subsidiary promptly thereafter provides an unconditional guarantee of Triad’s payment obligations under the notes. If the other Indebtedness being guaranteed is pari passu in right of payment with the notes, then the Restricted Subsidiary’s guarantee of such other Indebtedness shall be pari passu in right of payment with such Restricted Subsidiary’s guarantee of the notes. If the other Indebtedness being guaranteed is subordinated in right of payment to the notes, then the Restricted Subsidiary’s guarantee of such other Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary’s guarantee of the notes to the same extent as such other Indebtedness is subordinated in right of payment to the notes.

(b) Notwithstanding the foregoing, any guarantee of the notes created pursuant to the provisions described in the foregoing paragraph (a) will provide by its terms that it will automatically and unconditionally be released and discharged upon:

(1) any sale, exchange or transfer to any Person not a subsidiary of Triad of all of the Capital Stock of such Restricted Subsidiary held directly or indirectly by Triad, or all or substantially all the assets of such Restricted Subsidiary, which sale, exchange or transfer is otherwise in compliance with the indenture; or

(2) the release or discharge of such guarantee of payment of such other Indebtedness; or

(3) the designation of such Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the terms of the indenture.

Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries

Triad will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a) pay dividends or make any other distributions on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits to Triad or any other Restricted Subsidiary;

(b) pay any Indebtedness owed to Triad or any other Restricted Subsidiary;

(c) make loans or advances to Triad or any other Restricted Subsidiary; or

(d) transfer any of its properties or assets to Triad or any other Restricted Subsidiary.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) applicable law;

(2) customary provisions restricting subletting or assignment of any lease or assignment of any other contract to which Triad or any Restricted Subsidiary is a party or to which any of their respective properties or assets are subject;

(3) any agreement or other instrument of a Person acquired by Triad or any Restricted Subsidiary in existence at the time of such acquisition, but not created in contemplation thereof, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, so long as the agreement containing the restriction does not violate any other provision of the indenture;

(4) encumbrances and restrictions in effect on the issuance date of the notes;

(5) encumbrances and restrictions pursuant to the Senior Secured Credit Agreement and its related documentation and any other senior credit facility entered into in compliance with the covenant described under “Limitation on Indebtedness”; provided that the encumbrances or restrictions in such other senior credit facilities are not materially more restrictive than those contained in the Senior Secured Credit Agreement as in effect at the time such encumbrances or restrictions are created;

(6) any encumbrance or restriction contained in contracts for sales of assets permitted by the “Limitation on Sale of Assets” covenant with respect to the assets to be sold pursuant to such contract;

(7) in the case of clause (d) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary permitted under the indenture to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages;

(8) customary provisions in partnership agreements, limited liability company governance documents, joint venture agreements and other similar agreements entered into in connection with Related Businesses; and

(9) any encumbrance or restriction existing under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (3), (4), (5), (7) and (8); provided that the terms and conditions of any such encumbrances or restrictions are not materially more restrictive than those contained in such agreement.

Reports

For as long as the notes are outstanding, Triad will file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not Triad has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents specified in Section 13 or 15(d) of the Exchange Act, as applicable. Triad will also deliver to the trustee copies of such reports and documents within 15 days after the date on which Triad files such reports and documents with the Commission or the date on which Triad would be required to file such reports and documents if Triad were so required. If filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, Triad will supply copies of reports and documents to any prospective holder of notes promptly upon written request.

Consolidation, Merger and Sale of Assets

Triad will not, in a single transaction or through a series of transactions:

(A) consolidate with or merge with or into another Person;

(B) sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its assets to another Person; or

(C) permit any of its Restricted Subsidiaries to enter into any transaction or series of transactions which would, in the aggregate, result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of Triad and its Restricted Subsidiaries on a consolidated basis to another Person, unless:

(1) either:

(a) Triad will be the continuing corporation; or

(b) the Person, if other than Triad, formed by or surviving any such consolidation, merger or to which such sale, assignment, conveyance, transfer, lease or disposition shall have been made:

(x) is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia; and

(y) expressly assumes, by a supplemental indenture in form reasonably satisfactory to the trustee, Triad’s obligation for the due and punctual payment of the principal of, premium, if any, and interest on all the notes and the performance and observance of every covenant of the indenture on the part of Triad to be performed or observed;

(2) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis, and treating any obligation of Triad or any Restricted Subsidiary incurred in connection with or as a result of such transaction as having been incurred at the time of the transaction, no Default or Event of Default will have occurred and be continuing; and

(3) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis, on the assumption that the transaction or series of transactions occurred on the first day of the four-quarter period immediately prior to the consummation of such transaction or series of transactions with the appropriate adjustments with respect to the transaction or series of transactions being included in such pro forma calculation, Triad, or the surviving entity if Triad is not the continuing obligor under the indenture, shall be able to incur at least $1.00 of additional Indebtedness, other than Permitted Indebtedness, under the provisions of the “Limitation on Indebtedness” covenant.

In connection with any such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, Triad or the surviving entity will deliver to the trustee, in form and substance reasonably satisfactory to the trustee, an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, and, if applicable, such supplemental indenture, comply with the requirements of the indenture and that all conditions precedent provided for in the indenture relating to such transaction have been complied with.

Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of Triad in accordance with the immediately preceding paragraphs, the successor Person formed by such consolidation or into which Triad is merged or to which such sale, assignment, conveyance, transfer, lease or disposition is made, shall succeed to, and be substituted for, and may exercise every right and power of, Triad under the indenture with the same effect as if such successor had been named as Triad therein. When a successor assumes all the obligations of its predecessor under the indenture and the notes, the predecessor shall be released from those obligations; provided that in the case of a transfer by lease, the predecessor shall not be released from the payment of principal and interest on the notes.

Events of Default

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of any interest on any note;

(2) default in the payment of the principal of or premium, if any, on any note at its maturity, upon acceleration, optional redemption, mandatory redemption, required purchase or otherwise;

(3) default in the performance, or breach, of the provisions described in “Consolidation, Merger and Sale of Assets”, the failure to make or consummate a Change in Control Offer in accordance with the provisions of the “Purchase of Notes upon a Change in Control” covenant or the failure to make or consummate an Excess Proceeds Offer in accordance with the provisions of the “Limitation on Sale of Assets” covenant;

(4) without duplication, default in the performance, or breach, of any covenant or warranty by Triad or any Restricted Subsidiary contained in the indenture, which default or breach continues for a period of 60 days after Triad receives written notice specifying the default from the trustee or the holders of at least 25% of the outstanding principal amount of the notes;

(5) Either:

(A) one or more defaults in the payment when due of the principal of or premium, if any, on Indebtedness of Triad or any Restricted Subsidiary aggregating $50.0 million or more, which default continues after any applicable grace period and is not cured or waived; or

(B) Indebtedness of Triad or any Restricted Subsidiary aggregating $50.0 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased, other than by regularly scheduled required prepayment, prior to the stated maturity date thereof;

(6) failure by Triad or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $50.0 million which judgments are not discharged, paid or stayed for a period of 60 days; or

(7) certain events of bankruptcy, insolvency or reorganization with respect to Triad or any of its Material Subsidiaries or group of Restricted Subsidiaries that, taken together, would constitute a Material Subsidiary.

If an Event of Default other than an event of bankruptcy or insolvency with respect to Triad occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the notes then outstanding may declare all of the notes to be due and payable by notice in writing to Triad, and the same will become immediately due and payable.

If an Event of Default due to an event of bankruptcy or insolvency with respect to Triad occurs and is continuing, then the notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of notes.

At any time after a declaration of acceleration under the indenture, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding notes, by written notice to Triad and the trustee, may rescind such declaration and its consequences if:

(1) Triad has paid or deposited with the trustee a sum sufficient to pay:

(a) all overdue interest on all outstanding notes;

(b) all unpaid principal of and premium, if any, on any outstanding notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the notes;

(c) to the extent that payment of such interest is lawful, interest on overdue interest and overdue principal at the rate borne by the notes;

(d) all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel; and

(2) all Events of Default, other than the nonpayment of amounts of principal of, premium, if any, or interest on the notes that has become due solely by such declaration of acceleration, have been cured or waived.

No such rescission shall affect any subsequent default or impair any right consequent thereto.

No individual holder of any of the notes has any right to institute any proceeding with respect to the indenture or any remedy thereunder, unless:

(1) the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding;

(2) the trustee has failed to institute such proceeding within 60 days after receipt of such notice; and

(3) the trustee, within such 60-day period, has not received directions inconsistent with such written request by holders of a majority in principal amount of the outstanding notes.

Such limitations do not apply, however, to a suit instituted by a holder of a note for the enforcement of the payment of the principal of, premium, if any, or interest on such note when due.

The holders of at least a majority in principal amount of the outstanding notes may, on behalf of the holders of all the notes, waive any past Defaults under the indenture, except a Default in the payment of the principal of, premium, if any, or interest on any note, or in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each note outstanding.

If a Default or an Event of Default occurs and is continuing and is known to the trustee, the trustee will mail to each holder of the notes notice of the Default or Event of Default within 10 days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of any notes, the trustee may withhold the notice to the holders of such notes if a committee of its trust officers in good faith determines that withholding the notice is in the interests of the holders of the notes.

Triad is required to furnish to the trustee annual and quarterly statements as to the performance by Triad of its obligations under the indenture. Triad is also required to notify the trustee within 10 days of the occurrence of any Default or Event of Default.

Legal Defeasance or Covenant Defeasance of the Indenture

Triad may, at its option and at any time, elect to have its obligations with respect to the outstanding notes discharged (“legal defeasance”). Such legal defeasance means that Triad will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes except for:

(1) the rights of holders of the outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due;

(2) Triad’s obligations to issue temporary notes, register the transfer or exchange of any notes, replace mutilated, destroyed, lost or stolen notes, maintain an office or agency for payments in respect of the notes and segregate and hold such payments in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee; and

(4) the legal defeasance provisions of the indenture.

In addition, Triad may, at its option and at any time, elect to have the obligations of Triad released with respect to certain covenants set forth in the indenture (“covenant defeasance”), and thereafter any omission to comply with such obligations will not constitute a Default or an Event of Default with respect to the notes. In the event covenant defeasance occurs, certain events, not including nonpayment, bankruptcy, receivership, reorganization and insolvency events described under “Events of Default,” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either legal defeasance or covenant defeasance:

(1) Triad must irrevocably deposit with the trustee, in trust, specifically for the benefit of the holders of the notes, money, non-callable U.S. government obligations or a combination thereof, in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2) no Default or Event of Default will have occurred and be continuing on the date of such deposit or, insofar as an Event of Default from an event of bankruptcy or insolvency is concerned, at any time during the period ending on the 91st day after the date of deposit;

(3) such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the indenture, the Senior Secured Credit Agreement or any other material agreement or instrument to which Triad is a party or by which it is bound;

(4) in the case of legal defeasance, Triad shall have delivered to the trustee an opinion of counsel stating that:

(A) Triad has received from, or there has been published by, the IRS a ruling; or

(B) since the date of the final offering memorandum, there has been a change in applicable Federal income tax law;

(C) in either case to the effect that, and based thereon such opinion shall confirm that the holders of the outstanding notes will not recognize income, gain or loss for Federal income tax purposes as a result of such legal defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(5) in the case of covenant defeasance, Triad shall have delivered to the trustee an opinion of counsel to the effect that the holders of the notes outstanding will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(6) in the case of legal defeasance or covenant defeasance, Triad shall have delivered to the trustee an opinion of counsel to the effect that, after the 91st day following the deposit or after the date such opinion is delivered, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7) Triad shall have delivered to the trustee an officers’ certificate stating that the deposit was not made by Triad with the intent of preferring the holders of the notes over the other creditors of Triad with the intent of hindering, delaying or defrauding creditors of Triad; and

(8) Triad shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to either the legal defeasance or the covenant defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The indenture will cease to be of further effect when:

(1) either:

all the notes theretofore authenticated and delivered, other than destroyed, lost or stolen notes which have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by Triad and thereafter repaid to Triad or discharged from such trust, have been delivered to the trustee for cancellation; or

all notes not theretofore delivered to the trustee for cancellation:

(x) have become due and payable;

(y) will become due and payable at the applicable date of maturity within one year; or

(z) are to be called for redemption within one year under arrangements satisfactory to the trustee, and Triad has irrevocably deposited with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit, the applicable date of maturity or the redemption date, as the case may be;

(2) Triad has paid or caused to be paid all sums payable under the indenture by Triad; and

(3) Triad has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

This satisfaction and discharge shall not apply to surviving rights of registration or transfer or exchange of the notes, as expressly provided for in the indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Triad, as such, shall have any liability for any obligations of Triad under the notes, the indenture, or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and Triad may require a holder to pay any taxes and fees required by law or permitted by the indenture. Triad is not required to transfer or exchange any note selected for redemption. Also, Triad is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed. The registered holder of a note will be treated as the owner of it for all purposes.

Amendments and Waivers

With certain exceptions, modifications and amendments of the indenture may be made by a supplemental indenture entered into by Triad and the trustee with the consent of the holders of a majority in aggregate outstanding principal amount of the notes then outstanding; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

(1) change the stated maturity date of the principal of, or any installment of interest on, any note;

(2) reduce the principal of, or premium, if any, or the rate of interest on any notes;

(3) make any notes payable in money other than that stated in the notes;

(4) impair the right to institute suit for the enforcement of any such payment after the stated maturity date of any note, or, in the case of redemption, on or after the redemption date;

(5) following the occurrence of an Asset Sale, amend, change or modify the obligation of Triad to make and consummate an Excess Proceeds Offer with respect to any Asset Sale in accordance with the “Limitation on Sale of Assets” covenant, including amending, changing or modifying any definition relating thereto in any manner materially adverse to the holders of the notes affected thereby;

(6) following the occurrence of a Change in Control, amend, change or modify the obligation of Triad to make and consummate a Change in Control Offer in the event of a Change in Control in accordance with the “Purchase of Notes Upon a Change in Control” covenant, including amending, changing or modifying any definition relating thereto in any manner materially adverse to the holders of the notes affected thereby;

(7) reduce the amount of notes whose holders must consent to any supplemental indenture or any waiver of compliance with provisions of the indenture; or

(8) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except:

(a) to increase the percentage of outstanding notes required for such actions; or

(b) to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each note affected thereby.

Notwithstanding the foregoing, without the consent of any holder of the notes, Triad and the trustee may modify or amend the indenture:

(1) to evidence the succession of another Person to Triad or any other obligor on the notes, and the assumption by any such successor of the covenants of Triad or such obligor in the indenture and in the notes in accordance with “—Consolidation, Merger and Sale of Assets”;

(2) to add to the covenants of Triad or any other obligor upon the notes for the benefit of the holders of the notes or to surrender any right or power conferred upon Triad or any other obligor upon the notes, as applicable, in the indenture or in the notes;

(3) to cure any ambiguity, or to correct or supplement any provision in the indenture or the notes which may be defective or inconsistent with any other provision in the indenture or the notes or make any other provisions with respect to matters or questions arising under the indenture or the notes; provided that, in each case, such provisions shall not adversely affect the interest of the holders of the notes;

(4) to comply with the requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(5) to add a guarantor under the indenture;

(6) to evidence and provide the acceptance of the appointment of a successor trustee under the indenture; or

(7) to mortgage, pledge, hypothecate or grant a security interest in favor of the trustee for the benefit of the holders of the notes as additional security for the payment and performance of Triad’s obligations under the indenture, in any property or assets.

The holders of a majority in principal amount of the notes outstanding may waive compliance with certain restrictive covenants and provisions of the indenture.

The Trustee

The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. If an Event of Default has occurred and is continuing, the trustee will exercise such rights and powers vested in it by the indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

If the trustee becomes a creditor of Triad, the indenture limits its rights to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict or resign.

Governing Law

The indenture, the notes and the guarantees, if any, will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person:

(a) existing at the time such Person becomes a Restricted Subsidiary; or

(b) assumed in connection with the acquisition of assets constituting substantially all the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business from such Person.

Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary.

“Affiliate” means, with respect to any specified Person:

(a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; or

(b) any other Person that owns, directly or indirectly, 10% or more of such specified Person’s Capital Stock; or

(c) any executive officer or director of any such specified Person or other Person.

For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Redemption Premium” means, with respect to any note on any redemption date, the greater of:

(a) 1.0% of the principal amount of such note; and

(b) the excess of

(1) the present value at such redemption date of (A) the redemption price of such note if such note were redeemed on             , 2008, plus (B) all required interest payments due on such note through             , 2008, computed using a discount rate equal to the Treasury Rate on such redemption date plus 50 basis points, over

(2) the then-outstanding principal amount of such note.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease or other disposition, including, without limitation, by way of merger, consolidation or sale and leaseback transaction (collectively, a “transfer”), directly or indirectly, in one of a series of related transactions, of:

(a) any Capital Stock of any Restricted Subsidiary;

(b) all or substantially all of the properties and assets of any division or line of business of Triad or any Restricted Subsidiary; or

(c) any other properties or assets of Triad or any Restricted Subsidiary other than in the ordinary course of business.

For the purposes of this definition, the term “Asset Sale” shall not include any transfer of properties or assets:

(1) that is governed by the provisions of the indenture described under “—Consolidation, Merger and Sale of Assets”;

(2) between or among Triad and Restricted Subsidiaries in accordance with the terms of the indenture;

(3) a Hospital Swap;

(4) with an aggregate fair market value of less than $20.0 million per transaction and not to exceed $100.0 million in the aggregate in any twelve-month period;

(5) long-term leases, in effect on the date the notes were issued, of Hospitals to another Person;

(6) long-term leases of Hospitals to another Person; provided that the aggregate book value of the properties subject to such leases at any one time outstanding does not exceed 15% of the Total Assets of Triad at the time any such lease is entered into;

(7) that are obsolete, damaged or worn out equipment or inventory that is no longer useful in the conduct of Triad’s or its subsidiaries’ business and that is disposed of in the ordinary course of business;

(8) that constitutes a sale or other disposition of accounts receivable in the ordinary course of business, including for purposes of financing, for cash and in an amount at least equal to the fair market value (less any customary discount) of such accounts receivable; or

(9) that is covered by and consummated in compliance with “Certain Covenants—Limitation on Restricted Payments.”

“Attributable Debt” of any Person in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of such Person as lessee for net rental payments, excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges to the extent included in such rental payments, during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest determined in accordance with GAAP.

“Average Life” means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing:

(a) the sum of the products of (1) the number of years from the date of determination to the date or dates of each successive scheduled principal payment, including, without limitation, any sinking fund requirements, of such Indebtedness multiplied by (2) the amount of each such principal payment by;

(b) the sum of all such principal payments.

“Capital Stock” means, with respect to any Person, any and all shares, interests, partnership interests, participation, rights in or other equivalents, however designated, of such Person’s capital stock, and any rights, other than debt securities convertible into capital stock, warrants or options exchangeable for or convertible into such capital stock, whether now outstanding or issued after the date of the indenture.

“Capitalized Lease Obligation” means, with respect to any Person, any obligation of such Person under a lease of, or other agreement conveying the right to use, any property, whether real, personal or mixed, that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(a) any evidence of Indebtedness with a maturity of one year or less issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(b) certificates of deposit or acceptances with a maturity of one year or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500.0 million;

(c) commercial paper with a maturity of one year or less issued by a corporation that is not an Affiliate of Triad and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or any successor rating agency or at least P-1 by Moody’s or any successor rating agency;

(d) repurchase obligations with a term of not more than 92 days for underlying securities of the types described in clauses (a) and (b) above;

(e) demand and time deposits (including sweep accounts) with a domestic commercial bank that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500.0 million;

(f) investments in funds investing solely in investments of the types described in clauses (a) through (e) above;

(g) other investment instruments offered or sponsored by financial institutions having capital and surplus in excess of $500.0 million and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), or, if no such commercial paper rating is available, a long-term debt rating of at least A-2 or the equivalent thereof by S&P or at least A-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency); and

(h) other money market investments with a weighted average maturity of less than one year in an aggregate amount not to exceed $50.0 million at any one time outstanding.

“Change in Control” means the occurrence of any of the following events:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total outstanding voting stock of Triad; provided that if the ESOP is the “beneficial owner” of more than 35% of the total outstanding voting stock of Triad such event shall not constitute a Change in Control under this clause (a);

(b) Triad consolidates with, or merges with or into, another Person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, Triad, in any such event pursuant to a transaction in which the outstanding voting stock of Triad is converted into or exchanged for cash, securities or other property, other than any such transaction:

(x) where the outstanding voting stock of Triad is not converted or exchanged at all, except to the extent necessary to reflect a change in the jurisdiction of incorporation of Triad, or is converted into or exchanged for:

(A) voting stock, other than Redeemable Capital Stock, of the surviving or transferee corporation and/or

(B) cash, securities and other property, other than Capital Stock of the surviving or transferee corporation, in an amount that could be paid by Triad as a Restricted Payment as described under, or is otherwise not prohibited by, the “Limitation on Restricted Payments” covenant and

(C) immediately after such transaction, no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total outstanding voting stock of the surviving or transferee corporation;

(c) during any consecutive two year period, individuals who at the beginning of such period constituted the board of directors of Triad, together with any new directors whose election to such board of directors, or whose nomination for election by the stockholders of Triad, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the board of directors of Triad then in office; or

(d) Triad is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under “Consolidation, Merger and Sale of Assets.”

“Consolidated Adjusted Net Income” means, for any period, the consolidated net income (or loss) of Triad and all Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted by excluding, without duplication:

(a) any net after-tax extraordinary gains or losses, less all fees and expenses relating thereto;

(b) any net after-tax gains or losses, less all fees and expenses relating thereto, attributable to asset dispositions other than in the ordinary course of business;

(c) the portion of net income (or loss) of any Person (other than Triad or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which Triad or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to Triad or any Restricted Subsidiary in cash dividends or distributions during such period;

(d) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the date of determination permitted to be paid to Triad or one of its Restricted Subsidiaries, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its stockholders, except to the extent of the amount of cash dividends or other’ distributions actually paid to Triad or a Restricted Subsidiary not subject to such restriction by such Restricted Subsidiary during such period;

(e) for purposes of calculating Consolidated Adjusted Net Income under the “Limitation on Restricted Payment” covenant any net income (or loss) from any Restricted Subsidiary while it was an Unrestricted Subsidiary at any time during such period other than any amounts actually received from such Restricted Subsidiary during such period; and

(f) any net after-tax gain or loss on the acquisition, redemption, retirement or extinguishment of Indebtedness or on the disposition of securities.

“Consolidated Fixed Charge Coverage Ratio” of Triad means, for any period, the ratio of:

(a) the sum of Consolidated Adjusted Net Income and, to the extent deducted in computing Consolidated Adjusted Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-Cash Charges, less all non-cash items increasing Consolidated Adjusted Net Income, in each case, for such period to

(b) the sum of (1) Consolidated Interest Expense and (2) cash dividend payments on preferred stock of Triad or any Restricted Subsidiary and non-cash dividends due on preferred stock of any Restricted Subsidiary for such period.

“Consolidated Income Tax Expense” means, for any period, the provision for federal, state, local and foreign income taxes of Triad and all Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, without duplication, the sum of:

(a) the interest expense of Triad and its Restricted Subsidiaries for such period, including, without limitation,

(1) amortization of debt discount,

(2) the net cost/benefit of Interest Rate Agreements, including amortization of discounts,

(3) the interest portion of any deferred payment obligation,

(4) commissions, discounts, and other fees and charges owed with respect to letters of credit and bankers acceptance financing and similar transactions, and

(5) amortization of debt issuance costs, plus

(b) the interest component of Capitalized Lease Obligations of Triad and its Restricted Subsidiaries during such period; plus

(c) the interest of Triad and its Restricted Subsidiaries that was capitalized during such period; plus

(d) interest on Indebtedness of another Person that is guaranteed by Triad or any Restricted Subsidiary or secured by a Lien on assets of Triad or a Restricted Subsidiary, to the extent such interest is actually paid by Triad or such Restricted Subsidiary, in each case as determined on a consolidated basis in accordance with GAAP;

provided that:

(x) the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period, and

(y) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

Notwithstanding the foregoing, the interest rate with respect to any Indebtedness covered by any Interest Rate Agreement shall be deemed to be the effective interest rate with respect to such Indebtedness after taking into account such Interest Rate Agreement.

“Consolidated Non-Cash Charges” means, for any period, the aggregate depreciation, amortization, depletion and other non-cash expenses of Triad and any Restricted Subsidiary reducing Consolidated Adjusted Net Income for such period, determined on a consolidated basis in accordance with GAAP, excluding any such non-cash charge that requires an accrual of or reserve for cash charges for any future period.

“Currency Agreements” means, with respect to any Person, any foreign currency protection agreement, any foreign exchange contract, forward contract, currency swap agreement, currency option agreement or other similar agreement or arrangement to which such Person is a party or by which it is bound.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“ESOP” means the Triad Hospitals, Inc. Retirement Savings Plan.

“ESOP Loans” means loans to the ESOP by Triad or guarantees by Triad of loans to the ESOP by a third party lender, in either case in connection with the purchase as promptly as practicable of shares of Triad common stock by the ESOP.

“Existing 7% Senior Subordinated Notes” means the 7% Senior Subordinated Notes due 2013 of Triad.

“Existing 8 3/4% Senior Notes” means the 8 3/4% Senior Notes due 2009 of Triad.

“Existing 11% Senior Subordinated Notes” means the 11% Senior Subordinated Notes due 2009 of Triad.

“Existing Senior Indenture” means the indenture governing the Existing 8 3/4% Senior Notes.

“fair market value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair market value shall be determined by Triad in good faith.

“Generally Accepted Accounting Principles” or “GAAP” means generally accepted accounting principles in the United States, consistently applied, that are in effect on the date of determination.

“guarantee” means, as applied to any obligation:

(a) a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, of any part or all of such obligation; and

(b) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance, or payment of damages in the event of nonperformance, of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn by letters of credit.

“Hospital” means a hospital, outpatient clinic, long-term care facility, medical office building or other facility or business that is used or useful in or related to the provision of healthcare services.

“Hospital Swap” means an exchange of assets and, to the extent necessary to equalize the value of the assets being exchanged, cash by Triad or a Restricted Subsidiary for one or more hospitals and/or one or more Related Businesses, or for 100% of the Capital Stock of any Person owning or operating one or more Hospitals and/or one or more Related Businesses; provided that cash does not exceed 30% of the sum of the amount of the cash and the fair market value of the Capital Stock or assets received or given by Triad or a Restricted Subsidiary in such transaction. Notwithstanding the foregoing, Triad and its Restricted Subsidiaries may consummate two Hospital Swaps in any 12-month period without regard to the requirements of the proviso in the previous sentence.

“Indebtedness” means, with respect to any Person, without duplication:

(a) all liabilities of such Person for borrowed money, including overdrafts, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, and excluding, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities, except to the extent any drawings thereunder are not reimbursed within three Business Days;

(b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments;

(c) indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property, but excluding trade payables arising in the ordinary course of business;

(d) all obligations of such Person to pay the deferred and unpaid purchase price of property, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto;

(e) all Capitalized Lease Obligations of such Person;

(f) all obligations of such Person under or in respect of Interest Rate Agreements or Currency Agreements (other than Currency Agreements and Interest Rate Agreements designed solely to protect Triad or the

Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder);

(g) all Indebtedness of other Persons secured by a Lien on any asset of such Person, the amount of such obligation being deemed to be the lesser of the value of such asset or the amount of the obligation so secured;

(h) all guarantees by such Person of Indebtedness of any other Person;

(i) all Redeemable Capital Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends; and

(j) all Attributable Debt of such Person.

For purposes of this definition, the “maximum fixed repurchase price” of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate futures agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate floor agreement, interest rate hedge agreement, option or futures contract or other similar agreement or arrangement to which such Person is a party or by which it is bound.

“Investment” means, with respect to any Person, any direct or indirect advance, loan, guarantee or other extension of credit or capital contribution to, by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued or owned by, any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP.

In addition, the portion, proportionate to Triad’s or a Restricted Subsidiary’s equity interest in each of their respective subsidiaries, of the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an “Investment” made by Triad in such Unrestricted Subsidiary at such time. Upon a redesignation of such subsidiary as a Restricted Subsidiary, Triad shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(x) Triad’s or one of its subsidiaries’ “Investment” in such subsidiary at the time of such redesignation less

(y) the portion, proportionate to Triad’s, or one of its subsidiaries’ equity interest in such subsidiary, of the fair market value of the net assets of such subsidiary at the time of such redesignation.

“Investment” shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

“Investment Grade Securities” mean (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents); (ii) debt securities or debt instruments with a rating of A- or higher by S&P, A3 or higher by Moody’s or Class (2) or higher by NAIC or the equivalent of such rating by such rating organization, or, if no rating of S&P, Moody’s or NAIC then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instrument, constituting loans or advances among the Company and its Subsidiaries, and (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii) which fund may also hold immaterial amounts of cash or Cash Equivalents pending investment and/or distribution; provided, however, that in the case of clauses (i) and (ii), such securities shall have maturities of three years or less.

“Investment Grade” means (1) with respect to S&P, any of the rating categories from and including AAA to and including BBB- and (2) with respect to Moody’s, any of the rating categories from and including Aaa to and including Baa3.

“Issue Date” means             , 2004.

“Lien” means any mortgage, charge, pledge, lien (statutory or otherwise), security interest, hypothecation, assignment for security, claim, or preference of priority or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement having substantially the same economic effect as the foregoing.

“Material Subsidiary” of a Person means any Restricted Subsidiary that would be a significant subsidiary of such person, as defined in rule 1-02 of Regulation S-X promulgated by the Commission.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or cash equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or cash equivalents, except to the extent that such obligations are financed or sold with recourse to Triad or any Restricted Subsidiary, net of:

(a) brokerage commissions and other fees and expenses, including, without limitation, fees and expenses of legal counsel and investment banks, recording fees, transfer fees and appraiser fees, related to such Asset Sale;

(b) provisions for all taxes payable as a result of such Asset Sale;

(c) payments made to retire Indebtedness where payment of such Indebtedness is secured by or related to the assets or properties which are the subject of such Asset Sale or where such Indebtedness must by its terms, or as required by applicable law, be repaid out of the proceeds of such Asset Sale;

(d) amounts required to be paid to any Person, other than Triad or any Restricted Subsidiary owning a beneficial interest in or having a Lien on the assets subject to the Asset Sale;

(e) all distributions and other payments required to be made to non-majority interest holders in the subsidiaries of Triad or Permitted Joint Ventures as a result of such Asset Sale; and

(f) appropriate amounts to be provided by Triad or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by Triad or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers’ certificate delivered to the trustee.

“Permitted Guarantees” means any guarantee by a Restricted Subsidiary of Indebtedness of Triad (i) outstanding on the Issue Date or given with respect to Indebtedness that is guaranteed on the Issue Date, (ii) under the Senior Secured Credit Agreement or (iii) under a senior credit facility that is incurred in compliance with the covenant described under “Limitation on Indebtedness.”

“Permitted Indebtedness” means any of the following:

(a) Indebtedness of Triad or any Restricted Subsidiary under the Senior Secured Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed $1.5 billion under this clause (a);

(b) Indebtedness of Triad pursuant to the notes issued on the Issue Date;

(c) without duplication, Indebtedness of Triad or any Restricted Subsidiary outstanding on the date of the indenture (including the Existing 11% Senior Subordinated Notes, the Existing 8 3/4% Senior Notes and the Existing 7% Senior Subordinated Notes);

(d) Indebtedness of Triad owing to any Restricted Subsidiary; provided that any disposition, pledge or transfer of any such Indebtedness to a Person, other than a disposition, pledge or transfer to Triad or another Restricted Subsidiary, shall be deemed to be an incurrence of such Indebtedness by Triad not permitted by this clause (d);

(e) Indebtedness of a Restricted Subsidiary owing to Triad or to another Restricted Subsidiary; provided that any disposition, pledge or transfer of any such Indebtedness to a Person, other than a disposition, pledge or transfer to Triad or a Restricted Subsidiary, shall be deemed to be an incurrence of such Indebtedness by such Restricted Subsidiary not permitted by this clause (e);

(f) guarantees by Triad or any Restricted Subsidiary of Indebtedness permitted to be incurred pursuant to the “Limitation on Indebtedness” covenant;

(g) obligations of Triad or any Restricted Subsidiary entered into in the ordinary course of business:

(1) pursuant to Interest Rate Agreements designed to protect Triad or any Restricted Subsidiary against fluctuations in interest rates in respect of Indebtedness of Triad or any Restricted Subsidiary, which obligations do not exceed the aggregate principal amount of such Indebtedness; and

(2) pursuant to Currency Agreements entered into by Triad or any of its Restricted Subsidiaries in respect of its assets or obligations, as the case may be, denominated in a foreign currency;

(h) Indebtedness of Triad or any Restricted Subsidiary in respect of Purchase Money Obligations and Capitalized Lease Obligations of Triad or any Restricted Subsidiary in an aggregate amount which does not exceed $50.0 million at any one time outstanding;

(i) Indebtedness of Triad or any Restricted Subsidiary consisting of guarantees, indemnities, hold backs or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock of Restricted Subsidiaries, or contingent payment obligations incurred in connection with the acquisition of assets which are contingent on the performance of the assets acquired, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such assets of shares of Capital Stock of such Restricted Subsidiary for the purpose of financing such acquisition; provided that the maximum allowable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Triad and its Restricted Subsidiaries;

(j) Indebtedness of Triad or any Restricted Subsidiary represented by:

(1) letters of credit for the account of Triad or any Restricted Subsidiary; or

(2) other obligations to reimburse third parties pursuant to any surety bond or other similar arrangements, which obligations or other arrangements, as the case may be, are issued in the ordinary course of business, including, without limitation, to provide security for workers’ compensation claims, payment obligations in connection with self-retention or self-insurance, payment obligations in connection with participation in government reimbursement or other programs or other similar requirements;

(k) any renewals, extensions, substitutions, refinancing or replacements (each, for purposes of this clause, a “refinancing”) of any Indebtedness incurred pursuant to the first paragraph under “Certain Covenants—Limitation on Indebtedness” or referred to in clauses (b) or (c) of this definition, including any successive refinancings, so long as:

(1) any such new indebtedness shall be in a principal amount that does not exceed the principal amount so refinanced, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined as necessary to accomplish such refinancing;

(2) in the case of any refinancing by Triad of Indebtedness that is subordinate in right of payment to the notes, such new Indebtedness is subordinate in right of payment to the notes at least to the same extent as the Indebtedness being refinanced;

(3) such new Indebtedness has an Average Life no shorter than the Average Life of the Indebtedness being refinanced and final stated maturity date of principal no earlier than the final stated maturity date of principal of the Indebtedness being refinanced; and

(4) Indebtedness of Triad may only be refinanced with Indebtedness of Triad;

(l) payments to or by Triad to fund the payment of or payment by Triad of dividends, loans, distributions or annual contributions calculated in accordance with the requirements of Section 415 of the Internal Revenue Code to the ESOP in amounts equal to amounts expended by Triad or Triad to repurchase shares of its Capital Stock from deceased or retired employees in accordance with the terms of the ESOP as in effect on the date of the indenture and from employees whose employment with Triad or any of its subsidiaries has terminated for any reason, in each case contemplated by this clause (1) only to the extent mandatorily required by the ESOP as in effect on the date of the indenture, the Internal Revenue Code or ERISA; and provided, further, that in each such case Triad has deferred making any cash payments in respect of such repurchase obligations to the maximum extent possible under the ESOP as in effect on the date of the indenture or as modified from time to time to comply with law;

(m) Physician Support Obligations incurred by Triad or any Restricted Subsidiary; and

(n) Indebtedness of Triad or any Restricted Subsidiary not otherwise permitted by the foregoing clauses (a) through (m) in an aggregate principal amount not in excess of $100.0 million at any one time outstanding.

“Permitted Investments” means any of the following:

(a) Investments in Cash Equivalents or Investment Grade Securities;

(b) Investments in Triad or any Restricted Subsidiary;

(c) intercompany Indebtedness to the extent permitted under clauses (d) or (e) of the definition of “Permitted Indebtedness”;

(d) Investments in an amount not to exceed in the aggregate $50.0 million at any one time outstanding;

(e) Investments by Triad or any Restricted Subsidiary in another Person, if as a result of such Investment:

(1) such other Person becomes a Restricted Subsidiary; or

(2) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, Triad or a Restricted Subsidiary;

(f) bonds, notes, debentures and other securities received as consideration for Asset Sales to the extent permitted under the “Limitation on Sale of Assets” covenant;

(g) any Investment in a Person engaged principally in a Related Business prior to such Investment if:

(1) Triad would, at the time of such Investment and after giving pro forma effect thereto as if such Investment had been made at the beginning of the most recently ended four full fiscal quarter period for which consolidated financial statements are available immediately preceding the date of such Investment, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the first paragraph under the “Limitation on Indebtedness” covenant; and

(2) the aggregate amount, including cash and the book value of property other than cash, as determined by the board of directors, of all Investments made pursuant to this paragraph (g) by Triad and its Restricted Subsidiaries does not exceed in the aggregate 30% of the Total Assets of Triad at the time the Investment is made; provided that Investments of up to $100.0 million shall be permitted under this paragraph (g) without regard to the requirements of clause (1) of this paragraph (g);

(h) Physician Support Obligations made by Triad or any Restricted Subsidiary;

(i) in the event Triad or a Restricted Subsidiary shall establish a subsidiary for the purpose of insuring the healthcare businesses or facilities owned or operated by Triad, any subsidiary, any Permitted Joint Venture or any physician employed by or on the medical staff of any such business or facility (the “Insurance Subsidiary”), Investments in an amount which do not exceed 125% of the minimum amount of capital required under the laws of the jurisdiction in which the Insurance Subsidiary is formed (other than any excess capital that would result in any unfavorable tax or reimbursement impact if distributed), and any Investment by such Insurance Subsidiary which is a legal investment for an insurance company under the laws of the jurisdiction in which the Insurance Subsidiary is formed and made in the ordinary course of business and rated in one of the four highest rating categories;

(j) Investments made in connection with Hospital Swaps;

(k) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business;

(l) loans and advances to officers, directors and employees made in the ordinary course of business of less than $25.0 million in the aggregate at any one time outstanding;

(m) Interest Rate Agreements and Currency Agreements permitted under “Certain Covenants—Limitation on Indebtedness”;

(n) Investments represented by accounts receivable created or acquired in the ordinary course of business;

(o) Investments existing on the date on which the notes were originally issued and any renewal or replacement thereof on terms and conditions no less favorable than that being renewed or replaced;

(p) any Investment to the extent that the consideration therefor is Qualified Capital Stock;

(q) shares of Capital Stock or other securities received in settlement of debts owed to Triad or any Restricted Subsidiary as a result of foreclosure, perfection or enforcement of any Lien or indebtedness or in connection with any good faith settlement of a bankruptcy proceeding; or

(r) the ESOP Loans.

“Permitted Joint Venture” means, with respect to any Person:

(a) any corporation, association, limited liability company or other business entity (other than a partnership) of which 50% or more of the total voting power of shares of Capital Stock entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof and 50% or more of the total equity interests is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the Restricted Subsidiaries of that Person or a combination thereof; and

(b) any partnership of which 50% or more of the general or limited partnership interests are owned or controlled, directly or indirectly, by such Person or one or more of the Restricted Subsidiaries of that Person or a combination thereof, which in the case of each of clauses (a) and (b) is engaged in a Related Business.

“Permitted Liens” means:

(a) Liens existing on the Issue Date;

(b) Liens securing any Interest Rate Agreements or Currency Agreements of Triad or any Restricted Subsidiary;

(c) Liens securing any Indebtedness incurred under clause (k) of the definition of “Permitted Indebtedness,” the proceeds of which are used to refinance Indebtedness of Triad or any Restricted Subsidiary; provided that such Liens extend to or cover only the assets currently securing the Indebtedness being refinanced, if any;

(d) Liens securing Acquired Indebtedness incurred by Triad and any Restricted Subsidiary and permitted under the “Limitation on Indebtedness” covenant; provided that such Liens attach solely to the assets acquired;

(e) Liens securing Indebtedness owing to Triad or a Restricted Subsidiary;

(f) Liens securing Purchase Money Obligations incurred in accordance with the indenture;

(g) Liens for taxes, assessments or governmental charges or claims either:

(1) not delinquent; or

(2) contested in good faith by appropriate proceedings and as to which Triad or its Restricted Subsidiaries shall have set aside on its books such reserves as required pursuant to GAAP;

(h) statutory Liens and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if Triad or its Restricted Subsidiaries shall have made such reserves, as required by GAAP;

(i) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, trade contracts (other than for Indebtedness), leases, government contracts, performance and return-of-money bonds and other similar obligations;

(j) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(k) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the conduct of the business of Triad or any of its Restricted Subsidiaries;

(l) any interest or title of a lessor in assets or property subject to Capitalized Lease Obligations or an operating lease of Triad or any Restricted Subsidiary;

(m) Liens securing the Senior Secured Credit Agreement; or

(n) Liens not otherwise permitted by the foregoing clauses (a) through (m) securing any Indebtedness or other obligations, provided that the aggregate principal amount of such Indebtedness and other obligations secured by Liens pursuant to this clause (n) shall not at any one time outstanding exceed 3% of the Total Assets of Triad.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Physician Support Obligation” means a loan to or on behalf of, or a guarantee of indebtedness of or income of, a physician or healthcare professional providing service to patients in the service area of a Hospital or other health care facility operated by Triad or any of its Restricted Subsidiaries made or given by Triad or any Subsidiary of Triad:

(a) in the ordinary course of its business; and

(b) pursuant to a written agreement having a period not to exceed five years.

“Public Equity Offering” means an offer and sale of common stock which is Qualified Capital Stock of Triad made on a primary basis by Triad pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act, other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of Triad.

“Purchase Money Obligations” means any Indebtedness of Triad or any Restricted Subsidiary incurred to finance the acquisition or construction of any property or business, including Indebtedness incurred within 180 days following such acquisition or construction, including Indebtedness of a Person existing at the time such Person becomes a subsidiary of Triad or is assumed by Triad or a subsidiary of Triad in connection with the acquisition of assets from such person; provided, however, that any Lien on such Indebtedness shall not extend to any property other than the property so acquired or constructed.

“Qualified Capital Stock” of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

“Qualified Equity Offering” means:

(a) any Public Equity Offering; or

(b) an offering of Qualified Capital Stock of Triad to non-Affiliates with gross proceeds to Triad in excess of $50.0 million.

“Redeemable Capital Stock” means any class of Capital Stock that, either by its terms, by the terms of any securities into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed, whether by sinking fund or otherwise, prior to the date that is 91 days after the final stated maturity date of the notes or is redeemable at the option of the holder thereof at any time prior to such date, or is convertible into or exchangeable for debt securities at any time prior to such date, unless it is convertible or exchangeable solely at the option of Triad.

“Related Business” means a healthcare business affiliated or associated with a Hospital or any business related or ancillary to the provision of healthcare services or information or the investment in, or the management, leasing or operation of, a Hospital.

“Restricted Subsidiary” means any subsidiary other than an Unrestricted Subsidiary.

“sale and leaseback transaction” means any transaction or series of related transactions pursuant to which Triad or a Restricted Subsidiary sells or transfers any property or assets in connection with the leasing of such property or asset to the seller or transferor.

“Senior Secured Credit Agreement” means the credit agreement dated April 27, 2001 among Triad, the lenders party thereto, Merrill Lynch & Co. and Banc of America Securities LLC as Co-Lead Arrangers, Merrill Lynch & Co. as Syndication Agent and Bank of America, N.A., as Administrative Agent, together with the documents related thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), renewed, substituted, supplemented or otherwise modified from time to time, including any agreement or agreements extending the maturity, refinancing, replacing, supplementing, modifying or otherwise restructuring (including increasing the available amount of borrowings thereunder or adding Subsidiaries of Triad as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether with the same or any other Person or Persons; provided that any Indebtedness incurred to refinance or replace Indebtedness under the Senior Secured Credit Agreement otherwise constitutes unsubordinated Indebtedness.

“stated maturity” means, when used with respect to any note or any installment of interest thereon, the date specified in such note as the fixed date on which the principal of such note or such installment of interest is due and payable, and, when used with respect to any other Indebtedness, means the date specified in the instrument governing such indebtedness as the fixed date on which the principal of such indebtedness or any installment of interest thereon is due and payable.

“subsidiary” means any Person a majority of the equity ownership or voting stock of which is at the time owned, directly or indirectly, by Triad or by one or more other subsidiaries. For purposes of this definition, any directors’ qualifying shares shall be disregarded in determining the ownership of a subsidiary.

“Total Assets” of Triad means the total consolidated assets of Triad and its Restricted Subsidiaries as shown on the most recent balance sheet of Triad.

“Treasury Rate” means, at any date of determination, the yield to maturity as of such date (as compiled by and published in the most recent Federal Reserve Statistical Release H.15(519), which has become publicly available at least two business days prior to the date of the redemption notice for which such computation is being made (or if such Statistical Release is no longer published, as reported in any publicly available source of similar market data)), of United States Treasury securities with a constant maturity most nearly equal to the period from the relevant redemption date to                 , 2008; provided that, if such period is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if such period is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Unrestricted Subsidiary” means:

(a) any direct or indirect subsidiary that at the time of determination shall be an Unrestricted Subsidiary, as designated by the board of directors of Triad, as provided below; and

(b) any subsidiary of any Unrestricted Subsidiary. The board of directors of Triad may designate any subsidiary to be an Unrestricted Subsidiary so long as:

(1) neither Triad nor any Restricted Subsidiary is directly or indirectly liable for any Indebtedness of such subsidiary;

(2) no default with respect to any Indebtedness of such subsidiary would permit, upon notice, lapse of time or otherwise, any holder of any other Indebtedness of Triad or any Restricted Subsidiary, except any nonrecourse guarantee given solely to support the pledge by Triad or a Restricted Subsidiary of the Capital Stock of an Unrestricted Subsidiary, to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) any Investment in such subsidiary made as a result of designating such subsidiary an Unrestricted Subsidiary will not violate the provisions of the “Limitation on Restricted Payments” covenant. Any such designation by the board of directors of Triad shall be evidenced to the trustee by filing a board resolution with the trustee giving effect to such designation. The board of directors of Triad may designate any Unrestricted Subsidiary as a Restricted Subsidiary if immediately after giving effect to such designation, there would be no Default or Event of Default under the indenture and Triad would be permitted to incur $1.00 of additional Indebtedness, other than Permitted Indebtedness, pursuant to the “Limitation on Indebtedness” covenant.

“U.S. Government Obligations” means securities that are:

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt, provided that, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.

BOOK-ENTRY, DELIVERY AND FORM

Except as set forth below, the notes will be issued in the form of one or more fully registered notes in global form without coupons (each a “Global Note”). The Global Notes will be deposited with, or on behalf of, DTC and registered in the name of DTC or a nominee thereof.

Global Notes

Pursuant to procedures established by DTC, interests in the Global Notes will be shown on, and the transfer of such interest will be effected only through, records maintained by DTC or its nominee with respect to interests of persons who have accounts with DTC (“participants”) and the records of participants with respect to interests of persons other than participants. Such accounts initially were designated by or on behalf of the initial purchasers and ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC, or participants, or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

So long as DTC or its nominee is the registered owner or holder of the notes, DTC or such nominee will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer such interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the notes.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, your ability to transfer your beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, your ability to pledge your interests in a Global Note to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

We will make payments of the principal of, premium, if any, and interest on Global Notes to DTC or its nominee as the registered owner thereof. Neither we nor the trustee nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, on receipt of any payment of principal or interest in respect of a Global Note representing any notes held by it or its nominee, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name.” Such payment will be the responsibility of such participants.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

Notes that are issued as described below under “—Certificated Notes” will be issued in registered definitive form without coupons (each, a “Certificated Note”). Upon transfer of Certificated Notes, such Certificated Notes may, unless the Global Note has previously been exchanged for Certificated Notes, be exchanged for an interest in the Global Note representing the principal amount of notes being transferred.

DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange as described below and the conversion of notes, only at the direction of one or more participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, the Global Notes will be exchanged for legended notes in certificated form, and distributed to DTC’s participants.

DTC has advised us that it is:

(1) a limited purpose trust company organized under the laws of the State of New York;

(2) a member of the Federal Reserve System;

(3) a “clearing corporation” within the meaning of the Uniform Commercial Code; and

(4) a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the Global Notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.

Certificated Notes

You may not exchange your beneficial interest in a Global Note for a note in certificated form unless:

(1) DTC notifies us that it is unwilling or unable to continue as depositary for the Global Note, or DTC ceases to be a “clearing agency” registered under the Exchange Act, and in either case, we thereupon fail to appoint a successor depositary within 90 days; or

(2) an Event of Default shall have occurred and be continuing with respect to the notes.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary in accordance with its customary procedures.

MATERIAL U.S. FEDERAL INCOME AND

ESTATE TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of our notes to beneficial owners of the notes that are non-U.S. holders, as defined below. This discussion is limited to initial beneficial owners that purchase notes upon original issuance at the initial offering price shown on the cover page of this prospectus supplement and that hold notes as capital assets (generally, property held for investment).

As used in this discussion, the term “non-U.S. holder” means a beneficial owner of notes that is not a partnership or entity treated as a partnership for U.S. federal income tax purposes and that is not for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of the source thereof; or

•	a trust (i) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (ii) that has a valid election in effect under U.S. Treasury regulations to be treated as a United States person.

If a partnership is a beneficial owner of a note, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner of notes that is a partnership and partners in such a partnership should consult their own tax advisors about the U.S. federal income and other tax consequences of holding and disposing of the notes.

This discussion does not address all aspects of U.S. federal income tax that may be important to beneficial owners in light of their particular circumstances or the federal income tax consequences to beneficial owners subject to special treatment under U.S. federal tax law, including, without limitation, banks and other financial institutions, insurance companies, tax-exempt organizations, partnerships or other pass-through entities, certain former citizens or residents of the United States, broker-dealers and traders in securities or persons holding notes as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment. The discussion does not address the tax consequences to non-U.S. holders that are subject to U.S. federal income tax on a net basis on income realized with respect to a note because such income is effectively connected with the conduct of a U.S. trade or business. In addition, this discussion does not address any U.S. federal gift tax consequences, or state or local or non-U.S. tax consequences.

The following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder and administrative and judicial interpretations, all as in effect as of the date hereof, and all of which are subject to change, possibly on a retroactive basis.

This summary is for general purposes only. This summary is not intended to be, and should not be construed to be, legal or tax advice to any particular beneficial owner of notes. Each potential investor should consult its own tax advisors as to the U.S. federal, state, local and non-U.S. income, estate and other tax considerations with respect to the ownership and disposition of notes.

Payments of Interest

In general, payments of interest on the notes to a non-U.S. holder will not be subject to U.S. federal income tax or any withholding thereof except as described below under “—Backup Withholding and Information Reporting,” provided that:

(1) the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

(2) the non-U.S. holder is not a controlled foreign corporation that is related to us, actually or by attribution, through stock ownership;

(3) the non-U.S. holder is not a bank described in section 881(c)(3)(A) of the Code; and

(4) either:

(a) the non-U.S. holder certifies under penalties of perjury on IRS Form W-8BEN or a suitable substitute form that it is not a “U.S. person” as defined in the Code, and provides its name and address; or

(b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) and holds the notes certifies under penalties of perjury that such statement has been received from the non-U.S. holder and furnishes a copy thereof.

A non-U.S. holder may also be entitled to the benefits of an income tax treaty under which interest on the notes is subject to a reduced rate of withholding tax or is exempt from U.S. withholding tax, provided a properly executed IRS Form W-8BEN claiming the exemption is furnished to us and any other applicable procedures are complied with.

Special rules regarding exemption from, or reduced rates of, U.S. withholding tax may apply in the case of notes held by partnerships or certain types of trusts. Partnerships and trusts that are prospective purchasers should consult their own tax advisors regarding special rules that may be applicable in their particular circumstances.

Sale, Exchange or Retirement of Notes

A non-U.S. holder generally will not be subject to U.S. federal income tax or withholding thereof except as described below under “—Backup Withholding and Information Reporting,” with respect to gain realized on a sale, exchange, redemption or other disposition of a note unless the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the sale or disposition and certain other conditions are met.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each non-U.S. holder the amount of interest paid to that holder and the tax withheld from those payments. These reporting requirements apply regardless of whether withholding was reduced or eliminated by any applicable tax treaty. Copies of the information returns reporting those payments and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

Backup withholding and additional information reporting will not apply to payments on the notes made by us or our paying agent to a non-U.S. holder if the certification described in clause (4) under “—Payments of Interest” above is received.

Backup withholding and information reporting generally will not apply to payments of proceeds from the sale or other disposition of a note made to a non-U.S. holder by or through the foreign office of a broker. However, information reporting requirements, and possibly backup withholding, will apply, if such broker is, for U.S. federal income tax purposes, a U.S. person or has certain other enumerated connections with the United States, unless such broker has documentary evidence in its records that the holder is a non-U.S. person and certain other conditions are met, or the holder otherwise establishes an exemption. Payments of proceeds from the sale or other disposition of a note made to a non-U.S. holder by or through the United States office of a broker are subject to information reporting and backup withholding at the applicable rate unless the holder certifies, under penalties of perjury, that it is a non-U.S. person and that it satisfies certain other conditions, or otherwise establishes an exemption. A non-U.S. holder may obtain a refund or a credit against such non-U.S. holder’s U.S. federal income tax liability of any amounts withheld under the backup withholding rules, provided the required information is furnished to the IRS in a timely manner.

Non-U.S. holders should consult their own tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available.

Estate Tax

Notes held at the time of death by an individual who at the time of death is not a citizen or resident of the United States (as specifically defined for U.S. federal estate tax purposes) will not be included in such holder’s gross estate for U.S. federal estate tax purposes, provided that the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote.

Each potential investor should consult its own tax advisors as to its particular tax consequences with respect to the ownership and disposition of the notes, including the applicability and effect of any state, local or foreign tax laws, and the possible effects of changes in tax laws.

UNDERWRITING

Citigroup Global Markets Inc., Credit Suisse First Boston LLC, Goldman, Sachs & Co., Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book-running managers of this offering and as representatives of the underwriters named below.

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Underwriter	Principal Amount of Notes
Citigroup Global Markets Inc.	$
Credit Suisse First Boston LLC
Goldman, Sachs & Co.
Banc of America Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
J.P. Morgan Securities Inc.
Wachovia Capital Markets, LLC
Morgan Stanley & Co. Incorporated
Scotia Capital (USA) Inc.
SunTrust Capital Markets, Inc.
Bear, Stearns & Co. Inc.
Lehman Brothers Inc.
Credit Lyonnais Securities (USA) Inc.
BOSC, Inc.

Total		$600,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed     % of the principal amount of the notes. The underwriters may allow, and dealers may re-allow, a concession not to exceed     % of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

Each underwriter has represented, warranted and agreed that:

•	it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any notes included in this offering to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

•	it has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any notes included in this offering in circumstances in which section 21(1) of the FSMA does not apply to us;

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes included in this offering in, from or otherwise involving the United Kingdom; and

•	the offer in The Netherlands of the notes included in this offering is exclusively limited to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises).

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Triad Hospitals, Inc.
Per note.	%

In connection with this offering, Citigroup Global Markets Inc., on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup Global Markets Inc., in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses for this offering will be approximately $3.0 million (excluding underwriting discounts and commissions).

The underwriters and their affiliates have performed investment banking, commercial banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as co-dealer managers and co-solicitation agents for our current tender offer and consent solicitation with respect to our 8 3/4% notes and will receive customary fees for such services. See “Summary—Recent Developments—Tender Offer and Consent Solicitation.” In addition, Bank of America N.A. is acting as the administrative agent and lender under our existing credit facility. A managing director at Bear, Stearns & Co. Inc. is the son of a member of our Board of Directors. Citibank, N.A., trustee under the indenture and supplemental indenture governing the notes, is an affiliate of Citigroup Global Markets Inc. Finally, an affiliate of J.P. Morgan Securities Inc. owns approximately 1.5% of our common stock.

This prospectus supplement and the accompanying prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

Certain legal matters with respect to the validity of the notes offered hereby will be passed upon for us by Dewey Ballantine LLP, New York, New York, and for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

INDEPENDENT AUDITORS

The consolidated financial statements of Triad Hospitals, Inc. and its subsidiaries at December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and incorporated by reference in this prospectus supplement, have been audited by Ernst & Young LLP, independent auditors, as stated in their report appearing therein.

AVAILABLE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information we file at the Commission’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at l-800-SEC-0330 for further information on the public reference rooms. Our Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at www.sec.gov.

This prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the Commission. These documents contain important information about our company. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information in, or incorporated by reference in, this prospectus supplement. We incorporate by reference the following documents we have filed, or may file, with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2003; and

•	Current Report on Form 8-K, dated April 21, 2004, relating to our announcement of the tender offer and consent solicitation in respect of our 8 3/4% Senior Notes due 2009.

We are also incorporating by reference additional documents that we file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination or completion of this offering (other than information in such documents that is deemed not to be filed).

If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the Commission. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this prospectus supplement. Stockholders may obtain documents incorporated by reference in this prospectus supplement by requesting them in writing or by telephone from the appropriate party at the following address:

Triad Hospitals, Inc.

5800 Tennyson Parkway

Plano, Texas 75024

Attention: Corporate Secretary

(214) 473-7000

You can also get more information by visiting our web site at www.triadhospitals.com. Web site materials are not part of this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and attached prospectus when considering an investment in the notes. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus supplement. This prospectus supplement is dated             , 2004. You should not assume that the information contained in this prospectus supplement is accurate as of any date other than such date.

PROSPECTUS

TRIAD HOSPITALS, INC.

COMMON STOCK

PREFERRED STOCK

DEPOSITARY SHARES

DEBT SECURITIES

WARRANTS

PURCHASE CONTRACTS

UNITS

We may offer from time to time the following types of securities:

•	shares of our common stock;

•	shares of our preferred stock, which may be issued in the form of depositary receipts representing a fraction of a share of preferred stock;

•	our debt securities, in one or more series, which may be senior debt securities or subordinated debt securities, in each case consisting of notes or other evidences of indebtedness;

•	warrants to purchase any of the other securities that may be sold under this prospectus;

•	purchase contracts to acquire any of the other securities that may be sold under this prospectus; or

•	any combination of these securities, individually or as units.

The securities will have an aggregate initial offering price of up to $800,000,000 or an equivalent amount in U.S. dollars if any securities are denominated in a currency other than U.S. dollars. The securities may be offered separately or together in any combination and as a separate series. This prospectus also covers guarantees, if any, of our payment obligations under any debt securities, which may be given by certain of our subsidiaries, on terms to be determined at the time of the offering.

We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, carefully before you invest.

Our common stock is traded on the New York Stock Exchange under the symbol “TRI.”

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES     COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We may sell these securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with our agents, dealers and underwriters reserve the right to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents, dealers or underwriters. If any agents, dealers or underwriters are involved in the sale of any securities, the relevant prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the relevant prospectus supplement.

This prospectus may not be used to consummate sales of securities unless accompanied by the applicable prospectus supplement.

The date of this prospectus is October 18, 2002.

We have not authorized any person to give any information or to make any representation in connection with this offering other than those contained or incorporated by reference in this prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell nor a solicitation of an offer to buy by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make the offer or solicitation. Neither the delivery of this prospectus nor any sale under this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus, that the information contained in this prospectus is correct as of any time subsequent to its date, or that any information incorporated by reference in this prospectus is correct as of any time subsequent to its date.

FORWARD-LOOKING STATEMENTS

This prospectus contains disclosures which are “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of uncertainties and risks that could significantly affect our current plans and expectations and our future financial condition and results. These factors include, but are not limited to:

•	the highly competitive nature of the health care business;

•	the efforts of insurers, health care providers and others to contain health care costs;

•	possible changes in the Medicare and Medicaid programs that may limit reimbursements to health care providers and insurers;

•	changes in Federal, state or local regulations affecting the health care industry;

•	the possible enactment of Federal or state health care reform;

•	our ability to attract and retain qualified management and personnel, including physicians and nurses;

•	the departure of key executive officers from Triad;

•	claims and legal actions relating to professional liabilities and other matters;

•	fluctuations in the market value of our common stock;

•	changes in accounting practices;

•	changes in general economic conditions;

•	future acquisitions or divestitures which may result in additional charges;

•	our ability to enter into managed care provider arrangements on acceptable terms;

•	the availability and terms of capital to fund the expansion of our business;

•	changes in business strategy or development plans;

•	our ability to obtain adequate levels of general and professional liability insurance;

•	potential adverse impact of known and unknown government investigations;

•	timeliness of reimbursement payments received under government programs; and

•	other risk factors described herein and in any applicable prospectus supplement.

As a consequence, current plans, anticipated actions and future financial condition and results may differ from those expressed in any forward-looking statements made by us or on our behalf. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this prospectus or in any prospectus supplement. We do not undertake any obligation to update publicly or revise any forward-looking statements.

RISK FACTORS

An investment in our securities involves a degree of risk. In addition to the other information included and incorporated by reference in this prospectus, you should carefully consider the risk factors and other information included and incorporated by reference in the applicable prospectus supplement when determining whether or not to purchase the securities offered under this prospectus and the applicable prospectus supplement.

OUR COMPANY

We are one of the largest publicly owned hospital companies in the United States and provide health care services through hospitals and ambulatory surgery centers that we own and operate in small cities and selected urban markets primarily in the southern, midwestern and western United States. Our hospital facilities include 48 general acute care hospitals and 14 ambulatory surgery centers located in the states of Alabama, Arizona, Arkansas, California, Indiana, Kansas, Louisiana, Mississippi, Missouri, New Mexico, Ohio, Oklahoma, Oregon, South Carolina, Texas and West Virginia. One hospital included among these facilities is operated through a 50/50 joint venture that is not consolidated for financial reporting purposes. We are also a minority investor in three joint ventures that own seven general acute care hospitals in Georgia and Nevada. Through our wholly owned subsidiary, Quorum Health Resources, LLC (“QHR”), we also provide management and consulting services to independent general acute care hospitals located throughout the United States.

Our general acute care hospitals typically provide a full range of services commonly available in hospitals, such as internal medicine, general surgery, cardiology, oncology, neurosurgery, orthopedics, obstetrics, diagnostic and emergency services. These hospitals also generally provide outpatient and ancillary health care services such as outpatient surgery, laboratory, radiology, respiratory therapy, cardiology and physical therapy. Outpatient services also are provided by ambulatory surgery centers that we operate. In addition, some of our general acute care hospitals have a limited number of licensed psychiatric beds and provide psychiatric skilled nursing services.

In addition to providing capital resources and general management, we make available a variety of management services to our health care facilities. These services include ethics and compliance programs, national supply and equipment purchasing and leasing contracts, accounting, financial and clinical systems, governmental reimbursement assistance, information systems, legal support, personnel management, internal audit, access to regional managed care networks, resource management, and strategic and business planning.

Our principal executive offices are located at 13455 Noel Road, 20th Floor, Dallas, Texas 75240, and our phone number is (972) 789-2700. Our corporate website address is http://www.triadhospitals.com. Information contained on our website is not part of this prospectus.

USE OF PROCEEDS

Unless we indicate otherwise in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which may include, but not be limited to, refinancing of indebtedness, working capital, capital expenditures, acquisitions and repurchases and redemptions of securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated:

	Year Ended December 31,					Six Months Ended June 30,
	1997	1998	1999	2000	2001	2001	2002
Ratio of earnings to fixed charges(1)(2)	—	—	—	1.3x	1.3x	1.0x	2.5x

(1)	Our earnings were insufficient to cover fixed charges for the years ended December 31, 1997, 1998 and 1999 by $15.1 million, $115.6 million and $112.4 million, respectively.
(2)	Our ratios of earnings to combined fixed charges and preferred stock dividends for the periods indicated above are the same as our ratios of earnings to fixed charges set forth above because we had no shares of preferred stock outstanding during the periods indicated and currently have no shares of preferred stock outstanding.

ADOPTION OF RECENT ACCOUNTING PRONOUNCEMENT

We adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), on January 1, 2002. Under SFAS 142, goodwill and intangible assets with indefinite lives are no longer amortized but reviewed for impairment annually, or more frequently if certain indicators arise. Goodwill is reviewed at the reporting unit level, which is defined in SFAS 142 as an operating segment or one level below an operating segment. We have determined that the reporting units for our owned operations segment will be at the division level, which is one level below the segment. We completed the required transitional impairment test for SFAS 142 adoption purposes and determined that the change in impairment testing did not have an impact on our results of operations or financial position.

As required by SFAS 142, results of operations for the years ended December 31, 2001, 2000 and 1999, respectively, have not been restated for the change in goodwill amortization. The following table sets forth the effect on net income and earnings per share excluding goodwill amortization which was recognized in the years ended December 31, 2001, 2000 and 1999, respectively.

	For the Years Ended December 31,
(Dollars in millions, except per share amounts)	2001	2000	1999
Income (loss) from operations, as reported	$6.0	$4.4	$(95.6)
Add back goodwill amortization, net of income tax	29.7	6.3	8.0

Adjusted income (loss) from operations	35.7	10.7	(87.6)
Extraordinary loss on retirement of debt	(3.2)	—	—

Adjusted net income (loss)	$32.5	$10.7	$(87.6)

Income (loss) per share
Basic
Income (loss) from operations, as reported	$0.10	$0.14	$(3.12)
Goodwill amortization, net of income tax	0.51	0.20	0.26

Adjusted income (loss) from operations	0.61	0.34	(2.86)
Extraordinary loss on retirement of debt	(0.06)	—	—

Adjusted net income (loss)	$0.55	$0.34	$(2.86)

Diluted
Income (loss) from operations, as reported	$0.10	$0.13	$(3.12)
Goodwill amortization, net of income tax	0.49	0.18	0.26

Adjusted income (loss) from operations	0.59	0.31	(2.86)
Extraordinary loss on retirement of debt	(0.05)	—	—

Adjusted net income (loss)	$0.54	$0.31	$(2.86)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

On April 27, 2001, we completed the previously announced merger of Quorum Health Group, Inc. (“Quorum”) with and into us with our company being the surviving corporation. The merger was accounted for under the purchase method of accounting and the results of operations for Quorum are included in our results of operations beginning May 1, 2001. The purchase price was allocated to assets acquired and liabilities assumed, which means that for accounting and financial reporting purposes the assets and liabilities of Quorum were recorded on our books at their fair market values, with the excess, if any, allocated to goodwill. We were the acquiror for accounting purposes based on several considerations, including, in particular, that after the merger the former Quorum stockholders would not be able to replace a majority of our board of directors until at least the 2003 annual meeting of stockholders.

Under the terms of the merger agreement, Quorum stockholders were entitled to receive $3.50 in cash and 0.4107 of a share of our common stock for each outstanding share of Quorum common stock, plus cash in lieu of any fractional shares of our common stock. In addition, each outstanding option to purchase shares of Quorum common stock, whether or not vested or exercisable, was converted at the holder’s election into either a fully vested and exercisable option to purchase shares of our common stock or cash and shares of our common stock. We issued 35,786,380 shares of our common stock, paid $305.0 million in cash and issued 1,638,479 options to Quorum optionholders in connection with the merger. The purchase price for the merger was determined using the average stock price at the time the merger was announced, cash paid, fair value of options converted and direct costs associated with the merger.

We have presented the unaudited pro forma condensed combined statements of operations to provide you with a better picture of what our businesses might have looked like had they been combined on January 1, 2001, i.e., giving effect to, among other things, the merger of Quorum into our company as if it had occurred on January 1, 2001.

This information should be read in conjunction with the:

•	Accompanying notes to the Unaudited Pro Forma Condensed Combined Statements of Operations;

•	Separate historical financial statements of our company for the year ended December 31, 2001, which are contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and are incorporated by reference in this prospectus; and

•	Separate historical financial statements of Quorum for the nine months ended March 31, 2001, which are contained in our Registration Statement on Form S-4 dated July 16, 2001, as amended and are incorporated by reference in this prospectus.

Quorum’s unaudited four months ended April 30, 2001 results of operations were derived from Quorum’s consolidated financial statements for the three months ended March 31, 2001 and Quorum’s consolidated statements of operations for the one month ended April 30, 2001.

The pro forma data is not necessarily indicative of the financial position and results of operations that would have been achieved had the merger been consummated on the dates indicated or of future operations of the combined company.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENTS OF OPERATIONS

For the Twelve Months Ended December 31, 2001

(Dollars in millions, except per share amounts)

	Triad Historical		Quorum Historical		Pro Forma Adjustments		Pro Forma
Revenues	$2,669.5		$631.7		$—		$3,301.2
Operating expenses:
Salaries and benefits	1,128.5		276.7		(6.3	)(a)	1,398.9
Reimbursable expenses	41.6		21.4		—		63.0
Supplies	411.2		96.3		—		507.5
Other operating expenses	501.7		122.0		(3.2	)(b)	620.5
Provision for doubtful accounts	239.9		43.4		—		283.3
Depreciation	134.4		32.3		(8.3	)(c)	158.4
Amortization	35.7		2.5		10.8	(c)	49.0
Interest expense, net	126.0		19.6		18.9	(d)	164.5
Government settlements, investigation, litigation, strategic alternatives and merger related costs	—		17.5		—		17.5
Non-cash stock compensation	—		2.6		—		2.6
ESOP expense	9.3		—		—		9.3
Gain on sale of assets	(23.1)		—		—		(23.1)
Impairment of long-lived assets	23.1		—		—		23.1

Total operating expenses	2,628.3		634.3		11.9		3,274.5

Income (loss) from operations before minority interests, equity in earnings and income tax provision	41.2		(2.6)		(11.9)		26.7
Minority interests	(7.2)		1.3		—		(5.9)
Equity in earnings of affiliates	14.5		6.4		—		20.9

Income from operations before income tax provision	48.5		5.1		(11.9)		41.7
Income tax provision	(42.5)		(3.0)		5.3	(e)	(40.2)

Income from operations	$6.0		$2.1		$(6.6)		$1.5

Income from operations per share:
Basic	$0.1	0	$0.0	3			$0.0	2
Diluted	$0.1	0	$0.0	3			$0.0	2
Shares used in basic earnings per share calculations(f)	57,658,685		71,900,000				68,728,596
Shares used in diluted earnings per share calculations(f)	61,055,694		73,636,000				72,125,605

The accompanying notes are an integral part of the unaudited pro forma condensed combined statements of operations.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED STATEMENTS OF OPERATIONS

1.    Basis of Presentation

The pro forma condensed combined statements of operations reflect the combination of historical financial information of our company and Quorum and the pro forma adjustments described in Note 2.

2.    Pro Forma Adjustments

(a)	To adjust operating expenses for periods prior to the merger for estimated decreases in corporate overhead. Approximately 140 positions were eliminated at the Quorum corporate office for an estimated annual savings of $31.4 million. Additionally, approximately 48 new positions were created at our corporate office for an estimated annual cost of $12.4 million.

(b)	To eliminate the Quorum Synthetic Lease Expense due to the purchase of the related assets as part of the merger on April 27, 2001.

(c)	To adjust depreciation and goodwill amortization for the periods prior to the merger to reflect the allocation of the purchase price. The average estimated depreciable lives on the fixed assets acquired are 13.1 years. Goodwill was being amortized on a straight line basis over 30 years.

(d)	To adjust interest expense at a composite annual rate of 8.9% on incremental indebtedness of $1,294.7 million incurred on April 27, 2001.

(e)	To adjust income tax provision for the estimated impact of the pro forma adjustments.

(f)	To increase our weighted average shares by 35,786,380 shares of stock issued in connection with the merger.

3.    Adoption of Goodwill Accounting Standard

We adopted SFAS 142 on January 1, 2002. Under SFAS 142, goodwill and intangible assets with indefinite lives are no longer amortized but reviewed for impairment annually, or more frequently if certain indicators arise. Goodwill is reviewed at the reporting unit level, which is defined in SFAS 142 as an operating segment or one level below an operating segment. We have determined that the reporting units for our owned operations segment will be at the division level, which is one level below the segment. We completed the required transitional impairment test for SFAS 142 adoption purposes and determined that the change in impairment testing did not have an impact on our results of operations or financial position.

As required by SFAS 142, pro forma results of operations for the twelve months ended December 31, 2001 have not been restated for the change in goodwill amortization. The following table sets forth the effect on net income and earnings per share excluding goodwill amortization which was recognized in the twelve months ended December 31, 2001.

For the Twelve Months Ended December 31, 2001
(Dollars in millions, except per share amounts)
Pro forma income from operations, as reported	$1.50
Add back pro forma goodwill amortization, net of income tax	40.40

Adjusted pro forma income from operations	$41.90

Income per share
Basic
Pro forma income from operations, as reported	$0.02
Pro forma goodwill amortization, net of income tax	0.59

Adjusted pro forma income from operations	$0.61

Diluted
Pro forma income from operations, as reported	$0.02
Pro forma goodwill amortization, net of income tax	0.56

Adjusted pro forma income from operations	$0.58

GENERAL DESCRIPTION OF SECURITIES THAT WE MAY SELL

We, directly or through agents, dealers or underwriters that we may designate, may offer and sell, from time to time, up to $800,000,000 (or the equivalent in one or more foreign currencies or currency units) aggregate initial offering price of:

•	shares of our common stock;

•	shares of our preferred stock, which may be issued in the form of depositary receipts representing a fraction of a share of preferred stock;

•	our debt securities, in one or more series, which may be senior debt securities or subordinated debt securities, in each case consisting of notes or other evidences of indebtedness, and which may be guaranteed by certain of our subsidiaries;

•	warrants to purchase any of the other securities that may be sold under this prospectus;

•	purchase contracts to acquire any of the other securities that may be sold under this prospectus; or

•	any combination of these securities, individually or as units.

We may offer and sell these securities either individually or as units consisting of one or more of these securities, each on terms to be determined at the time of sale. We may issue debt securities and/or preferred stock that are exchangeable for and/or convertible into common stock or any of the other securities that may be sold under this prospectus. When particular securities are offered, a supplement to this prospectus will be delivered with this prospectus, which will describe the terms of the offering and sale of the offered securities.

DESCRIPTION OF COMMON STOCK

Our authorized capital stock consists of 120,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. We describe the preferred stock under the heading “Description of Preferred Stock” below.

This section summarizes the general terms of our common stock that we may offer. The prospectus supplement relating to the common stock offered will state the number of shares offered, the initial offering price and the market price, dividend information and any other relevant information. The summaries in this section and the prospectus supplement do not describe every aspect of the common stock. When evaluating the common stock, you should also refer to all of the provisions of our charter, our bylaws and the Delaware General Corporation Law (“DGCL”). Our charter and bylaws are incorporated by reference in the registration statement.

Terms of the Common Stock

As of August 31, 2002, there were 74,460,767 shares of common stock issued and outstanding and 9,629,211 shares of common stock reserved for issuance upon the exercise of options issued and outstanding pursuant to our stock option plans.

Holders of our common stock are entitled to one vote for each share on all matters voted on by the stockholders, and are not entitled to accumulate votes for the election of directors. Subject to any preferences that may be applicable to any outstanding preferred stock, holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. Holders of our common stock have no preemptive, conversion or other subscription rights, other than the preferred stock purchase rights described below, and there are no redemption or sinking fund provisions applicable to our common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is National City Bank, Shareholder Services Group, P.O. Box 92301, Cleveland, Ohio, 44193-0900.

Preferred Stock Purchase Rights

We have adopted a stockholders’ rights plan, pursuant to which each outstanding share of our common stock is accompanied by one preferred stock purchase right. The rights become operative 10 days after public announcement that a person or group of persons has acquired beneficial ownership of 15% or more of our outstanding common stock, or the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of persons of 15% or more of our outstanding common stock. The rights will expire on May 7, 2009, unless the expiration date is extended or unless the rights are earlier redeemed or exchanged by us. Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of ours, including, without limitation, the right to vote or to receive dividends.

If the rights become exercisable, each right entitles the holder to purchase from us one one-thousandth of a share of Series A Preferred Stock at a price of $90 per one one-thousandth of a share, subject to adjustment. Each share of Series A Preferred Stock will be entitled, when, as and if declared, to a preferential quarterly dividend payment in an amount equal to the greater of $10 or 1,000 times the aggregate of all dividends declared per share of our common stock. In the event of our liquidation, dissolution or winding up, the holders of Series A Preferred Stock will be entitled to a minimum preferential liquidation payment equal to $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, but will be entitled to an aggregate payment of 1,000 times the payment made per share of our common stock. Each share of Series A Preferred Stock will entitle the holder thereof to 1,000 votes on all matters submitted to a vote of our stockholders. In the event of any consolidation, merger, combination or other transaction in which shares of our common stock are exchanged, each share of Series A Preferred Stock will be entitled to receive 1,000 times the aggregate amount of stock, securities, cash and/or other property (payable in kind) as the case may be, into which or for which each share of our common stock is changed or exchanged.

In addition, the rights plan allows holders of the rights to purchase shares of the acquiring person’s stock at a discount if we are acquired or 50% or more of our consolidated assets or earnings power is transferred to an acquiring person.

Certain Anti-Takeover Provisions

General.    Certain provisions of our charter and the DGCL could make it more difficult to consummate an acquisition of control of us by means of a tender offer, a proxy fight, open market purchases or otherwise in a transaction not approved by our board of directors. The provisions described below may reduce our vulnerability to an unsolicited proposal for the restructuring or sale of all or substantially all of our assets or an unsolicited takeover attempt which is unfair to our stockholders. The summary of the provisions set forth below does not purport to be complete and is qualified in its entirety by reference to our charter and the DGCL.

Our board of directors has no present intention to introduce additional measures that might have an anti-takeover effect; however, our board of directors expressly reserves the right to introduce these measures in the future.

Business Combinations.    We are subject to Section 203 of the DGCL. Section 203 of the DGCL restricts a wide range of transactions (“business combinations”) between a corporation and an interested stockholder. An “interested stockholder” is, generally, any person who beneficially owns, directly or indirectly, 15% or more of the corporation’s outstanding voting stock. Business combinations are broadly defined to include (i) mergers or consolidations with, (ii) sales or other dispositions of more than 10% of the corporation’s assets to, (iii) certain transactions resulting in the issuance or transfer of any stock of the corporation or any subsidiary to, (iv) certain transactions resulting in an increase in the proportionate share of stock of the corporation or any subsidiary owned by, or (v) receipt of the benefit (other than proportionately as a stockholder) of any loans, advances or other financial benefits by an interested stockholder. Section 203 provides that an interested stockholder may not engage in a business combination with the corporation for a period of three years from the time of becoming an interested stockholder unless (a) the board of directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder prior to the time that person became an interested stockholder; (b) upon consummation of the transaction which resulted in the person becoming an interested stockholder, that person owned at least 85% of the corporation’s voting stock (excluding shares owned by persons who are directors and also officers and shares owned by certain employee stock plans); or (c) the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Board of Directors.    Our charter provides that the board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as reasonably possible and with the term of each class expiring in a different year. Our charter also provides that the number of directors will be fixed from time to time by action of not less than a majority of the board of directors then in office, but in no event will the number of directors be less than three nor more than 15. Any vacancies (including newly-created directorships) will be filled only by the affirmative vote of a majority of the remaining directors, whether or not they constitute a quorum of directors. Directors appointed to fill vacancies created by the resignation or termination of a director will serve the remainder of the term of the resigning or terminated director. Under Delaware law, stockholders may remove members of a classified board only for cause.

Stockholder Actions and Special Meetings.    Our charter provides that stockholder action can be taken only at an annual or special meeting of stockholders and prohibits stockholder action by written consent in lieu of a meeting. Our charter also provides that special meetings of stockholders can be called only by the Chairman of the Board or the Chief Executive Officer, in either of their discretion or at the written request of a majority of the board of directors. Stockholders are not permitted to call a special meeting or to require that the board of directors call a special meeting of stockholders. The business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of meeting given by us.

Fair Price Provision.    Our charter contains a “fair price” provision, requiring that, in addition to any other vote required by our charter or the DGCL, certain proposed business combinations between a related party (a beneficial owner of 10% or more of the voting power of all of the outstanding shares of our voting stock) and us must be approved by the holders of not less than 85% of the voting power of all of the outstanding shares of voting stock held by stockholders other than the related person, unless fair price and procedural requirements are met or unless the business combination is approved by the affirmative vote of at least 66 2/3% of the continuing directors who are not affiliated with the related party. An amendment of the fair price provision included in our charter requires the approval of 66 2/3% of the directors then in office and the affirmative vote of 85% of the voting power of all of the outstanding shares of our voting stock held by stockholders other than any related person, unless the amendment is approved by 66 2/3% of the continuing directors.

DESCRIPTION OF PREFERRED STOCK

This section summarizes the general terms of the preferred stock that we may offer. The prospectus supplement relating to a particular series of preferred stock will describe the specific terms of that series, which may be in addition to or different from the general terms summarized in this section. The summaries in this section and the prospectus supplement do not describe every aspect of the preferred stock. If any particular terms of a series of preferred stock described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will be deemed to supersede the terms described in this prospectus. When evaluating the preferred stock, you also should refer to all of the provisions of our charter, the applicable certificate of designation for the offered series of preferred stock and the

DGCL. The applicable certificate of designation will be filed as an exhibit to or incorporated by reference in the registration statement.

General

Our board of directors is authorized to issue shares of preferred stock, in one or more series or classes, and to fix for each series voting powers and those preferences and relative, participating, optional or other special rights and those qualifications, limitations or restrictions as are permitted by the DGCL.

Our board of directors is authorized to determine the terms for each series of preferred stock, and the prospectus supplement will describe the terms of any series of preferred stock being offered, including:

•	the designation of the shares and the number of shares that constitute the series;

•	the dividend rate (or the method of calculation thereof), if any, on the shares of the series and the priority as to payment of dividends with respect to other classes or series of our capital stock;

•	the dividend periods (or the method of calculation thereof);

•	the voting rights of the shares;

•	the liquidation preference and the priority as to payment of the liquidation preference with respect to other classes or series of our capital stock and any other rights of the shares of the series upon our liquidation or winding up;

•	whether or not and on what terms the shares of the series will be subject to redemption or repurchase at our option;

•	whether and on what terms the shares of the series will be convertible into or exchangeable for other securities;

•	whether depositary shares representing shares of the series of preferred stock will be offered and, if so, the fraction of a share of the series of preferred stock represented by each depositary share (see “Description of Depositary Shares” below);

•	whether the shares of the series of preferred stock will be listed on a securities exchange;

•	any special United States Federal income tax considerations applicable to the series; and

•	the other rights and privileges and any qualifications, limitations or restrictions of the rights or privileges of the series.

Dividends

Holders of shares of preferred stock will be entitled to receive, when and as declared by our board of directors, dividends payable at the dates and at the rates, if any, per share per annum as set forth in the applicable prospectus supplement.

Unless otherwise set forth in the applicable prospectus supplement, each series of preferred stock will rank junior as to dividends to any preferred stock that may be issued in the future that is expressly senior as to dividends to that preferred stock. If we should fail at any time to pay accrued dividends on any senior shares at the time the dividends are payable, we may not pay any dividend on the junior preferred stock or redeem or otherwise repurchase shares of junior preferred stock until the accumulated but unpaid dividends on the senior shares have been paid or set aside for payment in full by us.

Unless otherwise set forth in the applicable prospectus supplement, no dividends (other than in common stock or other capital stock ranking junior to the preferred stock of any series as to dividends and upon liquidation) may be declared or paid or set aside for payment, nor may any other distribution be declared or made upon the common stock, or any of our other capital stock ranking junior to or on a parity with the preferred stock of that series as to dividends, nor may any common stock or any of our other capital stock ranking junior to or on a parity with the preferred stock of that series as to dividends be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any of that stock) by us (except by conversion into or exchange for other capital stock of ours ranking junior to the preferred stock of that series as to dividends) unless (i) if that series of preferred stock has a cumulative dividend, full cumulative dividends on the preferred stock of that series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for all past dividend periods and the then current dividend period and (ii) if such series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period. However, any monies deposited in any sinking fund with respect to any preferred stock in compliance with the provisions of the sinking fund may be applied to the purchase or redemption of that preferred stock in accordance with the terms of the sinking fund, regardless of whether at the time of the application full dividends, including cumulative dividends, upon shares of the preferred stock outstanding on the last dividend payment date have been paid or declared and set apart for payment. In addition, any junior or parity preferred stock or common stock may be converted into or exchanged for our stock ranking junior to the preferred stock as to dividends.

The amount of dividends payable for the initial dividend period or any period shorter than a full dividend period will be computed on the basis of a 360-day year of twelve 30-day months, unless otherwise set forth in the applicable prospectus supplement. Accrued but unpaid dividends will not bear interest, unless otherwise set forth in the applicable prospectus supplement.

Convertibility

No series of preferred stock will be convertible into, or exchangeable for, other securities or property except as set forth in the applicable prospectus supplement.

Redemption and Sinking Fund

No series of preferred stock will be redeemable or receive the benefit of a sinking fund except as set forth in the applicable prospectus supplement.

Liquidation Rights

Unless otherwise set forth in the applicable prospectus supplement, in the event of our liquidation, dissolution or winding up, the holders of shares of each series of preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of (i) any other shares of preferred stock ranking junior to that series of preferred stock as to rights upon liquidation, dissolution or winding up and (ii) shares of common stock, liquidating distributions per share in the amount of the liquidation preference specified in the applicable prospectus supplement for that series of preferred stock plus any dividends accrued and accumulated but unpaid to the date of final distribution; but the holders of each series of preferred stock will not be entitled to receive the liquidating distribution of, plus such dividends on, those shares until the liquidation preference of any shares of our capital stock ranking senior to that series of the preferred stock as to the rights upon liquidation, dissolution or winding up will have been paid (or a sum set aside therefor sufficient to provide for payment) in full. If upon our liquidation, dissolution or winding up, the amounts payable with respect to the preferred stock, and any other preferred stock ranking as to any distribution on a parity with the preferred stock are not paid in full, then the holders of the preferred stock and the other parity preferred stock will share ratably in any distribution of assets in proportion to the full respective preferential amount to which they are entitled. Unless otherwise specified in a prospectus supplement for a series of preferred stock, after payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of preferred stock will not be entitled to any further participation in any distribution of our assets. Neither a consolidation or merger of us with another corporation nor a sale of securities will be considered a liquidation, dissolution or winding up of us.

Voting Rights

The holders of each series or class of preferred stock we may issue will have no voting rights, except as required by law and as described below or in the applicable prospectus supplement. Our board of directors may, upon issuance of a series or class of preferred stock, grant voting rights to the holders of that series or class to elect additional board members if we fail to pay dividends in a timely fashion.

Without the affirmative vote of a majority of the shares of any class of preferred stock then outstanding, we may not:

•	increase or decrease the aggregate number of authorized shares of that class;

•	increase or decrease the par value of the shares of that class; or

•	alter or change the powers, preferences or special rights of the shares of that class so as to affect them adversely.

If the amendment would adversely alter or change the powers, preferences or special rights of one or more series of a class of preferred stock, but not the entire class, then only the shares of the affected series will have the right to vote on the amendment.

Miscellaneous

The holders of our preferred stock will have no preemptive rights. All shares of preferred stock being offered by the applicable prospectus supplement will be fully paid and not liable to further calls or assessment by us. If we should redeem or otherwise reacquire shares of our preferred stock, then these shares will resume the status of authorized and unissued shares of preferred stock undesignated as to series, and will be available for subsequent issuance.

No Other Rights

The shares of a series of preferred stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the applicable prospectus supplement, our charter or the applicable certificate of designation or as otherwise required by law.

Transfer Agent and Registrar

The transfer agent and registrar for each series of preferred stock will be designated in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

General

We may, at our option, elect to offer fractional shares rather than full shares of the preferred stock of a series. In the event that we exercise this option, we will issue receipts for depositary shares, each of which will represent a fraction (to be set forth in the prospectus supplement relating to a particular series of preferred stock) of a share of a particular series of preferred stock as described below.

The shares of any series of preferred stock represented by depositary shares will be deposited under one or more deposit agreements among us, a depositary to be named in the applicable prospectus supplement, and the holders from time to time of depositary receipts issued thereunder. Subject to the terms of the applicable deposit agreement, each holder of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented thereby (including, as applicable, dividend, voting, redemption, subscription and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of the related series of preferred stock.

This section summarizes the general terms of the depositary shares that we may offer. The prospectus supplement relating to the depositary shares will describe the specific terms of the depositary shares which may be in addition to or different from the general terms summarized in this section. If any particular terms of the depositary shares or the deposit agreement described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. When evaluating the depositary shares and preferred stock, you also should refer to the applicable deposit agreement and depositary receipt. The applicable deposit agreement and depositary receipt will be filed as exhibits to the registration statement or incorporated by reference in the registration statement.

Immediately following our issuance of shares of a series of preferred stock that will be offered as fractional shares, we will deposit the shares with the depositary, which will then issue and deliver the depositary receipts to the purchasers thereof. Depositary receipts will only be issued evidencing whole depositary shares. A depositary receipt may evidence any number of whole depositary shares.

Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared thereafter without unreasonable delay, and such temporary depositary receipts will be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions

The depositary will distribute all dividends or other distributions received in respect of the related series of preferred stock to the record holders of depositary shares relating to the series of preferred stock in proportion to the number of the depositary shares owned by the holders.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto in proportion to the number of depositary shares owned by the holders, unless the depositary determines that the distribution cannot be made proportionately among the holders or that it is not feasible to make the distributions, in which case the depositary may, with our approval, adopt any method it deems equitable and practicable for the purpose of effecting the distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof, at the place or places and upon those terms as it may deem proper.

Redemption of Depositary Shares

If any series of the preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from any redemption, in whole or in part, of the series of the preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred stock. If we redeem shares of a series of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the shares of preferred stock so redeemed. If less than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or substantially equivalent method determined by the depositary.

After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the monies payable upon redemption and any money or other property to which the holders of the depositary shares were entitled upon such redemption, upon surrender to the depositary of the depositary receipts evidencing the depositary shares. Any funds deposited by us with the depositary for any depositary shares that the holders thereof fail to redeem will be returned to us after a period of two years from the date the funds are so deposited.

Voting the Underlying Preferred Stock

Upon receipt of notice of any meeting at which the holders of any series of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to the series of preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the related series of preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of the series of preferred stock represented by that holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote or cause to be voted the number of shares of preferred stock represented by the depositary shares in accordance with the instructions, provided the depositary receives the instructions sufficiently in advance of the meeting to enable it to so vote or cause to be voted the shares of preferred stock, and we will agree to take all reasonable action that may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing the preferred stock.

Withdrawal of Stock

Upon surrender of the depositary receipts at the corporate trust office of the depositary and upon payment of the taxes, charges and fees provided for in the deposit agreement and subject to the terms thereof, the holder of the depositary shares evidenced thereby is entitled to delivery at such office, to or upon his or her order, of the number of whole shares of the related series of preferred stock and any money or other property, if any, represented by the depositary shares. Holders of depositary shares will be entitled to receive whole shares of the related series of preferred stock, but holders of the whole shares of preferred stock will not thereafter be entitled to deposit the shares of preferred stock with the depositary or to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of the related series of preferred stock to be withdrawn, the depositary will deliver to the holder upon his or her order at the same time a new depositary receipt evidencing the excess number of depositary shares.

Amendment and Termination of a Deposit Agreement

The form of depositary receipt evidencing the depositary shares of any series and any provision of the applicable deposit agreement may at any time and from time to time be amended by agreement between us and the depositary. However, any amendment that materially adversely alters the rights of the holders of depositary shares of any series will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares of the series then outstanding. Every holder of a depositary receipt at the time the amendment becomes effective will be deemed, by continuing to hold the depositary receipt, to be bound by the deposit agreement as so amended. Notwithstanding the foregoing, in no event may any amendment impair the right of any holder of any depositary shares, upon surrender of the depositary receipts evidencing the depositary shares and subject to any conditions specified in the deposit agreement, to receive shares of the related series of preferred stock and any money or other property represented thereby, except in order to comply with mandatory provisions of applicable law. The deposit agreement may be terminated by us at any time upon not less than 60 days prior written notice to the depositary, in which case, on a date that is not later than 30 days after the date of the notice, the depositary shall deliver or make available for delivery to holders of depositary shares, upon surrender of the depositary receipts evidencing the depositary shares, the number of whole or fractional shares of the related series of preferred stock as are represented by the depositary shares. The deposit agreement shall automatically terminate after all outstanding depositary shares have been redeemed or there has been a final distribution in respect of the related series of preferred stock in connection with any liquidation, dissolution or winding up of us and the distribution has been distributed to the holders of depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and the governmental charges arising solely from the existence of the depositary arrangements. We will pay the charges of the depositary, including charges in connection with the initial deposit of the related series of preferred stock and the initial issuance of the depositary shares and all withdrawals of shares of the related series of preferred stock, except that holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us written notice of its election to do so, and we may at any time remove the depositary. Any resignation or removal is to take effect upon the appointment of a successor depositary, which successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and which we are required to furnish to the holders of the related preferred stock.

The depositary’s corporate trust office will be identified in the applicable prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, the depositary will act as transfer agent and registrar for depositary receipts and if shares of a series of preferred stock are redeemable, the depositary also will act as redemption agent for the corresponding depositary receipts.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities either separately, or together with, or upon the conversion of or in exchange for, other securities. The debt securities may be our unsubordinated obligations, which we refer to as “senior debt securities,” or our subordinated obligations, which we refer to as “subordinated debt securities.” The subordinated debt securities of any series may be our senior subordinated obligations, subordinated obligations, junior subordinated obligations or may have such other ranking as will be described in the relevant prospectus supplement. We may issue any of these types of debt securities in one or more series.

Our senior debt securities may be issued from time to time under a senior debt securities indenture. Our subordinated debt securities may be issued from time to time under a subordinated debt securities indenture. Each of the senior debt securities indenture and the subordinated debt securities indenture is referred to individually as an “indenture” and they are referred to collectively as the “indentures.” Each trustee is referred to individually as a “trustee” and the trustees are collectively referred to as the “trustees.”

This section summarizes selected terms of the debt securities that we may offer. The applicable prospectus supplement and the form of applicable indenture relating to any particular debt securities offered will describe the specific terms of that series, which may be in addition to or different from the general terms summarized in this section. If any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus. The following summary and any description of our debt securities contained in an applicable prospectus supplement do not describe every aspect of the applicable indenture or the debt securities. When evaluating the debt securities, you also should refer to all provisions of the applicable indenture and the debt securities. The forms of indentures have been filed as exhibits to the registration statement of which this prospectus is a part. When we refer to “Triad,” “we,” “us” or “our” in this section or when we otherwise refer to ourselves in this section, we mean Triad Hospitals, Inc., excluding, unless otherwise expressly stated or the context requires, our subsidiaries.

General

We can issue an unlimited amount of debt securities under the indentures. However, certain of our existing or future debt agreements may limit the amount of debt securities we may issue. We can issue debt securities from time to time and in one or more series as determined by us. In addition, we can issue debt securities of any series with terms different from the terms of debt securities of any other series and the terms of particular debt securities within any series may differ from each other, all without the consent of the holders of previously issued series of debt securities.

The applicable prospectus supplement relating to the series of debt securities will describe the specific terms of the debt securities being offered, including, where applicable, the following:

•	the title and series designation of the series of debt securities;

•	any limit on the aggregate principal amount of debt securities of the series;

•	the price or prices at which the debt securities of the series will be issued;

•	whether the debt securities of the series will be senior debt securities or subordinated debt securities;

•	whether the debt securities of the series will be guaranteed and the terms of any such guarantees;

•	the date or dates on which the principal amount and premium, if any, are payable;

•	the interest rate or rates of the debt securities of the series or the method for calculating the interest rate, and the date or dates from which interest will accrue;

•	the date or dates on which interest, if any, will be payable and the record dates for payment of interest;

•	the place or places where the principal and premium, if any, and interest, if any, will be payable and where the debt securities of the series can be surrendered for transfer, conversion or exchange;

•	our right, if any, to redeem the debt securities and the terms and conditions upon which the debt securities of the series may be redeemed, in whole or in part;

•	any mandatory or optional sinking fund or analogous provisions;

•	if the debt securities of the series will be secured, any provisions relating to the security provided;

•	whether the debt securities of the series are convertible or exchangeable into other debt or equity securities, and, if so, the terms and conditions upon which such conversion or exchange will be effected;

•	whether any portion of the principal amount of the debt securities of the series will be payable upon declaration or acceleration of the maturity thereof pursuant to an event of default;

•	whether the debt securities of the series, in whole or any specified part, will not be defeasible pursuant to the applicable indenture and, if other than by an officers’ certificate, the manner in which any election by us to defease the debt securities of the series will be evidenced;

•	any deletions from, modifications of or additions to the events of default or our covenants pertaining to the debt securities of the series;

•	the denominations in which any registered securities of the series are to be issuable;

•	if other than U.S. dollars, the currency or currencies, including composite currencies, of payment of principal of, premium, if any, and interest, if any, on the debt securities of the series and whether the debt securities of the series may be satisfied and discharged other than as provided in the applicable indenture;

•	any terms applicable to debt securities of any series issued at an issue price below their stated principal amount, including the issue price thereof and the rate or rates at which the original issue discount will accrue;

•	whether the debt securities of the series are to be issued or delivered (whether at the time of original issuance or at the time of exchange of a temporary security of such series or otherwise), or any installment of principal or any premium or interest is to be payable only, upon receipt of certificates or other documents or satisfaction of other conditions in addition to those specified in the applicable indenture;

•	whether the debt securities of the series are to be issued in fully registered form without coupons or are to be issued in the form of one or more global securities in temporary global form or permanent global form;

•	whether the debt securities of the series are to be issuable in registered or bearer form and any other terms required to establish a series of bearer securities, including, but not limited to, tax compliance, registration and transfer procedures;

•	any special United States Federal income tax considerations applicable to the debt securities of the series;

•	any addition to or change in the covenants set forth in the indenture which apply to the debt securities of the series; and

•	any other terms of the debt securities of the series not inconsistent with the provisions of the applicable indenture.

The prospectus supplement relating to any series of subordinated debt securities being offered also will describe the subordination provisions applicable to that series, if different from the subordination provisions described in this prospectus. In addition, the prospectus supplement relating to a series of subordinated debt will describe our rights, if any, to defer payments of interest on the subordinated debt securities by extending the interest payment period.

Debt securities may be issued as original issue discount securities to be sold at a discount below their principal amount or at a premium above their principal amount. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder upon acceleration will be determined in the manner described in the applicable prospectus supplement.

The above is not intended to be an exclusive list of the terms that may be applicable to any debt securities and we are not limited in any respect in our ability to issue debt securities with terms different from or in addition to those described above or elsewhere in this prospectus, provided that the terms are not inconsistent with the applicable indenture. Any applicable prospectus supplement also will describe any special provisions for the payment of additional amounts with respect to the debt securities.

Guarantees

Debt securities may be guaranteed by certain of our domestic Restricted Subsidiaries, if so provided in the applicable prospectus supplement. The prospectus supplement will describe the terms of any guarantees, including, among other things, the method for determining the identity of the guarantors and the conditions under which guarantees will be added or released. Any guarantees will be joint and several obligations of the guarantors. The obligations of each guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Subordination Provisions Relating to Subordinated Debt

Debt securities may be subject to contractual subordination provisions contained in the subordinated debt securities indenture. These subordination provisions may prohibit us from making payments on the subordinated debt securities in certain circumstances before a defined class of “senior indebtedness” is paid in full or during certain periods when a payment or other default exists with respect to certain senior indebtedness. If we issue subordinated debt securities, the applicable prospectus supplement relating to the subordinated debt securities will include a description of the subordination provisions and the definition of senior indebtedness that apply to the subordinated debt securities.

If the trustee under the subordinated debt indenture or any holder of the series of subordinated debt securities receives any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of senior indebtedness.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior indebtedness have been fully satisfied.

Unless otherwise indicated in an applicable prospectus, if any series of subordinated debt securities is guaranteed by certain of our subsidiaries, then the guarantee will be subordinated to the senior indebtedness of such guarantor to the same extent as the subordinated debt securities are subordinated to the senior indebtedness.

Consequences of Operating through Subsidiaries

We hold many of our assets and conduct many of our operations through subsidiaries. Accordingly, our cash flow and our ability to service our debt, including the debt securities, are dependent upon the earnings of our subsidiaries and the distribution of those earnings to us, whether by dividends, loans or otherwise. The payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of our subsidiaries and are subject to various business considerations. Our right to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of holders of the debt securities to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we are recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by us.

Form, Exchange, Registration and Transfer

The debt securities of a series may be issued as registered securities, as bearer securities (with or without coupons attached) or as both registered securities and bearer securities. Debt securities of a series may be issuable in whole or in part in the form of one or more global debt securities, as described below under “Global

Debt Securities.” Unless otherwise indicated in an applicable prospectus supplement, registered securities will be issuable in denominations of $1,000 and integral multiples thereof.

Registered securities of any series will be exchangeable for other registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Debt securities may be presented for exchange as provided above, and unless otherwise indicated in an applicable prospectus supplement, registered securities may be presented for registration of transfer, at the office or agency designated by us as registrar or co-registrar with respect to any series of debt securities, without service charge and upon payment of any taxes, assessments or other governmental charges as described in the applicable indenture. The transfer or exchange will be effected on the books of the registrar or any other transfer agent appointed by us upon the registrar or transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. We intend to initially appoint the trustee as registrar and the name of any different or additional registrar designated by us with respect to the debt securities of any series will be included in the applicable prospectus supplement. If a prospectus supplement refers to any transfer agents (in addition to the registrar) designated by us with respect to any series of debt securities, we may at any time rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts, except that, if debt securities of a series are issuable only as registered securities, we will be required to maintain a transfer agent in each place of payment for that series. We may at any time designate additional transfer agents with respect to any series of debt securities.

In the event of any redemption of debt securities of any series, we will not be required to (i) issue, register the transfer of or exchange debt securities of that series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption and (ii) register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part.

Covenants

Provision of Financial Information.    We will deliver to the trustee a copy of our reports on Forms 10-K, 10-Q and 8-K and any other reports that we are required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

Any additional covenants with respect to any series of debt securities will be set forth in the applicable prospectus supplement.

Unless otherwise indicated in an applicable prospectus supplement, the indentures do not include covenants restricting our ability to enter into a highly leveraged transaction, including a reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the debt securities, if the transaction is a permissible consolidation, merger or similar transaction. In addition, unless otherwise specified in an applicable prospectus supplement, the indentures do not afford the holders of the debt securities the right to require us to repurchase or redeem the debt securities in the event of a highly leveraged transaction. See “Consolidation, Merger and Sale of Assets.”

Consolidation, Merger and Sale of Assets

Each indenture provides that we may not, in a single transaction or through a series of transactions, (i) consolidate with or merge into any other person or (ii) sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets to another person, unless,

(a)  either:

(x)  we are the continuing corporation, or

(y)	the person (if other than us) formed by or surviving any such consolidation or merger or to which such sale, assignment, conveyance, transfer, lease or disposition will have been made is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and that person expressly assumes our obligations for due and punctual payment of the principal of, premium, if any, and interest on all the notes and the performance and observance of every covenant of the indenture on our part to be performed or observed; and

(b)	immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis, no default or event of default will have occurred and be continuing.

Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of our assets in accordance with the immediately preceding paragraph, the successor person formed by such consolidation or into which we are merged or to which such sale, assignment, conveyance, transfer, lease or disposition is made, will succeed to, and be substituted for, and may exercise every right and power of ours under the indenture with the same effect as if such successor had been named as us therein. When a successor assumes all the obligations of its predecessor under the indenture or the debt securities, the predecessor will be released from those obligations; provided that, in the case of a transfer by a lease, the predecessor will not be released from the payment of principal and interest on the debt securities.

Payment and Paying Agents

Unless otherwise indicated in an applicable prospectus supplement, payment of principal of, premium, if any, and interest, if any, on registered securities will be made at the office of the paying agent or paying agents designated by us from time to time, except that at our option, payment of principal and premium, if any, or interest also may be made by wire transfer to an account maintained by the payee. Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on registered securities will be made to the person in whose name the registered security is registered at the close of business on the regular record date for the interest payment.

Unless otherwise indicated in an applicable prospectus supplement, the trustee will be designated as our sole paying agent for payments with respect to debt securities which are issuable solely as registered securities. Any paying agents outside the United States and any other paying agents in the United States initially designated by us for any series of debt securities will be named in an applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that, if debt securities of a series are issuable only as registered securities, we will be required to maintain a paying agent in each place of payment for that series.

All monies paid by us to a paying agent for the payment of principal of and premium, if any, or interest, if any, on any debt security which remains unclaimed at the end of two years after that principal or interest will have become due and payable will be repaid to us, and the holder of the debt security or any coupon will thereafter look only to us for payment of those amounts.

Global Debt Securities

The debt securities of a series may be issued in whole or in part in global form. A debt security in global form will be deposited with, or on behalf of, a depositary, which will be identified in an applicable prospectus supplement. A global debt security may be issued in either registered or bearer form and in either temporary or permanent form. A debt security in global form may not be transferred except as a whole to the depositary for the debt security or to a nominee or successor of the depositary. If any debt securities of a series are issuable in global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in a global debt security may exchange their interests for definitive debt securities of that series of like tenor and principal amount in any authorized form and denomination, the manner of payment of principal of, premium, if any, and interest, if any, on the global debt securities and the specific terms of the depositary arrangement with respect to any global debt security.

Events of Default

Under each indenture, unless otherwise specified with respect to a series of debt securities, the following events will constitute an event of default with respect to any series of debt securities:

•	default for 30 days in payment when due of any interest on any debt security of that series;

•	default in the payment of the principal of or premium, if any, on any debt security of that series at its maturity, upon acceleration, optional redemption, mandatory redemption, required purchase or otherwise;

•	default in the performance, or breach, of any covenant or warranty by us, which default or breach continues for a period of 60 days after we receive written notice specifying the default from the trustee or the holders of at least 25% of the outstanding principal amount of the debt security of that series;

•	certain events of bankruptcy, insolvency or reorganization with respect to us or, if the series of debt securities is guaranteed, any of our Material Subsidiaries or group of Restricted Subsidiaries that, taken together, would constitute a Material Subsidiary; or

•	any other event of default applicable to the series of debt securities and set forth in the applicable prospectus supplement.

Each indenture provides that if an event of default other than an event of bankruptcy or insolvency occurs and is continuing with respect to a series of debt securities, the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount (or, if any of the debt securities of that series are original issue discount securities, that portion of the principal amount of the debt securities as may be specified by the terms thereof) of the debt securities of that series to be immediately due and payable.

Each indenture provides that if an event of default due to bankruptcy or insolvency occurs and is continuing, then the debt securities of that series will ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of debt securities.

Under certain circumstances, the holders of a majority in aggregate principal amount of the outstanding debt securities of the series may rescind a declaration of default. No such rescission will affect any subsequent default or impair any right consequent thereto.

With respect to each series of debt securities, no holder will have any right to pursue any remedy with respect to the applicable indenture or the debt securities, unless

(a)	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series have made a written request, and offered reasonable indemnity, to the trustee to institute such proceeding;

(b)	the trustee has failed to institute such proceeding within 60 days after receipt of such notice; and

(c)	the trustee, within such 60-day period, has not received directions inconsistent with such written request by holders of a majority in principal amount of the outstanding debt securities of the series.

Such limitations do not apply, however, to a suit instituted by a holder of any debt security for the enforcement of the payment of the principal of, premium, if any, and interest in respect of a debt security on the date specified for payment in the debt security. The holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of the holders of the debt securities of any series, waive any past defaults under the applicable indenture, other than (i) a default in any payment of the principal of, and premium, if any, or interest on, any debt security of the series or (ii) any default in respect of the covenants or provisions in the applicable indenture which may not be modified without the consent of the holder of each outstanding debt security of the series affected.

If a default or an event of default occurs and is continuing and is known to the trustee, the trustee will mail to each holder of the debt securities of any series notice of the default or event of default within 10 days after the trustee obtains knowledge of the occurrence thereof. Except in the case of a default or event of default in payment of any debt securities of any series, the trustee may withhold the notice to the holders of the debt securities of any series, if a committee of its trust officers in good faith determines that withholding the notice is in the interests of the holders of the debt securities of any series. Each indenture provides for us to deliver to the trustee annual statements as to our performance under the indenture.

Amendments and Waivers

The indentures permit us and the applicable trustee to execute a supplemental indenture without the consent of the holders of the debt securities or any related coupons:

•	to evidence the succession of another person to us and the assumption by any such successor of the covenants of us, any applicable guarantor or any other obligor upon the debt securities of any series in the applicable indenture, the debt securities of such series and any applicable guarantee in accordance with “Consolidation, Merger and Sale of Assets;”

•	to add to our covenants or the covenants of any other obligor upon the debt securities of any series for the benefit of the holders of all the debt securities of such series or to surrender any right or power conferred upon us or any other obligor upon the debt securities of any series in the applicable indenture or the debt securities of such series;

•	to cure any ambiguity, or to correct or supplement any provision in the indenture or the debt securities of any series which may be defective or inconsistent with any other provision in the indenture, debt securities or any applicable guarantee of any series or make any other provisions with respect to matters or questions arising under the indenture, debt securities of any series or applicable guarantee; provided that, in each case, such provisions will not adversely affect the interest of the holders of any such debt securities in any material respect;

•	to comply with the requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	to add a guarantor under the indenture;

•	to evidence and provide the acceptance of the appointment of a successor trustee under the applicable indenture;

•	to mortgage, pledge, hypothecate or grant a security interest in favor of the trustee for the benefit of the holders of debt securities of any series as additional security for the payment and performance of our or any applicable guarantor’s obligations under the applicable indenture, in any property or assets;

•	to add to, change or eliminate any provisions of the applicable indenture (which addition, change or elimination may apply to one or more series of debt securities), provided that, any such addition, change or elimination (A) shall neither (i) apply to any debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (ii) modify the rights of the holders of such debt securities with respect to such provisions or (B) shall become effective only when there is no such outstanding debt securities of such series; and

•	to establish the form and terms of debt securities of any series as permitted by the indenture.

The holders of a majority in principal amount of outstanding debt securities of any series may waive compliance with certain restrictive covenants and provisions of the applicable indenture.

Each indenture also permits us and the applicable trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of the series affected by the supplemental indenture, to execute a supplemental indenture to add provisions to, or change in any manner or eliminate any provisions of, the indenture with respect to that series of debt securities or modify in any manner the rights of the holders of the debt securities of that series and any related coupons under the applicable indenture. However, the supplemental indenture will not, without the consent of the holder of each outstanding debt security of that series affected thereby:

•	change the stated maturity of the principal of, or any installment of principal or interest on, the debt securities of that series or any premium payable upon redemption thereof;

•	reduce the principal amount of, or premium, if any, or the rate of interest on, the debt securities of that series;

•	change the place or currency of payment of principal and premium, if any, or interest, if any, on the debt securities of that series;

•	impair the right to institute suit for the enforcement of any payment after the stated maturity date on any debt securities of that series, or in the case of redemption, on or after the redemption date;

•	reduce the principal amount of outstanding debt securities of any series necessary to modify or amend the indenture;

•	modify the foregoing requirements necessary to waive any covenant or past default, except (i) to increase the percentage in principal amount of outstanding debt securities of any series necessary for such actions or (ii) to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each debt security of a series affected thereby; and

•	such other matters as may be specified in an applicable prospectus supplement for any series of debt securities.

Discharge and Defeasance

Unless otherwise indicated in an applicable prospectus supplement, each indenture provides that we may satisfy and discharge obligations thereunder with respect to the debt securities of any series by delivering to the trustee for cancellation all outstanding debt securities of the series or depositing with the trustee, after the outstanding debt securities have become due and payable, or will become due and payable within one year or will be called for redemption within one year, cash sufficient to pay at stated maturity or redemption all of the outstanding debt securities of the series and all other sums payable under the indenture with respect to the series.

In addition, unless otherwise indicated in an applicable prospectus supplement, each indenture provides that we may:

(a)	be discharged from our obligations in respect of the debt securities of a series (“discharge and defeasance”), or

(b)	cease to comply with specified restrictive covenants in respect of the debt securities of a series (“covenant defeasance”), including those described under “Consolidation, Merger and Sale of Assets”;

and the omission will not be an event of default with respect to the debt securities of that series, in each case at any time prior to the stated maturity or redemption thereof, if we irrevocably deposit with the trustee, in trust:

(i)  sufficient funds in the currency or currency unit in which the debt securities are denominated to pay the principal of, premium, if any, and interest to stated maturity or redemption on, the debt securities of that series, or

(ii)  that amount of direct obligations of, or obligations the principal of, premium, if any, and interest on which are fully guaranteed by, the government which issued the currency in which the debt securities are denominated, and which are not subject to prepayment, redemption or call, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay when due the principal of, premium, if any, and interest to stated maturity or redemption on, the debt securities of that series.

The discharge and defeasance and covenant defeasance described above are effective only if, among other things, we deliver an opinion of counsel to the effect that (i) we have met all of the conditions precedent to the defeasance and the holders of the debt securities of the series will not recognize income, gain or loss for United States Federal income tax purposes as a result of the defeasance, and will be subject to tax in the same manner as if no defeasance had occurred and (ii) in the case of discharge and defeasance, the opinion as to tax consequences is based upon an Internal Revenue Service ruling or a change in applicable Federal income tax law.

Upon the discharge and defeasance, the holders of the debt securities of the series will no longer be entitled to the benefits of the applicable indenture, except for the purposes of registration of transfer and exchange of the debt securities of the series and replacement of lost, stolen or mutilated debt securities and may look only to the deposited funds or obligations for payment.

The Trustees under the Indentures

The trustees under the indentures, and/or one or more of their respective affiliates, may be lenders under our credit agreements and may provide other commercial banking, investment banking and other services to us and/or our subsidiaries and affiliates. Each trustee will be permitted to engage in other transactions with us and/or our subsidiaries and affiliates. However, if any trustee acquires any conflicting interest, as defined in the Trust Indenture Act, it must eliminate the conflict or resign.

The trustees will perform only those duties that are specifically set forth in the indentures, unless an event of default occurs and is continuing. In case an event of default occurs and is continuing, a trustee will exercise the same degree of care and skill as a prudent individual would exercise in the conduct of his or her own affairs.

Applicable Law

The debt securities and the indentures will be governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

The term “Material Subsidiary” means any Restricted Subsidiary that would be a significant subsidiary of such person, as defined in rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission.

The term “Restricted Subsidiary” means any subsidiary other than (a) any direct or indirect subsidiary that at the time of determination will be an unrestricted subsidiary, as designated by our board of directors, as provided below and (b) any subsidiary of any unrestricted subsidiary; provided, that in no event will any guarantor be an unrestricted subsidiary. Our board of directors may designate any subsidiary to be an unrestricted subsidiary so long as (i) neither we nor any Restricted Subsidiary is directly or indirectly liable for any indebtedness of such subsidiary, (ii) no default with respect to any indebtedness of such subsidiary would permit, upon notice, lapse of time or otherwise, any holder of any other indebtedness of ours or any Restricted Subsidiary, except any nonrecourse guarantee given solely to support the pledge by us or a Restricted Subsidiary of the capital stock of an unrestricted subsidiary, to declare a default on such other indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity and (iii) any such designation by our board of directors will be evidenced to the trustee by filing a board resolution with the trustee giving effect to such designation. Our board of directors may designate any subsidiary as a Restricted Subsidiary if immediately after giving effect to such designation, there would be no default or event of default under the indenture.

DESCRIPTION OF WARRANTS

We may issue, either separately or together with other securities, warrants for the purchase of any of the other types of securities that we may sell under this prospectus.

This section summarizes the general terms of the warrants that we may offer. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent. The prospectus supplement relating to a particular series of warrants will describe the specific terms of that series, which may be in addition to or different from the general terms summarized in this section. The summaries in this section and the prospectus supplement do not describe every aspect of the warrants. If any particular terms of a series of warrants described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will be deemed to supersede the terms described in this prospectus. When evaluating the warrants, you also should refer to all the provisions of the applicable warrant agreement, the certificates representing the warrants and the specific descriptions in the applicable prospectus supplement. The applicable warrant agreement and warrant certificates will be filed as exhibits to or incorporated by reference in the registration statement.

General

The prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered as well as the related warrant agreement and warrant certificates, including the following, where applicable:

•	the principal amount of, or the number of securities, as the case may be, purchasable upon exercise of each warrant and the initial price at which the principal amount or number of securities, as the case may be, may be purchased upon such exercise;

•	the designation and terms of the securities, if other than common stock, purchasable upon exercise thereof and of any securities, if other than common stock, with which the warrants are issued;

•	the procedures and conditions relating to the exercise of the warrants;

•	the date, if any, on and after which the warrants, and any securities with which the warrants are issued, will be separately transferable;

•	the offering price of the warrants, if any;

•	the date on which the right to exercise the warrants will commence and the date on which that right will expire;

•	a discussion of any special United States Federal income tax considerations applicable to the warrants;

•	whether the warrants represented by the warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

•	call provisions of the warrants, if any;

•	antidilution provisions of the warrants, if any; and

•	any other material terms of the warrants.

Exercise of Warrants

Each warrant will entitle the holder to purchase for cash that principal amount of or number of securities, as the case may be, at the exercise price set forth in, or to be determined as set forth in, the applicable prospectus supplement relating to the warrants. Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement at any time up to 5:00 p.m. New York City time on the expiration date set forth in the applicable prospectus supplement. After 5:00 p.m. New York City time on the expiration date, unexercised warrants will become void. Upon receipt of payment and the warrant certificate properly completed and duly executed, we will, as soon as practicable, issue the securities purchasable upon exercise of the warrant. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

No Rights of Security Holder Prior to Exercise

Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon the exercise of the warrants, and will not be entitled to:

•	in the case of warrants to purchase debt securities, payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon exercise; or

•	in the case of warrants to purchase equity securities, the right to vote or to receive dividend payments or similar distributions on the securities purchasable upon exercise.

Exchange of Warrant Certificates

Warrant certificates will be exchangeable for new warrant certificates of different denominations at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue, from time to time, purchase contracts, including contracts obligating holders to purchase from us and us to sell to the holders, a specified principal amount of debt securities or a specified number of shares of common stock or preferred stock or any of the other securities that we may sell under this prospectus at a future date or dates. The consideration payable upon settlement of the purchase contracts may be fixed at the time the purchase contracts are issued or may be determined by a specific reference to a formula set forth in the purchase contracts. The purchase contracts may be issued separately or as part of units consisting of a purchase contract and other securities or obligations issued by us or third parties, including United States treasury securities, securing the holders’ obligations to purchase the relevant securities under the purchase contracts. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts or units or vice versa, and the payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under the purchase contracts.

The prospectus supplement will describe, among other things, the material terms of any purchase contracts and of the securities being sold pursuant to such purchase contracts, a discussion of any special United States Federal income tax considerations applicable to the purchase contracts and any material provisions governing the purchase contracts that differ from those described above. The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to the purchase contracts.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement will describe:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	a discussion of any special United States Federal income tax considerations applicable to the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

PLAN OF DISTRIBUTION

We may sell the securities to one or more underwriters for public offering and sale by them or may sell the securities to investors through agents or dealers. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. We also reserve the right to sell securities directly to investors in those jurisdictions where we are authorized to do so.

The distribution of securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions set forth in any prospectus supplement. In connection with the sale of the securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we may sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters under the Securities Act of 1933, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Underwriters, dealers and agents may be entitled under agreements with us to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933, and to reimbursement by us for certain expenses.

Securities offered may be a new issue of securities with no established trading market. Any underwriters to whom or agents through whom these securities are sold by us for public offering and sale may make a market in these securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading market for any such securities.

If so indicated in an applicable prospectus supplement, we may authorize dealers acting as our agents to solicit offers by institutions to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate principal amount or offering price of the securities sold pursuant to delayed delivery contracts will not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom delayed delivery contracts, when authorized, may be entered into include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to approval by us.

The securities also may be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms (“remarketing firms”), acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the securities remarketed thereby. Remarketing firms may be entitled under agreements which may be entered into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933.

One or more of the underwriters, dealers or agents, and/or one or more of their respective affiliates, may be a lender under our credit agreement and may provide other commercial banking, investment banking and other services to us and/or our subsidiaries and affiliates in the ordinary course of business.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy this information at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Our filings are also available on the Securities and Exchange Commission’s website on the Internet at http://www.sec.gov.

This prospectus constitutes part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission under the Securities Act of 1933. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus omits some of the information, exhibits and undertakings included in the registration statement. You may read and copy the information omitted from this prospectus but contained in the registration statement, as well as the periodic reports and other information we file with the Securities and Exchange Commission, at the public reference facilities maintained by the Securities and Exchange Commission in Washington, D.C.

Statements contained in this prospectus, in any prospectus supplement or in any document incorporated by reference herein or therein as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to, or incorporated by reference in, the registration statement, each statement being qualified in all respects by such reference.

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus, any applicable prospectus supplement or any document we subsequently file with the Securities and Exchange Commission that is incorporated or deemed to be incorporated by reference in this prospectus. Likewise, any statement in this prospectus or any document which is incorporated or deemed to be incorporated by reference herein will be deemed to have been modified or superseded to the extent that any statement contained in any applicable prospectus supplement or any document that we subsequently file with the Securities and Exchange Commission that is incorporated or deemed to be incorporated by reference herein modifies or supersedes that statement. We incorporate by reference the following documents that we have previously filed with the Securities and Exchange Commission (other than information in such documents that is deemed not to be filed):

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

(b)	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002;

(c)	Current Reports on Form 8-K, filed on February 5, 2002, February 20, 2002, April 26, 2002, May 2, 2002, August 1, 2002 and August 13, 2002;

(d)	Description of our capital stock set forth in our Registration Statement on Form 10 dated March 15, 1999; and

(e)	Quorum Health Group, Inc.’s financial statements for the nine months ended March 31, 2001 set forth in our Registration Statement on Form S-4 dated July 16, 2001, as amended.

We also incorporate by reference the following document filed with the Securities and Exchange Commission by Quorum Health Group, Inc.:

(a)	Annual Report on Form 10-K for the fiscal year ended June 30, 2000.

We also are incorporating by reference all future reports that we file with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering of the securities made hereby (other than information in such documents that is deemed not to be filed).

We will provide without charge to each person to whom a copy of this prospectus has been delivered, on the written or oral request of that person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus other than exhibits to these documents, unless the exhibits are also specifically incorporated by reference herein. Requests for copies should be directed to Triad Hospitals, Inc., 13455 Noel Road, Suite 2000, Dallas, Texas 75240, Attention: Corporate Secretary, telephone number (972) 789-2700.

LEGAL MATTERS

Legal matters with respect to the validity of the securities being offered hereby will be passed upon for us by Dewey Ballantine LLP, New York, New York.

EXPERTS

The consolidated financial statements of Triad Hospitals, Inc. appearing in Triad Hospitals, Inc.’s Form 10-K for the year ended December 31, 2001 and the consolidated financial statements and schedule of Quorum Health Group, Inc. appearing in Quorum Health Group, Inc.’s Form 10-K for the year ended June 30, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included respectively therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such experts in accounting and auditing.

$600,000,000

% Senior Notes due 2012

PROSPECTUS SUPPLEMENT

             , 2004

Citigroup

Credit Suisse First Boston

Goldman, Sachs & Co.

Banc of America LLC

Merrill Lynch & Co.

JPMorgan

Wachovia Securities

Morgan Stanley

Scotia Capital

SunTrust Robinson Humphrey

Bear, Stearns & Co. Inc.

Lehman Brothers

Credit Lyonnais Securities (USA)

BOSC, Inc.